As filed with the Securities and Exchange Commission on August 19, 2014

Registration No. 000-33155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COATES INTERNATIONAL, LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3510	22-2925432
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Highway 34 & Ridgewood Road

Wall Township, New Jersey 07719

Tel.: (732) 449-7717

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

George J. Coates

President and Chief Executive Officer

 Coates International, Ltd.

Highway 34 & Ridgewood Road

Wall Township, New Jersey 07719

Tel.: (732) 449-7717

☑(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Gregg E. Jaclin, Esq.

Szaferman Lakind Blumstein & Blader, PC

101 Grovers Mill Road

Second Floor

Lawrenceville, NJ 08648

Tel No.: 609-275-0400

Fax No.: 609-275-4511

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share, issuable pursuant to the Equity Purchase Agreement	40,000,000	$0.030	$1,200,000	$154.56

(1)	We are registering 40,000,000 shares of our common stock (“Put Shares”) that we will put to Southridge Partners II LP (“Southridge” or “Selling Security Holder”) pursuant to an equity purchase agreement (the “EP Agreement”) between Southridge and the registrant entered into on July 2, 2014. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the EP Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCQB on August 15, 2014.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

40,000,000 SHARES OF

COATES INTERNATIONAL, LTD.

COMMON STOCK

This prospectus relates to the resale of up to 40,000,000 shares (the “Shares”) of our common stock, par value $0.0001 per share issuable to Southridge Partners LLC, a Florida limited liability company (“Southridge”), a selling stockholder pursuant to a “put right” under an equity purchase agreement (the “EP Agreement”), also referred to as an EP Agreement, that we entered into with Southridge. The EP Agreement permits us to “put” up to ten million dollars ($10,000,000) in shares of our common stock to Southridge over a period of up to thirty-six (36) months. We will not receive any proceeds from the sale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right offered by Southridge. We will bear all costs associated with this registration.

The selling stockholder may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Our Common Stock is traded on OTCQB; an OTC market tier for companies that report to the SEC. Investors can find quotes and market information for the Company at www.otcmarkets.com under the ticker symbol “COTE”. Only a limited public market currently exists for our Common Stock. On August 15, 2014, the closing price of our common stock was $0.03 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: August 19, 2014

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus.  This summary does not contain all the information that you should consider before investing in the common stock of Coates International, Ltd. (referred to herein as the “Company,” “Coates,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

We are a Delaware corporation organized on August 31, 1988 for the purpose of researching, acquiring and holding licensed patent rights, sublicensing patent rights, and manufacturing and selling internal combustion engines for various applications. We hold the licensed rights to the patented Coates spherical rotary valve (“CSRV®”) system technology which is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all internal combustion engines. The CSRV® technology is adaptable for use in many types of piston-driven internal combustion engines and can be powered by almost any type of fuel, including synthetic fuels. Results of independent testing reflected noticeable fuel-savings and reduced harmful emissions. A more detailed discussion of this technology and its anticipated benefits is provided under the section “Description of Business”.

As discussed more fully in this Prospectus, as well as in our accompanying financial statements to this Registration Statement, we have incurred recurring losses from operations. For the three months ended March 31, 2014, we incurred a net loss of ($511,219). Additionally, for the year ended December 31, 2013, we incurred a net loss of ($2,750,190) or ($0.01) per share. Through March 31, 2014, have incurred recurring losses from operations of ($34,488,530), primarily in connection with research and development activities; and, as of March 31, 2014 had a stockholders’ deficiency of ($3,116,147).

Our Common Stock is traded on OTCQB; an OTC market tier for companies that report to the SEC. Investors can find quotes and market information for the Company at www.otcmarkets.com under the ticker symbol “COTE”

On July 2, 2014, we entered into an investment agreement (the “EP Agreement”) with Southridge Partners LP, a Delaware limited partnership (“Southridge”). Pursuant to the terms of the EP Agreement, Southridge shall commit to purchase up to Ten Million ($10,000,000) Dollars of our common stock over a period of up to thirty-six (36) months.

In connection with the EP Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Southridge. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 40,000,000 shares of the common stock underlying the EP Agreement within 120 days after the closing of the EP Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement to become effective within five business days after receiving notice from the SEC may be declared effective and to maintain the effectiveness of such registration statement until termination in accordance with the EP Agreement.

Where You Can Find Us

Our principal executive office location and mailing address is 2100 Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719, and our telephone number is (732) 449-7717.

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THE OFFERING

Common stock offered by Selling Stockholder	40,000,000 shares of common stock.

Common stock outstanding before the offering	408,148,852 shares of common stock as of August 15, 2014.

Common stock outstanding after the offering	448,148,852 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the EP Agreement. The proceeds received under the EP Agreement will be used for payment of general corporate and operating expenses.

OTCBQ Trading Symbol	COTE

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 2.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Item 1A. Risk Factors

Risk Factors Relating to Our Financial Condition:

Our Independent Registered Public Accountants have expressed substantial doubt about our ability to continue as a going concern.

As shown in our financial statements beginning on Page F-1, we have incurred recurring losses from operations and as of June 30, 2014, had a stockholders’ deficiency of approximately ($4,965,000). These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. In the event we become insolvent or bankrupt, ownership of our intellectual property, which is carried on our books at zero value, consisting of patent rights on the CSRV® technology, would, under our license agreement, revert to George J. Coates and Gregory Coates. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated March 31, 2014 with respect to our financial statements as of and for the year ended December 31, 2013 that these circumstances raise substantial doubt about our ability to continue as a going concern.

Management has been closely monitoring our fixed and variable costs and intends to restrict such costs to those expenses that are necessary to complete activities related to preparing for commencement of the production phase of operations, continued research and development activities, identifying additional sources of working capital, maintenance of our patent rights and general and administrative costs in support of such activities. In 2013, we raised additional working capital amounting to approximately $917,000 consisting of proceeds of approximately $398,000 from issuances of convertible promissory notes, proceeds of approximately $156,000 from sales of our common stock under an equity line of credit with Dutchess Opportunity Fund II, LP, proceeds of approximately $133,000 from the sale/leaseback of equipment, proceeds of $125,000 from sales of common stock and common stock warrants to the son of a director, proceeds of approximately $95,000, net of repayments, from issuances of promissory notes to related parties and proceeds of $10,000 from exercise of common stock warrants. Through August 15, 2014, we raised additional working capital of $1,092,500, consisting of sales of common stock and warrants to the son of a director of $290,000, proceeds of approximately $161,000 from sales of our common stock under an equity line of credit with Dutchess Opportunity Fund II, LP and proceeds from the issuance of convertible promissory notes aggregating $641,500.

We continue to actively seek new sources of working capital. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We have significant immediate capital needs and our ability to raise funds on terms acceptable to us is highly uncertain.

We will need additional working capital from equity and/or financing transactions in the near future for a number of uses, including:

●	Purchasing raw material inventory and hiring plant workers to commence our production phase.

●	Expanding manufacturing capacity.

●	Developing an expanded management team to oversee the expanded scope of our operating activities upon commencement of production.

●	Developing our engineering, administrative and marketing and sales organizations.

●	Expanding our research and development programs with respect to the CSRV® system technology and applying the CSRV® system technology to engines used in various commercially viable applications.

●	Implementation of new systems, processes and procedures to support growth.

Additional sources of working capital may not be available on terms acceptable to us, or may not be available at all.

As with any business, many aspects of our operations and our future outlook are subject to events and influences which are not within our control, such as the continuing sluggish worldwide economy.  This could have an adverse impact on us and our results of operations. For example:

●	The current severe limitation on the availability of credit and investor uncertainty could result in delays or the inability to acquire additional working capital needed to commence an efficient level of production. Commencing production and shipments to Almont are a vital factor in Almont’s ability to remit further payments toward the Release Payment.

●	Demand for our technology and products could be significantly reduced.

●	Estimates used in the preparation of our financial statements may need to be revised.

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Risk Factors Relating to Our Product Development:

Limited production and sales of CSRV® engine generators.

To date, we have only had sales of two CSRV® engine generators for $284,000 and received limited revenues from our research and development agreement with Well to Wire Energy, Inc. (“WWE”). A number of year ago, we also received limited revenues from a small number of sales of engines, which incorporated the CSRV® system technology. We have not been able to move into the CSRV® engine generator production phase of our business because we have not been successful in raising sufficient new working capital.

We expect to continue to incur losses until we commence production and distribution of products incorporating our CSRV® system technology. We may not be profitable or operating cash flow positive in 2014 unless can begin to generate positive cash flows from sales of CSRV® Engine products or receive cash proceeds from new licensing agreements for our CSRV® system technology. In addition, we may not be profitable or operating cash flow positive for several additional years after 2014.

The Coates CSRV® System Technology may not have the performance characteristics and longevity that we expect which may adversely affect our future revenues.

The Coates Engine has only been tested to a very limited degree in a “real world” environment. Commercial use of our industrial engines may not have the performance characteristics that we expect. Similarly, until the Coates Engine has been in use for a substantial period of time, there is no certain way to ascertain its expected longevity. Superior performance and longevity are essential elements of our ability to penetrate the power generation and other markets. Our failure to do so would have a material adverse effect on our business and, unless remedied on a timely basis we might be forced to close our operations.

Risk Factors Relating to Our Business:

Our Success Depends to a Large Extent on Our Founder George J. Coates and His Son Gregory Coates, the Loss of Either of Whom Could Disrupt Our Business Operations.

Our future success will depend in substantial part on the continued services of George J. Coates and, to a lesser extent, Gregory Coates. The loss of the services of George J. Coates and/or Gregory Coates could impede implementation of our business plan and reduce our opportunity for profitability. We expect that our future market capitalization will be highly dependent on the productivity of George J. Coates. If the employment of George J. Coates was to cease for any reason before we have hired additional senior management and engineering personnel, our business would be materially adversely affected and we may have to discontinue operations. We do not have employment agreements in place with George J. Coates and Gregory Coates. Although George J. Coates is our majority shareholder and Gregory Coates is a major shareholder of the Company, a risk exists that they could voluntarily terminate their employment with us at any time and for any reason. In such case, either or both of them could establish one or more new businesses that might compete with ours. We do not maintain key person insurance on either George J. Coates or Gregory Coates.

We may encounter substantial competition in our business and our failure to compete may adversely affect our ability to generate revenue.

The power generation market is a highly competitive industry currently occupied by extremely large companies. These companies have far greater financial and other resources than we do and already occupy segments of the power generation market. In order to successfully penetrate this industry, the Coates Engine will have to produce the performance and durability results anticipated by management and sell at a price or prices that will enable it to effectively compete and gain entrance into this market.

Our Dependence on Third Party Suppliers for Key Components of Our Products Could Delay Shipment of Our Products and Reduce Our Sales.

We depend on certain domestic suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of short engine blocks, custom pistons, custom spherical rotary valves, valve seals, carriers, springs, value added services and other miscellaneous components and parts for our products. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

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Our short term business success may be highly dependent upon our United States and Canadian licensing and research and development agreements which have been assigned to Almont.

The initial monies due under the United States and Canadian licensing agreements and the research and development agreement assigned to Almont represent potential new sources of cash due to us totaling approximately $5.85 million. To date, we have received nonrefundable payments for the licensing and research and development agreements aggregating approximately $5,153,000. The likelihood of Almont making further payments to us under the Escrow Agreement is completely dependent on our ability to produce and ship additional engines to Almont. During the period until Almont is able to make additional payments to us, our cash flow, results of operations and financial condition are being adversely affected.

In the fourth quarter of 2011, we identified cracks on the lower engine heads that resulted from a manufacturing defect by one of our suppliers. Based on our testing of the Gen Sets to confirm our resolution of this problem, we believe we have determined the cause of this cracked head condition. As soon as we raise the substantial amount of working capital needed to procure new cast-steel head castings to resolve the cracked head problem, we will undertake to retrofit and repair the Gen Sets originally shipped to Almont and begin field testing the generators. Thereafter, we will begin to ramp-up production.

We may be subject to claims with respect to the infringement of intellectual property rights of others, which could result in substantial costs and diversion of our financial and management resources to defend such claims and/or lawsuits and could harm our business.

We cannot be certain that our licensed rights to the patented engine designs and technologies will not infringe upon patents, copyrights or other intellectual property rights held by third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be able to be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time-to-time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against any third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations.

Our success is dependent on protecting our intellectual property rights.

We rely on a combination of patent, copyright, trademark and trade secret protections to protect our rights under our license to the proprietary technology. We cannot assure you that these trademarks and patents will not be challenged, invalidated, or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.

In addition, there is currently no understanding in place regarding the ownership of new intellectual property not directly related to the CSRV® system technology, developed by either George J. Coates or Gregory Coates while employed by us. As a result, there is a risk that we may not derive any benefit from such newly developed intellectual property.

In the event of insolvency or bankruptcy, the intellectual property rights licensed to us would automatically revert back to George J. Coates and Gregory Coates.

Under our license agreement for the CSRV® system technology, in the event of insolvency or bankruptcy, our intellectual property rights and our rights to license the intellectual property would automatically revert back to George J. Coates and Gregory Coates. This would result in a lower potential recovery of investment by, and/or liquidation value to, our stockholders.

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We have very limited marketing and sales experience.

We have no marketing or sales experience. The sales process is expected to be lengthy, in part because of skepticism about the performance of the Coates Engine. We are evaluating alternative marketing and sales channels, distributors, sublicensees and marketing partners. We may never successfully market and sell the Coates Engine.

Limited production and sales of CSRV® Gen Sets.

To date, we have only had sales of two CSRV® Gen Sets for $284,000, received only limited revenues from our research and development agreement with WWE and a number of years ago, from a small number of sales of engines, which incorporated the CSRV® system technology. To date, we have not been able to achieve larger scale production of our CSRV® Gen Sets because we have not been successful in raising sufficient new working capital.

Only a very small portion of the cash needed to finance our business has come from sales of engines in recent years. We expect to continue to incur losses until we commence larger scale production and sale of products incorporating our CSRV® system technology. We may not be profitable or operating cash flow positive in 2014 unless we can begin to generate positive cash flows from sales of CSRV® Engine products or receive cash proceeds from new licensing agreements for our CSRV® system technology. In addition, we may not be profitable or operating cash flow positive for several additional years after 2014.

We have only a token number of employees, and in order to grow our business we will need to hire significant additional personnel.

We need to hire, train and retain additional employees for all aspects of our business if we are to achieve our production and sales goals. Our success will also depend on our ability to attract and retain a staff of qualified managerial, engineering and manufacturing plant workers. Qualified individuals are in high demand and are often subject to competing offers. We cannot be certain that we will be able to attract and retain the qualified personnel we need for our business. If we are unable to hire additional personnel as needed, it would have a material adverse effect on our business and operations.  In particular, we need trained engineers and sales personnel to educate potential customers and provide post-installation customer support.

As a publicly reporting company, we incur substantial expenses to comply with the reporting requirements which could have a detrimental effect on our business and finances, the value of our stock and the ability of stockholders to resell their stock.

Since we are subject to the information and reporting requirements pursuant to Section 15(d) of the Exchange Act, as well as other disclosure requirements such as the proxy rules, going private rules and many tender offer provisions, our stockholders will not have access to the short-swing reporting and profit receiving protections or information that is provided by beneficial ownership reporting requirements of the U.S. securities laws. Additional SEC regulations already in place have also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC publicly reporting company. In the current regulatory environment, a recent trend has been established to continue to introduce substantial additional regulations affecting financial markets and publicly reporting companies. There can be no assurance that new regulations introduced in the future, will not significantly increase the cost of compliance for publicly traded companies. If we do not meet the public company reporting requirements designed to make current information about our company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, cause our expenses to be higher than they would be if we were privately-held and not subject to public company reporting regulatory requirements. In addition, we may incur substantial expenses in connection with the preparation of registration statements required to be filed in connection with the registration of securities under the Securities Act of 1933. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

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We may be exposed to potential risks, penalties and expenses resulting from new requirements under the Sarbanes Oxley act of 2002.

In addition to the costs of compliance with having our shares of common stock listed on the OTC Bulletin Board and OTCQB, there are substantial penalties that could be imposed upon us if we fail to comply with all of regulatory requirements. In particular, under the Sarbanes-Oxley Act of 2002 we are required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year.

We may become subject to product liability and/or warranty claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We do not currently maintain product liability insurance for our CSRV® products. We intend to make a proper assessment of the product liability risk related to our products and we may apply for product liability insurance, to the extent believed necessary in the future and at the time that our working capital is sufficient for this purpose. Any lawsuit seeking significant monetary damages may have a material adverse effect on our business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy. In addition, a product liability claim could generate substantial negative publicity about our CSRV® products and business, and inhibit or prevent commercialization of other future CSRV® products, which would have a material adverse effect on our brand, business, prospects, financial condition and operating results.

While our products are tested for quality, our products nevertheless may fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. Liability claims could require us to spend significant time and money in litigation and pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results. In addition, although we plan on putting product liability insurance in place, the amount of damages awarded against us in such a lawsuit may exceed the policy limits of such insurance. Further, in some cases, product redesigns and/or rework may be required to correct a defect and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.

Risk Factors Relating to Our Common Stock:

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCQB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. In addition, due to the current trading price range of our common stock many broker/dealers will not agree to honor sell orders or clear trades in our common stock. In this case, shareholders may be required to open a new brokerage account with one of the broker/dealers that is willing to honor sell orders in our common stock. There can be no assurance that such a broker/dealer would not impose higher commission rates on such sell orders than might be customary for more actively traded stocks trading in higher price ranges. It is also possible that the number of buyers in the market for our common stock could be reduced if a potential investor expects that the effort to sell shares of our common stock is too cumbersome.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

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Because we do not intend to pay dividends for the foreseeable future, stockholders will only benefit from an investment in our common stock if it appreciates in value.

We have never declared any dividends and our board of directors does not intend to declare and distribute dividends in the near future.  The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors and will depend upon, among other things, the results of our operations, cash flows, financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividends. We currently intend to retain our future earnings, if any, to finance further research and development, commence production of the Coates Engine and pay for our general and administrative expenses. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no assurance that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Because we will be subject to the “penny stock” rules if the shares are quoted on the OTCQB, the level of trading activity in the shares may be reduced and shareholders may be unable to sell their shares.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities will likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and other quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to executing a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure and suitability requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our capital stock. Trading of our capital stock may be restricted by the SEC’s “penny stock” regulations which may limit a stockholder’s ability to buy and sell our stock.

George J. Coates and his family own a majority of our common stock allowing him to unilaterally determine the outcome of all matters submitted to our stockholders for approval, which influence may or may not conflict with our interests and the interests of our other stockholders.

When aggregating all of the voting rights from common stock, Series A Preferred Stock and Series B Convertible Preferred Stock held by George J. Coates, together with members of his family and related trusts, they are beneficially entitled to approximately 90% of votes on matters submitted to a vote of the outstanding common stockholders at August 15, 2014 and will therefore be able to unilaterally determine the outcome of all matters submitted to our stockholders for approval, including the election of our directors and other corporate actions. There can be no assurance that the votes of George J. Coates and his family on matters submitted to a vote by our shareholders in the future will not conflict with our interests and the interest of our other shareholders.

Anti-dilution protection for the Coates family will cause additional shares of our super-voting Series A Preferred Stock to be issued which will dilute the percentage of voting rights of common stockholders

We have established anti-dilution protection for the Coates family which is designed to maintain a constant percentage of voting rights. The members of the Coates family include George J. Coates, President and Chief Executive Officer, Bernadette Coates, spouse of George J. Coates and Gregory G. Coates, President, Technology Division and son of George J. Coates. Each share of Series A Preferred Stock entitles the holder to 10,000 votes on any issue brought to a vote before the shareholders of the Company. If some or all of the potential shares of common stock permitted to be sold under the EP Agreement were to be Put to Southridge, existing common stockholder would experience a substantial reduction in their percentage of voting rights. However, this would not have any impact on their share of dividends or liquidation rights.

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You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Trading in our common stock may be volatile, which may result in substantial declines in its market price.

Our common stock is likely to experience significant volatility in response to periodic variations in:

●	Our success in commencing our production phase of operations.

●	Results of testing of the CSRV® system technology as it is designed and adapted for various commercially feasible applications.

●	Our prospects for entering into new potentially profitable license agreements for our technology.

●	Performance of the CSRV® system technology in the field.

●	Improvements in engine technology by our competitors.

●	Changes in general conditions in the economy or the financial markets.

The market may also experience significant volatility which can affect the market prices of securities issued by many companies; often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock. The market for our common stock is limited. We cannot assure that an active trading market can be maintained. In such case, our stockholders may find it difficult to dispose of shares of our common stock and, as a result, may suffer a loss of all or a substantial portion of their investment.

We are registering an aggregate of 40,000,000 shares of common stock that could be issued under an equity purchase agreement arrangement with Southridge Partners II LP. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 40,000,000 shares of common stock under this registration statement covering shares of our common stock that may be issued under an Equity Purchase Agreement with Southridge Partners II LP (“Southridge”). The resale of the shares of common stock by Southridge into the public market will dilute the ownership interest and share of any dividends declared by the Company and could depress the market price of our common stock.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may, from time to time, approve the issuance of shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board may deem relevant at that time. As of August 15, 2014, we had approximately $632,000 face amount of convertible debt outstanding. This debt, if not prepaid within 180 days after the date of the convertible note is convertible into shares of our common stock at a discount from the contractually defined trading price of our stock over a defined stock price measurement period which precedes the date of conversion. It is possible that we will issue additional securities to pay for services and reduce debt in the future.

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Anti-dilution protection for George J. Coates, stock awards to our officers and directors and exercise of stock options will cause additional shares of our common stock to be issued which will dilute the ownership interest and share of dividends of existing shareholders.

We have granted stock options to officers, directors, consultants and advisers, which may be exercised and converted into shares of our common stock. In addition, in the future, we may decide to grant stock awards and/or provide for anti-dilution protection to key officers and directors which may be in the form of shares of common stock or instruments convertible into shares of common stock. The occurrence of these events will dilute the ownership interest and share of any dividends declared by the Company and could depress the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

ITEM 4.       USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the EP Agreement. The proceeds received from any “Puts” tendered to Southridge under the EP Agreement will be used for payment of general corporate and operating expenses.

ITEM 5.       DETERMINATION OF OFFERING PRICE

The proposed maximum offering price is determined by ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the period beginning on the effective date of a Put Notice, as defined in the EP Agreement and ending on and including the date that is ten (10) trading days after such effective date of the Put Notice (the “Pricing Period”). The offering price does not reflect market forces, and it should not be regarded as an indicator of any future market price of our securities.

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ITEM 6.       DILUTION

The sale of our common stock to Southridge in accordance with the EP Agreement will have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Southridge in order to drawdown on the EP Agreement. To the extent our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

ITEM 7.       SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the Shares to permit the selling stockholder and its pledgees, donees, transferees and other successors-in-interest that receive their shares from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of this Prospectus there are 408,148,852 shares of common stock, 50,000 shares of Series A Preferred Stock and 402,741 shares of Series B Convertible Preferred Stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholder,

●	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and

●	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us.

The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer.  The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

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Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Southridge Partners II LP (2)	40,000,000	40,000,000	0	0%

______________

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	As the General Partner, Southridge Advisers II LLC, which is controlled by Stephen Hicks and Henry Sargent, Managing Members, has the voting and dispositive power over the shares owned by Southridge Partners II LP.

ITEM 8.       PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales after this registration statement becomes effective;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The selling stockholder or any of its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

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ITEM 9.       DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 1,000,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of the date hereof, 408,148,852 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We may issue any class of the Preferred Stock in any series. The board of directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

The board of directors has designated 1,000,000 shares of Preferred Stock as Series A Preferred Stock, $0.001 par value per share and 1,000,000 shares of Series B Convertible Preferred Stock, $0.001 par value per share.

Each share of Series A Preferred Stock entitles the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are submitted to a vote of shareholders. The Series A Preferred Stock does not provide the holder any rights to share in dividends or any distribution of assets to any other shareholders of any other class of our securities in a liquidation or for any other purpose. As of the date hereof, 50,000 shares of Series A Preferred Stock were issued and outstanding.

The Series B Convertible Preferred Stock does not earn any dividends and may be converted at the option of the holder at any time beginning on the second annual anniversary date after the date of issuance into One Thousand restricted shares of the Corporation's common stock. Holders of the Series B Convertible Preferred Stock are entitled to one thousand votes per share of Series B Convertible Preferred Stock held on all matters brought before the shareholders for a vote.  In the event that either (i) the Company enters into an underwriting agreement for a secondary public offering of securities, or (ii) a change in control of the Company is consummated representing 50% more of the then outstanding shares of Company's common stock, plus the number of shares of common stock into which any convertible preferred stock is convertible, regardless of whether or not such shares are otherwise eligible for conversion, then the Series B Convertible Preferred Stock may be immediately converted at the option of the holder into one thousand restricted shares of the Company's common stock. As of the date hereof, 402,741 shares of Series B Convertible Preferred Stock were issued and outstanding.

No other authorized shares of preferred stock have been designated.

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Holders

As of the date hereof, we have 750 shareholders holding 408,148,852 shares of our issued and outstanding common stock, one affiliated shareholder holding 50,000 shares of our issued and outstanding Series A Preferred Stock and 3 affiliated shareholders holding 402,741 shares of our issued and outstanding Series B Convertible Preferred Stock.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Warrants

As of August 15, 2014, the following stock purchase warrants, were outstanding:

Description Common Stock Equivalent	Exercise Price per Share	Number of Potentially Issuable Shares
Stock Purchase Warrants	0.0200	500,000
Stock Purchase Warrants	0.0225	666,667
Stock Purchase Warrants	0.0250	1,000,000
Stock Purchase Warrants	0.0300	333,333
Stock Purchase Warrants	0.0350	2,714,287
Stock Purchase Warrants	0.0400	7,125,000
Stock Purchase Warrants	0.0450	333,333
Stock Purchase Warrants	0.0500	400,000
Stock Purchase Warrants	0.0550	2,181,819
Stock Purchase Warrants	0.0570	171,428
Stock Purchase Warrants	0.0581	285,714
Stock Purchase Warrants	0.0585	142,857
Stock Purchase Warrants	0.0600	2,000,000
Stock Purchase Warrants	0.0625	4,269,838
Stock Purchase Warrants	0.0675	333,333
Stock Purchase Warrants	0.0700	571,429
Stock Purchase Warrants	0.0900	666,666
Stock Purchase Warrants	0.1200	416,667
Stock Purchase Warrants	0.2500	1,200,000
Stock Purchase Warrants	0.2700	833,333
Stock Purchase Warrants	0.3250	153,846
Stock Purchase Warrants	0.3500	428,571
Total number of shares of common stock underlying outstanding warrants		26,728,121

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Options

The following table sets forth information with respect to stock options outstanding at August 15, 2014:

Name	Title	Number of Shares of Common Stock Underlying Stock Options		Exercise Price per Share	Option Expiration Date

George J. Coates	Chairman, Chief Executive Officer and President	1,000,000	(1)	$0.440	10/23/2021
		50,000	(1)	$0.430	11/4/2024
		275,000	(1)	$0.400	11/17/2025
		1,800,000	(1)	$0.250	7/25/2026
		1,815,000	(1)	$0.060	6/24/2027
Gregory Coates	Director and President, Technology Division	500,000	(1)	$0.440	10/23/2021
		1,800,000	(1)	$0.240	8/9/2026
		351,500	(2)	$0.0280	4/29/2029
Barry C. Kaye	Director, Treasurer and Chief Financial Officer	125,000	(1)	$0.440	10/18/2021
		100,000	(3)	$0.042	12/9/2028
		351,500	(2)	$0.028	4/29/2029
Dr. Frank J. Adipietro	Non-employee Director	25,000	(1)	$0.440	3/28/2022
		50,000	(1)	$0.430	11/3/2024
		85,000	1)	$0.400	11/17/2025
		667,000	1)	$0.060	6/24/2027
Richard W. Evans	Non-employee Director	25,000	(1)	$0.400	3/28/2022
		50,000	(1)	$0.390	12/27/2024
		200,000	(1)	$0.250	2/15/2026
		3,125,000	(1)	$0.060	6/19/2027
Dr. Michael J. Suchar	Non-employee Director	25,000	(1)	$0.440	3/28/2022
Richard Whitworth	Non-employee Director	25,000	(1)	$0.440	3/28/2022
William Wolf. Esq.	Outside General Counsel	25,000	(1)	$0.440	4/4/2022
Company Supplier	Company Supplier	30,000	(1)	$1.000	10/7/2015

(1)	These stock options are fully vested.
(2)	These stock options will vest on April 30. 2015.
(3)	These stock options will vest on December 10, 2014.

Convertible Notes

As of August 15, 2014, we had approximately $632,000 of convertible promissory notes with interest rates ranging from 5% to 12%. The notes are generally convertible at the option of the holder into shares of our common stock at a discounted price per share ranging from 58% to 70% of the trading price of our common stock over a defined number of trading days prior to the date of conversion, or valuation date, if applicable.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

ITEM 10.      INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of our common stock offered under this prospectus is being passed upon for us by Szaferman Lakind Blumstein & Blader, PC. None of the partners of Szaferman holds any shares of our common stock.

The financial statements as of and for the years ended December 31, 2013 and December 31, 2012 included in this prospectus and the registration statement have been audited by Cowan, Gunteski & Co., P.A., Certified Public Accountants, (“Cowan”) to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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DESCRIPTION OF BUSINESS

General

Coates International, Ltd. ("we" or the "Company") has been developing over a period of more than 20 years a patented Coates Spherical Rotary Valve® (“CSRV”) system technology which is adaptable for use in piston-driven internal combustion engines of many types. Independent testing of various engines in which we incorporated our CSRV® system technology (“CSRV® Engines”) confirmed meaningful fuel savings when compared with internal combustion engines based on the conventional “poppet valve” assembly prevalent in most internal combustion engines throughout the world. In addition, our CSRV® Engines produced only ultra-low levels of harmful emissions while in operation. Engines operating on the CSRV® system technology can be powered by a wide selection of fuels. We believe that these three major advantages of the CSRV® system technology constitute the first revolutionary technological advancement of the internal combustion engine suitable for large scale production since its introduction more than one hundred years ago.

The CSRV® system is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven stationary, automotive, motorcycle, and marine engines. Unlike conventional valves which protrude into the engine combustion chamber, the Coates® rotary valve system utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The Coates® rotary valve system uses approximately 1/10th the moving parts of conventional poppet valve assemblies. As a result of these design improvements, management believes that the engines incorporating the Coates® rotary valve system (Coates® engines) will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, Coates® rotary valves can be designed with a larger opening into the engine cylinder than conventional valves so that more fuel and air can be inducted into and expelled from the cylinder in a shorter period of time. Larger valve openings permit higher revolutions-per-minute (RPM’s) and permit higher compression ratios with lower combustion chamber temperatures, allowing the Coates® engine to produce more power than equivalent conventional engines. The CSRV® engine is a highly thermal-efficient power unit.

We have been granted an exclusive license to this technology from our founder, George J. Coates and his son, Gregory Coates (the “Coates License Agreement”), in the Territory defined to include North America, Central America and South America (the “Americas”).

Since our inception, the bulk of our development costs and related operational costs have been funded primarily through cash generated from the sale of our common stock, issuances of promissory notes and convertible promissory notes, capital contributions, sales of a small number of natural gas powered CSRV® industrial electric power generator sets (“Gen Sets”), a gain on the sale of the land and building that serves as our principal facility, and from the performance of contractual research and development activities involving the CSRV® system technology and the receipt of licensing fees for our CSRV® system technology. During the six months ended June 30, 2014, we did not have any sales and we had revenues from research and development of $9,600. For the six months ended June 30, 2014, we incurred a net loss of approximately ($2,865,000). During the years ended December 31, 2013 and 2012, we did not have any sales and we had revenues from research and development of $19,200 and $19,200, respectively. For the years ended December 31, 2013 and 2012, we incurred net losses of approximately ($2,750,000) and ($4,530,000), respectively. The accumulated net losses from inception of the Company through June 30, 2014 amounted to approximately ($36,842,000). We may continue to be unprofitable until the CSRV® Engine is successfully introduced into the marketplace, or we receive substantial licensing revenues. These accumulated losses were substantially related to research and development of our intellectual property, patent filing and maintenance costs, costs incurred related to efforts to raise additional working capital and general and administrative expenses in connection with our operations. In 2013, we raised additional working capital amounting to approximately $917,000 consisting of proceeds of approximately $398,000 from issuances of convertible promissory notes, proceeds of approximately $156,000 from sales of our common stock under an equity line of credit with Dutchess Opportunity Fund II, LP, proceeds of approximately $133,000 from the sale/leaseback of equipment, proceeds of $125,000 from sales of common stock and common stock warrants to the son of a director, proceeds of approximately $95,000, net of repayments, from issuances of promissory notes to related parties and proceeds of $10,000 from exercise of common stock warrants. Through August 15, 2014, we raised additional working capital of $1,142,500, consisting of sales of common stock and warrants to the son of Dr. Richard W. Evans, a director of $340,000, proceeds of approximately $161,000 from sales of our common stock under an equity line of credit with Dutchess Opportunity Fund II, LP and net proceeds from issuance of convertible promissory notes of approximately $641,500.

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Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988.  Our operations are located in Wall Township, New Jersey (approximately 60 miles outside of New York City). We maintain a website at the following address: www.coatesengine.com. Through a link on our website to the U.S. Securities and Exchange Commission (“SEC”) website, www.sec.gov, we provide free access to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) as soon as reasonably practicable after electronic filing with the SEC. Our Code of Business Conduct and Ethics for our directors, officers and employees can be viewed on our website at www.coatesengine.com. We will post on our website any waivers of, or amendments to, such code of ethics. Our website and the information contained therein or linked thereto are not incorporated by reference into this report.

Background

Coates Spherical Rotary Valve® System Technology

The internal combustion engine has been in use for more than 100 years and is the most widely used engine in the world. Industry sources indicate that there are more than 120 million new combustion engines built in the world every year and that 40 million engines are rebuilt annually. In the late 1960’s and 1970’s, most vehicle combustion engines in the United States were running at a compression ratio of 12 to 1 which resulted in an engine thermal efficiency of approximately 35 percent. The rest of the engine’s power is lost in friction, pumping and heat loss. It was learned that lead additives in fuel created unacceptable health risks, therefore the lead was removed. The use of unleaded gasoline created a number of technical problems, principally related to overheating of the engine compression chamber, causing pre-ignition and resulting in damage to the engine. The problem was largely solved by lowering engine compression ratios, thereby lowering thermal efficiency from approximately 35% to approximately 22%. This loss of efficiency reduces gas mileage and engine performance. Efficiency can improved by increasing “volumetric efficiency” at maximum RPM’s, but conventional poppet valves tend to “float” or bounce at higher RPM’s and are consequently unable to deliver adequate air to the cylinder. In an attempt to solve this problem, engine manufacturers increased the number of poppet valves per cylinder but this approach created other problems that cause unburned fuel to escape through the exhaust valve stems leading to a loss of power, lower gas mileage, and increased pollutants. However, variable valve timing can partially solve these additional problems, but that solution involves additional moving parts that eventually degrade and wear out. Also, variable valve timing on quick deceleration can cause piston and valve contact with resultant serious damage to the engine. Furthermore, conventional valves with solid “valve lifters” as opposed to hydraulic valve lifters must have clearances readjusted periodically. Poppet valves are the most troublesome part of the internal combustion engine. The basic inefficiencies of the conventional poppet valve design result in engine inefficiency and decreases in engine life, thermal efficiency, fuel efficiency, engine power output and increased pollution.

Conventional poppet valves also have significant environmental deficiencies. Conventional exhaust valve stems are lubricated with engine oil which burns off in the combustion chamber and is expelled through the exhaust directly into the atmosphere. Intake valves are also lubricated with engine oil, which is washed off and forced into the combustion chamber with the air and fuel mixture. This slows combustion, produces further emissions and eventually clogs the catalytic converter.

Management believes that the patented CSRV® system solves or significantly mitigates these problems. Coates® rotary valves are vented and charged on the opposite side of each valve sphere and rotate away from the combustion chamber, reducing combustion chamber constant temperature and allowing higher compression ratios that make the engine significantly more efficient and powerful.

We have successfully adapted our technology to industrial engines to power electric generators, and intend to begin to manufacture and market engines utilizing our proprietary designs operating on a multitude of fuels such as LNG, CNG, propane, flare-off gas and hydrogen.

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Hydrogen Reactor Technology Owned by George J. Coates

George J. Coates has developed a hydrogen reactor, which rearranges H2O water molecules into HOH molecules also known as Hydroxy-Gas. The Hydroxy-Gas produced by the hydrogen reactor is then harvested for use as a type of fuel. Mr. Coates is continuing with development of this technology to enable the harvested Hydroxy-Gas to be utilized as the fuel source to power our patented CSRV® engines. Mr. Coates is continuing with research and development of the next application of this technology in an attempt to power larger, industrial engines. If successful, this application will only require a ready supply of water and would be suitable for stationary engines and generators. Conventional internal combustion engines employing poppet valve assemblies require lubrication and would experience excessive heat and friction if powered with Hydroxy-Gas. This, in turn, would cause the engines to burn out in a rather short period of time. The materials and components of the CSRV® engines do not require such lubrication and are designed to operate relatively trouble-free on Hydroxy-Gas as the engine fuel. There can be no assurance that this technology can be developed successfully, or that if developed, it will be feasible to penetrate the internal combustion engine market with this technology. Applications for patent protection of this technology will be filed upon completion of the research and development. At this time, no arrangements have been made between the Company and George J. Coates, owner of the technology, regarding licensing of the hydrogen reactor. Accordingly, the Company does not have any rights to manufacture, use, sell and distribute the Hydrogen Reactor technology, should it become commercially feasible to manufacture and distribute products powered by the Hydroxy-Gas fuel. The Company has been and continues to be responsible for all costs incurred related to the development of this technology.

Markets

The design of the CSRV® system technology provides us with the flexibility to retrofit our existing internal combustion engines of all sizes and applications to appeal to a number of different geographic and product markets. In addition, the CSRV® system technology has been designed to operate effectively on a wide range of alternative fuels. Accordingly, there are no technical barriers that need to be overcome in order to strategically target economically feasible markets for products powered by internal combustion engines including, but not limited to the following: engines for electric power generators for various applications ranging from home use to the largest industrial complexes to augmented “grid” installations; engines to power motorcycles, automobiles, light trucks, heavy trucks, machinery, railroads, marine engines, military equipment, light aircraft, helicopters, lawn mowers, snowmobiles and jet skis, etc.

According to the most recent data in a table published by the Federal Highway Administration of the U.S. Department of Transportation titled “Highway Statistics 2012,” there were total U.S. vehicle registrations for the fifty states as follows:

Automobiles	Buses	Trucks	Motorcycles	Total
111,289,906	764,509	133,130,032	8,454,939	253,639,386

Strategy

Our long-term objective is to become a leader throughout the Americas in the design, manufacture, licensing to third party manufacturers and sales and distribution of our CSRV® internal combustion engines for a wide variety of uses. Our primary targeted market is the industrial electric power generator market. We have adapted the CSRV® system technology to manufacture our 14.0 liter inline, 6-cylinder, 855-cubic inch engine industrial generator fueled by natural gas, one of many types of Gen Sets. In parallel to penetrating the commercial/industrial generators market, we intend to adapt the CSRV® system technology to be used in other markets, in which internal combustion engines are used, such as motor vehicles, motorcycles, trucks, ships, trains, military equipment, light aircraft, helicopters and others.

Operational Plan

We have completed development of the CSRV® system technology-based generator engine and are prepared to commence the production phase of our operations, provided we raise sufficient new working capital to first produce and field test a number of additional engine generators which incorporate our solution for the cracked heads. Initially, we intend to sell the engine generators to Almont Energy, Inc., (“Almont”) for (i) a license agreement covering the territory of Canada; and, (ii) certain rights to a license covering the territory of the United States. Almont is a privately held, independent third party entity based in Alberta, Calgary, Canada.

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We intend to take advantage of the fact that essentially all the components of the CSRV® generator engine may be readily sourced and acquired from subcontractors, and, accordingly, expect to manufacture the engine generator in the two following ways:

●	Assembly – to develop assembly lines within owned manufacturing facilities. We intend to initially commence production of Gen Sets on a small scale. This will enable us to prove our concept for the CSRV® system technology and we expect this will dovetail with the existing substantial demand in the marketplace. We plan to address this demand by establishing large scale manufacturing operations in the United States. We have already taken steps to identify a suitable size and appropriate location for a high capacity manufacturing plant. Transitioning to large scale manufacturing is expected to require a substantial increase in our work force and substantial capital expenditures.

●	Licensing the CSRV® system technology to Original Equipment Manufacturers (“OEM’s”) in order to take advantage of third party manufacturers’ existing production capacity and resources by signing OEM agreements.

Our ability to establish such manufacturing operations, recruit plant workers, finance initial manufacturing inventories and fund capital expenditures is highly dependent on our ability to successfully raise substantial new working capital in an amount and at a pace which matches our business plans.  Potential sources of such new working capital include sales of our equity and/or debt securities through private placement, pursuing and entering into additional sublicensing agreements with OEM’s and/or distributors, positive working capital generated from sales of our CSRV® products to Almont and others once we raise sufficient new working capital and commence production. Although we have been successful in raising sufficient working capital to continue our ongoing operations, we have encountered very challenging credit and equity investment markets, and have not been able to raise sufficient new working capital to enable us to commence production of our CSRV® products. There can be no assurance that we will be successful in raising adequate new working capital or even any new working capital to carry out our business plans. The current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure such additional working capital.

Material Agreements

License Agreement – George J. Coates and Gregory Coates

In April 2007, we amended and restated our license agreement which provides us with the right to use, manufacture, distribute, lease and sublicense the patented CSRV® system technology (the “Coates License Agreement”) in the territory defined as the Western Hemisphere. Under the Coates License Agreement, George J. Coates and Gregory Coates granted to us an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV® system technology (the “CSRV® Engine”) and that is currently owned or controlled by them (the “CSRV® Intellectual Property”), plus any CSRV® Intellectual Property that is developed by them during their employment with us. In the event of insolvency or bankruptcy of the Company, the licensed rights would terminate and revert back to George and Gregory Coates.

Sublicense Agreement with Almont Energy, Inc. for the Territory of Canada

In January 2010, we consented to the assignment of our sublicensing agreement between us and Well-to-Wire Energy, Inc. (Sublicensee”) dated September 29, 1999 to Almont Energy, Inc. This sublicense agreement exclusively licenses within Canada the use of the CSRV® system technology for industrial engines fueled by natural gas to generate electrical power for the oil and gas industry (the “Canadian License”). The Canadian Sublicense provided for a license fee of $5,000,000, of which a deposit payment in the amount of $300,000 was made upon execution. A separate research and development agreement provided a $5,000,000 fee payable to us in consideration for the development and delivery of certain prototype engines. We completed development of the prototypes in accordance with this agreement at the end of 2007. The research and development agreement has not been reduced to the form of a signed written agreement. To date, we have been paid a combined total of approximately $5,153,000 by WWE and Almont under these agreements.

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Additional provisions of the Canadian Sublicense agreement are as follows:

●	Sublicensee shall have the exclusive right to use, lease and sell electric power generators designed with the CSRV® system technology within Canada.

●	Sublicensee will have a specified right of first refusal to market the electric power generators worldwide.

●	Upon commencement of the production and distribution of the electric power generators, the minimum annual number of generators to be purchased by Sublicensee in order to maintain exclusivity is 120. Until otherwise agreed between the parties, the price per generator shall be $159,000. We have agreed to pass along to Almont savings we expect to realize from economies of scale inherent in high volume production of the CSRV® units. In the event Sublicensee fails to purchase the minimum 120 Coates generator engines during any year, Sublicensee will automatically lose its exclusivity. In such case, Sublicensee would retain non-exclusive rights to continue to use and sell the CSRV® generator engine in the territory of Canada. We have temporarily waived this provision due to the delay in delivery of Gen Sets.

●	Sublicensee is required to pay a royalty to us equal to 5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000).

●	All licensed rights under this sublicense agreement related to the CSRV® system technology will remain with the Company.

We have also consented to the assignment of the rights to a conditional sublicensing agreement with WWE covering the territory of the United States of America (the “US License”) to Almont. The US License provides for a license fee of $50 million and annual minimum purchases of CSRV® Units as a condition of exclusivity.  The US license has been deposited into an escrow account and the grant of the license is not effective until the conditions for release from escrow are satisfied.

The escrow agreement was established to provide a more secure mechanism for us to collect payments due under both the prior Canadian sublicensing and research and development agreements and the $50 million US License (the “Escrow Agreement”). The Escrow Agreement provides that the US License shall be held until we receive a release payment (the “Release Payment”). The Release Payment consists of (i) an initial down payment required under the US License of $1 million and (ii) an $8.5 million payment of the balance of the monies due to us at the date of the Escrow Agreement, in connection with the sublicense for the territory of Canada, including the Canadian License Agreement and the research and development agreement (the “Canadian Agreements”). While the US License is held in escrow, there shall not be any grant of license. The first $3.8 million of the Release Payment, which has been designated as payment of the fees due under the research and development agreement, is being recognized as revenue at the time the cash payments are received. We have received approximately $3.65 million of the Release Payment to date. In addition, WWE had made nonrefundable payments to us totaling $1.5 million prior to establishment of the Escrow Agreement. Upon full satisfaction of the Release Payment, Almont would be granted a sublicense for the territory of the United States under the US License agreement.

The remaining balance of the Release Payment is approximately $5,847,000. It is unlikely that Almont will be able to make further payments of the Release Payment until we raise sufficient new working capital to commence manufacturing operations and shipping of Gen Sets.

In connection with the assignment of the Canadian and US License from WWE to Almont, we extended the date by which the entire Release Payment must be paid, until March 19, 2012 (the “Release Payment Due Date”).  In early 2012, we agreed to further extend the Release Payment Date under the Escrow Agreement until March 2014 to compensate for the delay caused by the delayed delivery of Gen Sets. The Release Payment due date will be reset as appropriate, once the Company commences its production phase of operations. Almont is required to remit to us 60% of any and all proceeds from funds raised from any equity, debt or lending transactions, exclusive of equipment financing transactions, until the Release Payment is paid in full.

The US License would, if Almont is able to satisfy the Escrow Agreement release provisions, grant to Almont the right to use, sell and lease Licensed Products manufactured by us as the power source for the generation of electrical energy for the oil and gas industry and landfills.  Licensed Products consist of CSRV® Valve Systems, CSRV® Valve Seals, CSRV® Rotary Valve Spheres, CSRV® Valve Components and CSRV® Engines. Almont is also obligated to pay a royalty to us equal to 2.5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000).

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The manufacture of our licensed products by Almont is prohibited.  Almont is required to procure all internal combustion engines incorporating the CSRV® system technology from us or our designee. The license granted to Almont is exclusive within the Territory, provided that Almont satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV® system technology. The agreement also grants Almont a right of first refusal in the event that we negotiate an offer with another third party for a worldwide license to use the licensed product in the oil and gas industry and landfill operations.

After payment of the Release Payment which includes a $1 million deposit on the US License, the remaining $49 million  balance of the US License fee is payable in quarterly installments in an amount equal to 5% of Almont’s prior quarter net profits. In any event, the entire balance of the licensing fee is to be paid in full on or before February 19, 2016.

Acceleration of the balance of the licensing fee payments shall be required in the event that Almont completes a stock offering or private placement offering.  The entire unpaid balance of the licensing fee shall become due and payable if Almont raises $100 million or more from such offerings.

Equity Purchase Agreement with Southridge Partners II LP

On July 2, 2014, we entered into an equity purchase agreement (the “EP Agreement”) with Southridge Partners II LP, a Florida limited partnership (“Southridge”). Pursuant to the terms of the EP Agreement, Southridge committed to purchase, in a series of purchase transactions (“Puts”) for up to Twenty Million ($10,000,000) Dollars of the Company’s common stock over a period of up to thirty-six (36) months.

The Company is entitled to issue Put Notices to Southridge from time-to-time under the EP Agreement for any dollar amount until the earlier to occur of (i) the entire $10,000,000 EP Agreement facility having been utilized or (ii) the expiration or termination of the EP facility. The purchase price to be paid by Southridge for the shares of common stock covered by each Put will be equal to ninety-four percent (94%) of the lowest daily volume weighted average trading price (“VWAP”) of the common stock during the period ending on and including the date that is ten (10) trading days after the effective date of a Put Notice, as defined (the “Pricing Period”). For each Put Notice delivered to Southridge, the Company may specify a minimum selling price per share at which Southridge may resell the shares delivered with the Put Notice, (the “Floor Price”) provided however, that the Floor Price may not be less than the lowest daily VWAP of the common stock for the ten-day trading period prior to the date the Put Notice is delivered to Southridge.

If the daily VWAP of our common stock falls below the Floor Price on any trading day during the Pricing Period, the dollar amount of the Put will be reduced by 10%.

The Company will pay a $5,000 transaction fee to Southridge and has committed to issue 250,000 stock purchase warrants after 5 million shares of our common stock have been purchased by Southridge and another 250,000 stock purchase warrants after Southridge has purchased an additional 5 million shares of or our common stock. The stock purchase warrants expire five years after issuance and will have an exercise price of $0.05 per share.

In connection with the EP Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Southridge. Pursuant to the Registration Rights Agreement, the Company is filing this registration statement with the SEC, covering 40,000,000 shares of the Company’s common stock underlying the EP Agreement. In addition, during the term of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of such registration statement. We are responsible for all costs of the registration statement, including legal and accounting fees.

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Competition

Management believes that the Coates Engine generators which are based on the CSRV® system technology will provide substantially enhanced efficiencies in power generation and longevity.  We believe that the Coates Engines will outperform other comparable natural gas-fueled electric generator engines currently utilized in the energy conversion market.

Notwithstanding our perceived competitive advantages, the power generation market is a highly competitive industry currently occupied by extremely large companies such as Caterpillar, Inc., which owns MAK, Perkins and FG Wilson, Detroit Diesel Corporation, AB Volvo, Cummins and Marathon, among others. These companies have far greater financial and other resources than we do and already occupy segments of the power generation market. In order to successfully penetrate this industry, the Coates Engines will have to produce the performance and durability results anticipated by management and sell at a price or prices that will enable it to effectively compete and gain entrance into this market.

Parts and Supplies

To date, management has utilized the services of various vendors and suppliers available throughout the United States to provide all of the parts necessary to produce the Coates Engines. We expect to continue to purchase all of our raw materials and parts, manufactured to our specifications, from a wide assortment of suppliers. We have signed a letter of intent with Marathon Electric Manufacturing Corp. for the supply of generators and components. We also entered into an agreement with Cummins Power Systems (a business owned by Cummins Inc.) to supply industrial engine blocks and components to us for our manufacturing activities. We intend to initially commence the assembly of the Coates Engines at our existing New Jersey facility and to subsequently acquire additional facilities to increase our manufacturing capacity, as needed.

Licenses and Patents

The Coates License Agreement grants us an exclusive, perpetual, royalty-free, fully paid-up license in the territory of North, Central and South America, to use all intellectual property rights that are currently owned or controlled by the licensors that directly relate to an internal combustion engine that includes the CSRV® system technology. The license also covers any new or improved technology and related intellectual property rights that are directly related to the CSRV® Engine system technology developed by the licensors during their employment with us.

Included in the license are intellectual property rights for 17 patents registered in the United States; certain patents registered in Canada, Mexico, in countries in Central and South America relating to the CSRV® system technology; and one U.S. patent application filed by Mr. George J. Coates. These patents are owned by George J. Coates and Gregory Coates.  Under our license agreement, we are obligated to pay for all costs relating to the ongoing maintenance of the patents.

We rely upon patents, trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We can provide no assurance that we can successfully limit unauthorized or wrongful disclosures of trade secrets or otherwise confidential information. In addition, to the extent we rely on trade secrets and know-how to maintain our competitive technological position, there can be no assurance that others might not independently develop the same, similar or superior techniques.

Environmental Regulatory Compliance

All of our engines, including the Coates Engine, will be subject to extensive environmental laws, rules and regulations that impose standards for emissions and noise. Initially, compliance with the emissions standards promulgated by the U.S. Environmental Protection Agency ("EPA"), as well as those imposed by the State of New Jersey and other jurisdictions where we expect our engines will be used, will have to be achieved in order to successfully market the Coates Engine. When selling individual engines, we are not subject to the governmental standards as set forth in 40CFR (Code of Federal Regulations) 1048, which regulates environmental standards for natural gas-powered industrial engines. In this case, the purchaser or sublicensee becomes responsible for complying with applicable governmental standards in its territory.  We believe that our natural gas powered engine/generators comply with governmental standards as set forth in 40CFR (Code of Federal Regulations) 1048, that regulates environmental standards for natural gas-powered industrial engines. Our ability to comply with applicable and future emissions standards is necessary for us to enter and continue operate in the power generation and other markets. Failure to comply with these standards could result in a material adverse effect on our business and financial condition.

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Employees

At August 15, 2014, we had 6 employees, including George J. Coates and his son Gregory Coates, who perform management, assembly and research and development functions. Bernadette Coates, the spouse of George J. Coates, is employed as an administrative manager for the Company

Placement Agency Agreement with Stonegate Securities, Inc.

In December 2007, we entered into a placement agent agreement with Stonegate Securities, Inc. (“Stonegate”) to act as our placement agent. Stonegate has the right to identify for us prospective purchasers in one or more placements of securities, the type and dollar amount being as mutually agreed to by the parties. The agreement may be cancelled by either party upon ten (10) days written notice. Upon execution of that agreement we issued 200,000 shares of our common stock to Stonegate.

As compensation for services rendered by Stonegate in connection with any placements, we have agreed to pay Stonegate a fee of eight percent (8%) of the gross proceeds from the sale of securities in the placements.  No fees shall be due and payable in connection with sales of securities in the placement to investors not introduced to us by Stonegate.

Upon closing of a placement, we agreed to issue to Stonegate restricted shares of our common stock in an amount that is equal to two percent (2%) of the total number of shares of common stock sold, and/or in the event of a sale of convertible securities, the number of shares of common stock that would be potentially issued upon a conversion of any convertible securities sold in any placement.  Such number of shares to be issued to Stonegate shall be reduced by the 200,000 shares set forth above.

We shall also reimburse Stonegate for reasonable, actual out-of-pocket expenses incurred, provided, however, that such amount in total shall not exceed one percent (1%) of the gross proceeds of securities placed pursuant to this placement agreement.

At this time, we are not actively working on a private placement with Stonegate; however, we believe that having this arrangement in place will facilitate our efforts to undertake such a private placement offering when the market and economic conditions are more appropriate.

DESCRIPTION OF PROPERTY

Our executive offices and research and development facility which was reacquired by us in June 2009 is located in an approximately 25,000 square foot building in Wall Township, New Jersey, outside of New York City.

In our research and development operations, utilize milling machines, lathes, grinders, hydraulic lifts and presses, tooling, a dynamometer, emission testing machines and computerized drafting and printing equipment which we lease, pursuant to a sale/leaseback financing agreement6. All such equipment is in good condition.

LEGAL PROCEEDINGS

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit against us in January 2008 in which he asserted that we were liable to him for breach of an employment contract. On August 30, 2013, the parties executed a settlement agreement. The settlement provides that the Company pay the plaintiff $125,000 in five installments of $40,000, $25,000, $25,000, $25,000 and $10,000 due on November 28, 2013 and the 15th day of March, June and September 2014 and February 2015, respectively. The parties also executed mutual releases. The first three installments have been paid leaving a remaining balance of $35,000. In the event that the Company is delinquent in the payment of any installment, the total amount of the judgment may be increased to as much as $200,000.

With the exception of the settlement discussed above, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTCQB, ticker symbol COTE.  The closing price of our common stock on August 15, 2014 was $0.03 per share. The high and low closing bid prices for trading of our stock for each of the quarters during 2013 and 2012 are as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2013:
High	$0.060	$0.075	$0.059	$0.120
Low	$0.175	$0.011	$0.025	$0.030
2012:
High	$0.160	$0.130	$0.080	$0.070
Low	$0.120	$0.050	$0.050	$0.010

Holders

At August 15, 2014 the number of holders of record of our common stock was 750.

Dividends

We have never declared or paid any cash dividends on shares of our common or preferred stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Notice Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q (this “Report”) contains “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. These forward-looking statements are found at various places throughout this Report and include information concerning possible or assumed future results of our operations; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future operations, future cash needs, business plans and future financial results, and any other statements that are not historical facts.

From time to time, forward-looking statements also are included in our other periodic reports on Forms 10-K and 8-K, in our press releases, in our presentations, on our website and in other materials released to the public. Any or all of the forward-looking statements included in this Report and in any other reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors.  Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. All subsequent written and oral forward-looking statements concerning other matters addressed in this Report and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Report.

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For a discussion of factors that we believe could cause our actual results to differ materially from expected and historical results see “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Background

We have completed development of the Coates spherical rotary valve (“CSRV®”) system technology. This technology has been successfully applied to natural gas fueled industrial electric power generator engines, automobile engines, residential generators and high performance racing car engines. We have also designed and retrofitted the CSRV® system technology into a diesel engine which is suitable for and can be applied to heavy trucks. We have been primarily investing our management time and resources in trying to secure new working capital and developing plans for transitioning to large scale production in order to be properly positioned to take advantage of this technology as it achieves acceptance in the marketplace. We are also focused on negotiating a non-exclusive sublicense agreement with an entity in China for the distribution of CSRV products into the United States.

In the fourth quarter of 2011, we identified cracks on the lower engine heads that resulted from a manufacturing defect by one of our suppliers. Based on our testing of the Gen Sets to confirm our resolution of this problem, we believe we have determined the cause of this cracked head condition. As soon as we raise sufficient working capital to procure new cast-steel head castings to resolve the cracked head problem, we will undertake to retrofit and repair the Gen Sets originally shipped to Almont and begin field testing the generators. Thereafter, we will begin to ramp-up production.

We continue to be engaged in new research and development activities in connection with applying this technology to other commercially feasible internal combustion engine applications and intend to manufacture engines and/or license the CSRV® system technology to third party Original Equipment Manufacturers (“OEM’s”) for multiple other applications and uses.

Plan of Operation

We have completed development of the CSRV® system technology-based generator engine and are prepared to commence the production phase of our operations. Initially, we intend to sell the engine generators to Almont pursuant to a (i) a license agreement covering the territory of Canada; and, (ii) certain rights to a license covering the territory of the United States. Almont is a privately held, independent third party entity based in Alberta, Calgary, Canada.

We plan to take advantage of the fact that essentially all the components of the Gen Sets may be readily sourced and acquired from subcontractors and, accordingly, expect Gen Sets will be manufactured in the two following ways:

●	Assembly – to develop assembly lines within our premises. We intend to initially commence production on a small scale. This will enable us to prove our concept for the CSRV® system technology. We believe there exists substantial demand in the marketplace for the Gen Sets. We plan to address this demand by establishing large scale manufacturing operations in the United States. Transitioning to large-scale manufacturing is expected to require a substantial increase in our work force and substantial capital expenditures. To date, we have not been successful in securing the necessary working capital for this purpose.

●	Licensing the CSRV® system technology to OEM’s. This will enable us to take advantage of third party manufacturers’ existing production capacity and skilled plant workers.

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Our ability to establish such manufacturing operations, recruit plant workers, finance initial manufacturing inventories and fund capital expenditures is highly dependent on our ability to successfully raise substantial new working capital in an amount and at a pace which matches our business plans. Sources of such new working capital include issuances of promissory notes and convertible promissory notes, selling shares of our common stock through the equity purchase agreement with Southridge Partners II, LP once the registration statement for the common stock to be sold under the agreement is declared effective by the SEC, sales of our common stock and warrants through private transactions, sales of CSRV® products, sales of our equity and/or debt securities through private placement offerings, pursuing and entering into additional sublicensing agreements with OEM’s and/or distributors. There can be no assurance that we will be successful in raising adequate new working capital or even any new working capital to carry out our business plans.  The current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure such additional working capital.

New Hydrogen Reactor Technology Owned by George J. Coates

George J. Coates has developed a hydrogen reactor, which rearranges H2O water molecules into HOH molecules also known as Hydroxy-Gas. The Hydroxy-Gas produced by the hydrogen reactor is then harvested for use as a type of fuel. Mr. Coates is continuing with development of this technology to enable the harvested Hydroxy-Gas to be utilized as the fuel source to power our patented CSRV® engines. If successful, this application will only require an available supply of water and would be suitable for stationary engines and generators. Conventional internal combustion engines employing poppet valve assemblies require lubrication and would experience excessive heat and friction if powered with Hydroxy-Gas. This, in turn, would cause the engines to burn out in a rather short period of time. The materials and components of the CSRV® engines do not require such lubrication and are designed to operate relatively trouble-free on various alternative fuels, which would also include Hydroxy-Gas. There can be no assurance that this technology can be developed successfully, or that if developed, it will be feasible to penetrate the internal combustion engine market with this technology. Applications for patent protection of this technology will be filed upon completion of the research and development. At this time, no arrangements have been made between the Company and George J. Coates, owner of the technology, regarding licensing of the hydrogen reactor. Accordingly, we do not have any rights to manufacture, use, sell and distribute the Hydrogen Reactor technology, should it become commercially feasible to manufacture and distribute products powered by the Hydroxy-Gas fuel. We are responsible for all costs incurred related to the development of this technology.

Significant Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles in the United States requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These significant estimates include determining the fair value of convertible promissory notes containing embedded derivatives as a result of variable conversion rate provisions, determining a value for Series A Preferred Stock and Series B Convertible Preferred Stock issued, assigning useful lives to the Company’s property, plant and equipment, determining an appropriate amount to reserve for obsolete and slow moving inventory, providing a valuation allowance for deferred tax assets, assigning expected lives to and estimating the rate of forfeitures of stock options granted and selecting a volatility factor for the Company’s stock options in order to estimate the fair value of the Company’s stock options on the date of grant. Actual results could differ from those estimates.

Recent Developments

Intention to Merge with China-Based Manufacturing and Casting Company

In August 2013, we signed a letter of commitment with a China-based manufacturer and casting company. This company also owns coal mining operations in China. The parties agreed to enter into negotiations and undertake due diligence with a mutual goal of merging the two companies for the purpose of establishing large scale production in China of industrial CSRV® electric power generators. An important element in ensuring success of this transaction is that we intend to undertake a public offering in the U.S. and Hong Kong to raise US$300 – 500 million. As this transaction is at an early stage and progress to date has been slow, there can be no assurance that it will be consummated. At this time, we are not working on this transaction because we are focused on negotiating a non-exclusive sublicense with another entity in China for the distribution of CSRV products into the United States. We continue to hold open the opportunity to resume efforts towards the merger at some point in the future.

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Results of Operations

Three Months Ended June 30, 2014 Compared to the Three Months Ended June 30, 2013

Our principal business activities and efforts for the three months ended June 30, 2014 and 2013 were devoted to (i) undertaking efforts to raise additional working capital in order to fund the start-up of large scale manufacturing operations, and (ii) developing plans for transitioning to large scale manufacturing. In addition, during the six months ended June 30, 2014, we (i) conducted continued research and development to apply the aforementioned new Hydrogen Reactor technology to power a CSRV® engine and (ii) focused on negotiating a non-exclusive sublicense with an entity in China for the distribution of CSRV products into the United States. During the three months ended June 30, 2013, we were also engaged, to a limited extent, in research and development activities related to applying the CSRV® technology to industrial engines.

Although we incurred substantial net losses for the three months ended June 30, 2014 and 2013 of ($2,353,518) and ($1,176,171), respectively, it is important to consider that a substantial portion of these losses resulted from non-cash expenses. These net losses should be considered in view of the fact that actual cash used for operations was less than these net losses. Cash used for operations for the three months ended June 30, 2014 and 2013 amounted to ($347,513) and ($185,209), respectively.

Revenues

There were no sales and no revenues from research and development for the three months ended June 30, 2014 and 2013.

Sublicensing fee revenue for the three months ended June 30, 2014 and 2013, amounted to $4,800 and $4,800, respectively.

Operating Expenses

Research and Development Expenses

For the three months ended June 30, 2014 and 2013, research and development activities were primarily focused on development of the Hydrogen Reactor. Research and development expenses for the three months ended June 30, 2014 and 2013 amounted to $105,424 and $79,364, respectively. Included in research and development expenses for the three months ended June 30, 2014 and 2013 were $102,600 and $59,900, respectively, of allocated compensation and benefits, $-0- and $14,500, respectively of allocated stock-based compensation expense and $2,824 and $4,964, respectively, of parts and materials.

General and Administrative Expenses

General and administrative expenses increased to $1,703,916 for the three months ended June 30, 2014 from $570,335 in the corresponding period in 2013. This net increase of $1,133,581 primarily resulted from the following: an increase in non-cash stock-based compensation expense of $1,166,984, an increase in financing costs of $24,684, an increase in insurance of $4,862, an increase in travel and entertainment of $4,124, an increase in investor relations expenses of $2,971, an increase in utilities of $2,491, an increase in property taxes of $2,545, an increase in technology costs of $1,590 and a net increase in other general and administrative expenses of $2,442, partially offset by a decrease in compensation and benefits of $44,230 which was primarily due an increase of $42,700 in the amount of compensation and benefits allocated to research and development expenses for the three months ended June 30, 2014, a decrease in patent maintenance of $13,298, a decrease in legal and professional fees and expenses of $12,938, a decrease in SEC filing costs of $4,335, a decrease in office expenses of $2,189 and a decrease in miscellaneous expenses of $2,121.

Depreciation and Amortization

Depreciation and amortization for the three months ended June 30, 2014 decreased by $521 to $16,100 from $16,621 for the three months ended June 30, 2013.

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Other Expense

Other expense for the three months ended June 30, 2014 and 2013, consisted of an increase in the fair value of embedded derivative liabilities amounting to $289,563 and $412,515, respectively, a loss on conversion of convertible notes of $25,089 and $-0-, respectively, and interest expense of $218,226 and $102,136, respectively.

Provision for Income Taxes

The change in deferred tax assets for the three months ended June 30, 2014 and 2013 was fully offset by a valuation allowance, resulting in a $-0- net income tax provision.

Net Loss

We incurred net losses of ($2,353,518) and ($1,176,171) for the three months ended June 30, 2014 and 2013, respectively.

Six Months Ended June 30, 2014 Compared to the Six Months Ended June 30, 2013

Our principal business activities and efforts for the six months ended June 30, 2014 and 2013 were devoted to (i) undertaking efforts to raise additional working capital in order to fund the start-up of large scale manufacturing operations, and (ii) developing plans for transitioning to large scale manufacturing. In addition, during the six months ended June 30, 2014, we (i) conducted continued research and development to apply the aforementioned new Hydrogen Reactor technology to power a CSRV® engine and (ii) focused on negotiating a non-exclusive sublicense with an entity in China for the distribution of CSRV products into the United States. During the six months ended June 30, 2013, we were also engaged, to a limited extent, in research and development activities related to applying the CSRV® technology to industrial engines.

Although we incurred substantial net losses for the six months ended June 30, 2014 and 2013 of ($2,864,737) and ($1,982,019), respectively, it is important to consider that a substantial portion of these losses resulted from non-cash expenses. These net losses should be considered in view of the fact that actual cash used for operations was less than these net losses. Cash used for operations for the six months ended June 30, 2014 and 2013 amounted to ($724,908) and ($373,810), respectively.

Revenues

There were no sales and no revenues from research and development for the six months ended June 30, 2014 and 2013.

Sublicensing fee revenue for the six months ended June 30, 2014 and 2013, amounted to $9,600 and $9,600, respectively. The Company is recognizing the license deposit of $300,000 on the Canadian License with Almont as revenue over the remaining life of the last CSRV® technology patent in force.

Operating Expenses

Research and Development Expenses

For the six months ended June 30, 2014 and 2013, research and development activities were primarily focused on development of the Hydrogen Reactor. Research and development expenses for the six months ended June 30, 2014 and 2013 amounted to $219,594 and $79,364, respectively. Included in research and development expenses for the six months ended June 30, 2014 were $204,700 and $59,900, respectively, of allocated compensation and benefits, $-0- and $14,500, respectively of allocated stock-based compensation expense and $14,894 and $4,964, respectively, of parts and materials.

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General and Administrative Expenses

General and administrative expenses increased to $1,969,001 for the six months ended June 30, 2014 from $1,193,947 in the corresponding period in 2013. This net increase of $775,054 primarily resulted from the following: an increase in non-cash stock-based compensation expense of $927,377, an increase in financing costs of $28,068, an increase in utilities of $6,008, an increase in investor relations expenses of $5,318, an increase in legal and professional fees and expenses of $4,739, an increase in miscellaneous expenses of $2,990, an increase in technology costs of $2,642 and an increase in travel and entertainment of $2,274, partially offset by a decrease in compensation and benefits of $147,628 which was primarily due to a $144,800 increase in the allocation of compensation and benefits to research and development expenses for the six months ended June 30, 2014, a decrease in patent maintenance of $48,890, a decrease in property taxes of $3,408 and a net decrease in other general and administrative expenses of $4,435.

Depreciation and Amortization

Depreciation and amortization for the six months ended June 30, 2014 decreased by $521 to $32,721 from $33,242 for the six months ended June 30, 2013.

Other Income Expense

Other expense for the six months ended June 30, 2014 and 2013, consisted of an increase in the fair value of embedded derivative liabilities amounting to $172,547 and $482,929, respectively, loss on conversion of convertible notes of $61,713 and $-0-, respectively, and interest expense of $418,761 and $202,137, respectively. Interest expense increased substantially due to the higher level of outstanding convertible promissory notes outstanding during the 2014 period and the interest on the finance lease obligation in the 2014 period.

Provision for Income Taxes

The change in deferred tax assets for the six months ended June 30, 2014 and 2013 was fully offset by a valuation allowance, resulting in a $-0- net income tax provision.

Net Loss

We incurred net losses of ($2,864,737) and ($1,982,019) for the six months ended June 30, 2014 and 2013, respectively.

Liquidity and Capital Resources

Our cash position at June 30, 2014 was $43,834, a decrease of $5,440 from the cash position of $49,274 at December 31, 2013. We had negative working capital of ($6,815,935) at June 30, 2014, which represents a ($1,738,108) reduction from the ($5,077,827) of negative working capital at December 31, 2013. Current liabilities of $6,982,092 at June 30, 2014, increased by $1,730,816 from the $5,251,276 balance at December 31, 2013. The most significant changes in current liabilities resulted from the conversion $1,462,093 of paid-in capital into a non-interest bearing promissory note due to Gregory Coates as discussed in Note 12 and an increase in deferred compensation payable for (i) deferred salaries due to George J. Coates and Bernadette Coates of $158,620; and (ii) a $475,000 estimated obligation of the Company to pay the personal income taxes arising from a stock award made to George J. Coates. Current liabilities were comprised of accounts payable and accrued liabilities of $2,193,616, promissory notes to related parties totaling $1,545,505, a mortgage loan in the amount of $1,478,284, deferred compensation payable of $921,284, embedded derivative liabilities related to convertible promissory notes of $543,826, the net carrying value of convertible promissory notes of $209,391, the current portion of a finance lease obligation of $51,862, the current portion of license deposits of $19,200 and unearned revenue of $19,124.

Operating activities utilized cash of ($724,908) during the six months ended June 30, 2014, which primarily consisted of a net loss for the period of ($2,864,737), decreased by non-cash stock-based compensation expense of $1,526,426, non-cash interest expense of $334,501, a $172,547 non-cash increase in the estimated fair value of embedded derivative liabilities related to convertible promissory notes, an increase in deferred compensation of $158,620, a non-cash loss on conversion of convertible promissory notes of $61,713, depreciation and amortization of $32,721 and non-cash financing costs of $5,123, partially offset by and non-cash sublicensing revenues of $9,600. In addition, changes in current assets and liabilities consisted of a net decrease in accounts payable and accrued liabilities of $83,344, a decrease in embedded derivative liabilities related to convertible promissory notes of $57,024 and a decrease in deferred offering costs and other assets of $1,853.

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There were no investing activities for the six months ended June 30, 2014.

Results of Operations for the Years Ended December 31, 2013 and 2012

Our principal business activities and efforts during 2013 and 2012 were devoted to (i) undertaking efforts to raise additional working capital in order to fund the start-up of large scale manufacturing operations, (ii) developing plans for transitioning to large scale manufacturing in anticipation of our CSRV® system technology achieving widespread market acceptance, and (iii) negotiating with certain states that were offering business, finance and tax incentives to new businesses willing to relocate their operations in order to stimulate their economy and create new jobs within the state.

Although we incurred substantial net losses for the years ended December 31, 2013 and 2012 of ($2,750,190) and ($4,530,083), respectively, it is important to consider that a substantial portion of these losses resulted from non-cash expenses required to be recorded for financial reporting purposes in accordance with GAAP. These net losses should be considered in view of the fact that actual cash used for operations was significantly less than these net losses amounting to ($1,282,931) and ($1,577,706) in 2013 and 2012, respectively. Included in the net losses for financial reporting purposes in 2013 and 2012 were the following non-cash expenses: stock-based compensation expense of $628,990 and $2,388,307, respectively, accrued interest expense of $433,284 and $410,144, respectively, a reserve for slow-moving and obsolete inventory of $235,942 in 2012, an increase (decrease) in the fair value of embedded derivative liabilities of $210,390 and ($130,146), respectively, in 2013 and 2012, deferred compensation expense of $137,064 in 2013 and depreciation and amortization expense of $66,485 and $65,509, respectively.

Revenue

There were no sales in 2013 and 2012 as we have been working on securing sufficient working capital to manufacture Gen Sets.

Sublicensing fee revenue for the years ended December 31, 2013 and 2012 amounted to $19,200 and $19,200, respectively. Sublicensing fees are being recognized by amortizing the license deposit of $300,000 on the Canadian License over the approximate remaining life of the last CSRV® technology patent in force at that date.

Expenses

Research and Development Expenses

Research and development activities in 2013 were primarily related to the Hydrogen Reactor Project. Research and development activities in 2012 were primarily related to the resolution of the cracked heads on the Gen Sets. Research and development expenses decreased by $564,343 or 68% to $261,161 in 2013 from $825,504 in 2012. This net decrease is primarily due to (i) a $235,942 write-off in 2012 of slow moving and obsolete inventory charged to research and development expenses because the inventory items are no longer suitable for manufacturing while no inventory was written off in 2013, (ii) a decrease in the amount of stock-based compensation expense allocated to research and development in 2013 of $214,500, (iii) a charge to research and development expense in 2012 of $115,000 for the estimated remediation costs for Gen Sets previously sold that experienced cracked heads while no such amount was charged to expense in 2013, (iv) an increase in compensation and benefits allocated to research and development expenses in 2013 of $38,700 and (v) a decrease in parts and materials utilized in research and development of $37,601.

General and Administrative Expenses

General and administrative expenses decreased by $1,671,392 or 50.2% to $1,660,812 in 2013 from $3,332,205 in 2012. This net decrease din 2013 was primarily related to decreases in (i) stock-based compensation expense of $1,544,816 primarily due to cancellation of an anti-dilution arrangement that was in effect during a portion of 2012, pursuant to which shares of common stock were awarded to George J. Coates, (ii) compensation and benefits in 2013 of $53,216 resulting from a combination of a staff reductions and lower payroll taxes incurred in connection with the deferral of salaries in 2013 for George J. Coates and Bernadette Coates, patent maintenance costs of $38,583, investor relations expenses of $26,320, legal and professional fees of $23,911, insurance expense of $10,620, miscellaneous expenses of $7,844, dues and subscriptions of $5,908, travel and entertainment of $3,259, tools expense of $3,147, repairs and maintenance of $2,742, building expenses of $2,674, shop expenses of $2,098 and other net expenses of $974, partially offset by increases in real estate taxes of $27,735, costs to comply with SEC reporting and regulations of $7,656, utilities and communications of $6,517, printing costs of $5,472, offering costs of $4,934 and postage and shipping of $2,406.

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In order to preserve our working capital, George J. Coates, Barry C. Kaye and Bernadette Coates have voluntarily agreed to defer payment of a portion of their compensation for certain periods in 2013 and 2014, which as of March 26, 2014, amounted to approximately $288,462, $72,411 and $129,600, respectively. This deferred compensation is intended to be paid when we are successful in our efforts to raise sufficient new working capital.

Loss from Operations

A loss from operations of ($1,969,258) was incurred in 2013 compared with a loss from operations of ($4,204,018) in 2012.

Other Income (Expense)

For the years ended December 31, 2013 and 2012, other income (expense) amounted to ($210,390) and $190,146, respectively, included a decrease (increase) of ($210,390) and $130,146, respectively, in the estimated fair value of an embedded derivative liability related to the variable conversion rate on the outstanding balance of convertible promissory notes. Also, included in other income for the year ended December 31, 2012, was insurance proceeds of $50,000 related to business interruption losses caused by the superstorm known as Sandy in November 2012. These proceeds reimbursed costs incurred included in operating expenses in the accompanying statement of operations for the year ended December 31, 2012. The balance of the other income of $10,000 in 2012 is from the recognition of non-refundable unearned income related to the termination of discussions to enter into a business transaction with a Chinese manufacturing company.

Depreciation and Amortization

Depreciation and amortization expense increased to $66,485 in 2013 from $65,509 in 2012.

Interest Expense

Interest expense increased to $570,542 in 2013 from $516,211 in 2012. Interest expense in 2013 consisted of non-cash interest related to convertible promissory notes of $301,116, mortgage loan interest of $116,034, interest on promissory notes to related parties of $127,993, interest expense related to the sale/leaseback of equipment of $20,906 and other interest of $4,493. Interest expense in 2012 consisted of non-cash interest related to convertible promissory notes of $306,498, mortgage loan interest of $122,295, interest on promissory notes to related parties of $78,418, amortization of deferred financing costs of $8,000 and other interest of $1,000.

Deferred Taxes

In 2013 and 2012, the change in deferred taxes was fully offset by a valuation allowance, resulting in a $-0- net income tax provision.

Net Loss

For the year ended December 31, 2013, we incurred a net loss of ($2,750,190) or ($0.01) per share, as compared with net loss of ($4,530,083) or $0.01 per share for 2012. Included in the net losses for the years ended December 31, 2013 and 2012 was $1,401,166 and $2,952,378, respectively, of non-cash expenses, net of non-cash revenues.

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Liquidity and Capital Resources

Our cash position at December 31, 2013 was $49,274, an increase of $35,971 from the cash position of $13,303 at December 31, 2012. We had a working capital deficit of ($5,058,626) at December 31, 2013 which represents an $834,407 improvement from the ($5,893,033) of negative working capital at December 31, 2012. Our current liabilities of $5,232,076 at December 31, 2013, decreased by $801,582 from $6,033,658 at December 31, 2012. This net decrease primarily resulted from a $1,624,111 decrease in deferred compensation and a $61,716 principal repayment of  the mortgage loan payable, partially offset by a $466,508 increase in accounts payable and accrued liabilities, a $231,327 net increase in the derivative liability related to convertible promissory notes, a $95,444 net increase in promissory notes to related parties, a $47,655 net increase in the net carrying amount of convertible promissory notes and the $43,311 current portion of a finance lease finance obligation related to a sale/leaseback transaction in 2013.

Operating activities utilized cash of ($818,812) for the year ended December 31, 2013, a decrease of $289,317 from the cash utilized for operating activities of ($1,108,129) for the year ended December 31, 2012. Cash utilized by operating activities in the year ended December 31, 2013 resulted primarily from (i) a cash basis net loss of ($1,282,931) (after adding back non-cash stock-based compensation expense of $628,990, non-cash interest expense of $433,284, a non-cash other operating expense representing the change in embedded derivative liability of $210,390, non-cash deferred compensation of $137,064, depreciation and amortization of $66,485 and non-cash financing costs of $10,246, partially offset by non-cash licensing revenues of ($19,200); and (ii) an increase of $466,298 in accounts payable and accrued liabilities, an increase in deferred financing costs of $4,283 and a decrease in deferred offering costs and other assets of ($6,463).

Cash generated from financing activities amounted to $854,783 in 2013. This was comprised of issuances of convertible promissory notes aggregating $398,000, proceeds of $155,506 from sales of common stock under an equity line of credit with Dutchess Opportunity Fund II, LP, proceeds from the sale/leaseback of equipment of $132,550, proceeds from private sales of shares of common stock and common stock warrants to the son of Richard W. Evans, a director, aggregating $125,000, proceeds from issuances of promissory notes to related parties, net of repayments, amounting to $95,443 and proceeds $10,000 from exercise of common stock purchase warrants by the son of Richard W. Evans, a director, partially offset by principal repayments of ($61,716) on the mortgage loan payable.

Going Concern

We have incurred net recurring losses since inception, amounting to ($36,842,049), as of June 30, 2014, primarily consisting of research and development expenses and had a stockholders’ deficiency of ($4,964,585). These research and development expenses which were incurred to develop the CSRV® system technology could begin to create value if we are able to raise sufficient working capital and commence production of our CSRV® engines. We will need to obtain additional working capital in order to continue to cover our ongoing cash expenses.

These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated March 31, 2014 with respect to our financial statements as of and for the year ended December 31, 2013 that these circumstances raise substantial doubt about our ability to continue as a going concern.

We have restricted variable costs to only those expenses that are necessary to perform activities related to efforts to raise working capital to enable us to commence production of our CSRV® system technology products, research and development and general administrative costs in support of such activities.

During the six months ended June 30, 2014, we raised additional working capital of $877,136, consisting of proceeds of $290,000 from sales of common stock and warrants to the son of Dr. Richard W. Evans, a director, proceeds from sales of common stock under an equity line of credit of $161,636 and proceeds from issuances of $425,500 of convertible notes. Subsequent to June 30, 2014, we raised additional working capital of $216,000 from issuances of convertible notes and $50,000 from the sale of common stock and warrants to the son of Dr. Richard W. Evans.

Our financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

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Additional Release Payments are currently due us amounting to $5,846,817 under the Escrow Agreement with Almont. At this time, Almont is unable to pay the balance due us until it raises sufficient new working capital. As a result, we have needed to rely on other sources for raising new working capital for our operations. Almont, which has been assigned the Canadian License and rights to the US License, is required to remit to us 60% of the proceeds from any new working capital raised, with the exception of proceeds from equipment lease financing transactions. In addition, the annual minimum purchase requirements under both the United States and Canadian licensing agreements of 120 engine generators per year will also become effective upon the commencement of production of the Gen Sets for Almont. At this time, we do not anticipate receiving additional Release Payments until we raise sufficient new working capital to commence production and begin shipments to Almont.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The Company’s significant accounting policies are partially presented in the Company’s notes to financial statements for the six months ended June 30, 2014 which are contained the Company’s quarterly report on Form 10-Q and are fully presented in the notes to financial statement for the year ended December 31, 2013 which are contained in the Company’s 2013 Annual Report on Form 10-K. The significant accounting policies that are most critical and aid in fully understanding and evaluating the reported financial results include the following:

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the board of directors; however, actual results could differ from those estimates.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented.

A number of other accounting policies rely on significant estimates which include determining the fair value of convertible notes containing embedded derivatives and variable conversion rates, determining a value for Series A Preferred Stock issued, and certain limited anti-dilution rights granted, to George J. Coates, assigning useful lives to the Company’s property, plant and equipment, determining an appropriate amount to reserve for obsolete and slow moving inventory, estimating a valuation allowance for deferred tax assets, assigning expected lives to, and estimating the rate of forfeitures of, stock options granted and selecting a trading price volatility factor for the Company’s common stock in order to estimate the fair value of the Company’s stock options on the date of grant or other appropriate measurement date. Actual results could differ from those estimates.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (Topic 606)”, which amended the existing accounting standards for revenue recognition. This update is based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company is required to adopt this updated standard in the first quarter of fiscal 2018. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of this update and the transition alternatives, however, at this time it does not expect it will have a material effect on the financial statements.

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In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. This update requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, unless the net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under applicable tax law or if the company does not intend to use the tax benefit towards the settlement of a disallowed tax position, if any. Adoption of this standard did not have a material effect on our financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 1, 2013, Meyler & Company, LLC (“Meyler”), Certified Public Accountants resigned as our Independent Registered Public Accounting Firm because they combined their practice with Cowan, Gunteski & Co., P.A. (“Cowan”).

On March 4, 2013, we engaged Cowan as our Independent Registered Public Accounting Firm, the surviving accounting firm from the combination of Meyler & Company, LLC with Cowan. The engagement of Cowan was approved by our Audit Committee.

There have been no disagreements between the Company and either Meyler or Cowan during the entire time that they were engaged by the Company.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table lists the current members of our board of directors and our executive officers as of August 15, 2014. Our directors hold office until their successors have been duly elected and qualified. The address for our directors is c/o Coates International, Ltd., Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719. There are no family relationships among members of our board or our executive officers, with the exception of Gregory Coates, who is the son of George J. Coates. The board of directors did not meet during the year ended December 31, 2013.

Name	Age	Position

George J. Coates	74	Chairman of the Board of Directors, Chief Executive Officer and President

Gregory Coates	43	Director and President of the Technology Division

Barry C. Kaye	61	Director, Treasurer and Chief Financial Officer

Dr. Richard W. Evans	82	Director and Secretary

Dr. Frank Adipietro	56	Director (1)(2)

Dr. Michael J. Suchar	58	Director (1)(2)

Richard Whitworth	65	Director (1)(2)(3)

(1)       Serves as an independent director.

(2)       Serves as a member of our compensation committee

(3)       Serves as a member of our audit committee

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George J. Coates, 74, Chairman, Chief Executive Officer and President

Mr. Coates is our founder and, with the exception of a short period of time of less than one year, has served from the inception of the Company as a director, Chairman of the Board of Directors, President and Chief Executive Officer.

George J. Coates has served two apprenticeships in Europe while attending the College of Technology in London, and as an associate member of the Society of Automotive Engineers (“SAE”) where he received The City and Guilds of London for electrical and mechanical engineering. He is a former management director of SCR Motor Engineers of Europe and holds the certificate of Ministry of Transport in the United Kingdom. He worked as an engineer for Rolls Royce and Mercedes Benz, BLMC, Austin, and D. Napier. He holds approximately 300 patents worldwide on innovations and technologies, including the CSRV® system technology and a turbine engine, among others. He invented coolant disc brakes and a hydraulic suspension.

●	Mr. Coates is a licensed inspector of the New Jersey Motor Vehicle Commission.
He has delivered lectures and presentations at:
●	RWTH Aachen University, Aachen, Germany

●	University of Birmingham, Birmingham, England

●	Rutgers University, Newark, New Jersey, USA.

He is a member of the American Society of Mechanical Engineers and SAE. He received awards in 1995 for achievement in designs in automotive engineering from the SAE. He also received awards in 2001 for outstanding achievements in Mechanical Engineering from the American Society of Mechanical Engineers. Mr. Coates has extensive experience in international corporate business and has developed many longtime associates and contacts in the business and scientific communities around the world.

Gregory Coates, 43, Director and President of the Technology Division

Gregory Coates became a director of the Company in October 2006, and had served as the Chairman of our Board of Directors until March 2007. In October 2006, he became our President – Technology Division. For more than fifteen years, Gregory Coates has worked with us as a design engineer, working in research and development, designing and building the CSRV® system technology and adapting this technology to various existing applications. He created certain of our licensed inventions, and patented certain of them. Gregory Coates is an Associate Member of the Society of Automotive Engineers, Inc., and a Member of the American Society of Mechanical Engineers. He graduated from the College of Technology in Ireland. He invented and patented the Multi Sequential Fuel Management System®, a vital component of our CSRV® engines and also holds patents on other innovative technologies.

Barry C. Kaye, 61, Chief Financial Officer, Treasurer and Director

Barry C. Kaye became a director of the Company in October 2006 and has been serving as our Treasurer and Chief Financial Officer since October 2006. Mr. Kaye is a Certified Public Accountant in both New York and New Jersey. Mr. Kaye served as Vice President, Finance from 2009 to 2010 for Results Media, LLC, a company that provided direct mail marketing services. From 2006 to 2009, Mr. Kaye served as Vice President, Finance and Operations for Corporate Subscription Management Services, LLC, a company that processes orders as agent for various publishers. Since 1999, he has been serving as an Executive Business Consultant with BCK Business Consulting which provides various business consulting services to the business community. From 2004 to 2005, Mr. Kaye served as Corporate Controller of Development Corporation for Israel, a registered broker-dealer that distributes bonds of the government of Israel.  He was the Vice President, Finance & Operations for Alliance Corner Distributors, Inc., a company engaged in sales and distribution of video games and other forms of digital entertainment media from 2003 to 2004.  From 1987 to 1999, he served as Group Vice President, Finance at Sharp Electronics Corporation, a $3.5 billion company engaged in sales and distribution of consumer electronics, office equipment products and microelectronic components, where he was responsible for all finance and “back office” operations. From 1976 to 1987, Mr. Kaye worked for Arthur Andersen & Co. where he achieved the position of Senior Audit Manager.  He is a member of the American Institute of Certified Public Accountants as well as a member of the New York and New Jersey State Societies of Certified Public Accountants. Mr. Kaye received his Bachelor of Science in Accounting degree, graduating with Cum Laude distinction from Brooklyn College of the City University of New York.

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Richard W. Evans, 82, Director and Secretary

Richard W. Evans became a director of the Company in May 1996.  Dr. Evans holds an ED.D degree from Rutgers University and served as Supervisor of the Highland Park School in Highland Park, New Jersey, a post held for more than five years until his retirement in June 1996.

Michael J. Suchar, 58, Director

Dr. Suchar became a director of the Company in May 1996. Dr. Suchar earned a Doctor of Dental Surgery degree from Temple University School of Dental Medicine. He also earned a Bachelor of Science degree from Villanova University. Dr. Suchar attained the position of Director of Dental Medicine, St Christopher’s Hospital for Children, Philadelphia, PA. He serves on the Medical Executive Committee at St Christopher’s, along with other hospital committees. He has been practicing pediatric dentistry for more than twenty years.  Dr. Suchar also has a patented invention in the field of aviation security.

Frank J. Adipietro, 56, Director

Frank J. Adipietro became a director of the Company in October 2006. Dr. Adipietro earned an M.D. degree from Downstate Medical School, Brooklyn, New York. He has also earned an undergraduate degree from New York University, graduating with Phi Beta Kappa and Magna Cum Laude distinction. He has been practicing in the area of anesthesia and interventional pain management for more than twenty years.  He serves as President of the Medical Staff at Eastern Long Island Hospital in Greenpoint, New York since 2009 and serves on numerous hospital committees. He was affiliated with Lenox Hill Hospital, New York, NY for more than ten years in the field of anesthesiology.

Richard Whitworth, 65, Director

Richard Whitworth became a director of the Company in October 2006. Mr. Whitworth earned a Bachelor of Science degree from the University of Florida and has completed extensive post-graduate coursework and seminars in Law, Public Administration, Health Policy, Finance, Criminal Justice, Social Work and Education.  He has been serving as the president of the Whitworth Group Inc. for more than the past 20 years. The Whitworth Group specializes in governmental and public relations, organizational development and financial services. Prior to that, he was the Director for the DWI Program Office for the Florida Supreme Court from 1979 to 1987. From 1976 to 1978 he was the Director of Prevention for the Florida Association Drug Abuse Treatment and Education Centers, Inc. From 1974 to 1976 he served as Specialist, Health and Mental Health, Aging Program Office for the Department of Health and Rehabilitation Services. Prior to that, he was the Director of Prevention for the Drug Abuse Program under the direction of the Department of Health and Rehabilitation Services.

Board Committees

Our board of directors established an audit committee and a compensation committee in October 2006. All of the members of each of these standing committees are independent as defined under NASDAQ rules and, in the case of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act. Richard Whitworth is the sole member of our audit committee.

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Audit Committee

The audit committee’s responsibilities include:  appointing, approving the compensation of, and assessing the independence of our independent auditor;  overseeing the work of our independent auditor, including through the receipt and consideration of reports from the independent auditor;  reviewing and discussing with management and our independent auditor our annual and quarterly financial statements and related disclosures;  monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;  discussing our risk management policies; establishing policies regarding hiring employees from our independent auditor and procedures for the receipt and retention of accounting related complaints and concerns; meeting independently with our independent auditor and management; and preparing the audit committee report required by SEC rules to be included in our proxy statements.

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. We have not been able to identify a qualified audit committee financial expert to serve in such capacity.

During the year ended December 31, 2013, the Audit Committee held one meeting. In connection with the audit of our financial statements as of and for the years ended December 31, 2013 by Cowan, our Independent Public Accounting Firm, our audit committee has discussed with Cowan the matters required to be discussed by the Statement on Auditing Standards No. 61 as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the audit committee has received the written disclosures and the letter from Cowan required by Independence Standards Board Standard No. 1 as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Cowan their independence.

The audit committee has reviewed and discussed our audited financial statements as of and for the year ended December 31, 2013 with management and based on this review and discussion has recommended to the board of directors that such audited financial statements be included in the annual report for the year ended December 31, 2013 on Form 10-K filed with the Securities and Exchange Commission.

Compensation Committee

The compensation committee’s responsibilities include:

●	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

●	determining the compensation of our chief executive officer;

●	reviewing and approving, or making recommendations to our board of directors with respect to the compensation of our other executive officers;

●	overseeing an evaluation of our senior executives;

●	overseeing and administering our cash and equity incentive plans; and

●	reviewing and making recommendations to our board with respect to director compensation.

The Compensation Committee did not meet during the year ended December 31, 2013.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will manage for the long-term benefit of our stockholders. In that regard, we have established and adopted charters for the audit committee and compensation committee, as well as a code of business conduct and ethics applicable to all of our directors, officers and employees. Our code of business conduct and ethics can be viewed on our website at www.coatesengine.com .

Compensation Committee Interlocks and Insider Participation

George J. Coates, Gregory Coates and Barry C. Kaye are executive officers and members of our board of directors. None of our executive officers serves as a member of our compensation committee, audit committee or other committee serving an equivalent function. None of the current members of the compensation committee of our board has ever been one of our employees.

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Liability Limitations and Indemnification

The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated charter and amended and restated by-laws incorporated by reference as exhibits to this report. We refer in this section to our amended and restated charter as our charter, and we refer to our amended and restated by-laws as our by-laws.

Our charter and by-laws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of their duty of loyalty to the corporation or its stockholders;

●	acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

The limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

Our charter and by-laws provide that we will indemnify our directors and officers, and may indemnify other employees and agents, to the maximum extent permitted by law. We believe that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of actions taken in his or her capacity as an officer, director, employee or agent, regardless of whether the by-laws would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under our charter or by-laws or the indemnification agreements we have entered into with our directors and officers, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

We know of no person, who, at any time during the fiscal year ended December 31, 2013 to the date hereof, was a director, officer or beneficial owner of more than ten percent of any class of our equity securities (a "Reporting Person"), that failed to file on a timely basis any reports required to be furnished pursuant to Section 16(a). Based upon a review of Forms 3, 4 and 5 furnished to us under Rule 16(a)-3(d), we know of no Reporting Person that failed to file the required reports within the required time limits.

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EXECUTIVE COMPENSATION

The following table sets forth the compensation of specified executive officers for years ended December 31, 2013 and 2012:

Summary Compensation Table

Name and Principal Position	Year	Salary		Stock Awards	Stock Option Awards		Anti-dilution Awards		All Other Compensation		Total

George J. Coates	2013	$250,000	(1)	$-	$-		$599,977	(3)	$17,129	(4)	$867,106
Chief Executive Officer and President	2012	250,000		-	115,993	(2)	1,674,375	(3)	26,624	(4)	2,066,292

Barry C. Kaye	2013	-		-	4,200	(5)	-		40,000	(6)	44,200
Chief Financial Officer and Treasurer	2012	-		-	-		-		67,475	(6)	67,475

Gregory Coates	2013	150,000		-	-		-		19,294	(4)	169,294
President, Technology Division	2012	150,000		-	-		-		22,557	(4)	172,557

Richard W. Evans	2013	-		-	-		-		-		-
Secretary and Director	2012	-		-	199,713	(7)	-		-		199,713

Frank J. Adipietro	2013	-		-	-		-		-		-
Director	2012	-		-	42,627	(8)	-		-		199,713

(1)	For the year ended December 31, 2013, George J. Coates received approximately $19,000 of this salary amount and $231,000 of his salary has been deferred until such time that we have sufficient working capital to pay such deferred compensation. For the year ended December 31, 2012, all of Mr. Coates’ salary was paid to him.

(2)	No stock options were granted to Mr. Coates during the year ended December 31, 2013. During the year ended December 31, 2012, we granted 1,815,000 common stock options with an exercise price of $0.06 per share. These stock options are fully vested and expire in June 2027.

(3)	Effective January 1, 2012, we established a new anti-dilution arrangement for George J. Coates which was approved by the board of directors and provided for the award of one new restricted share of our common stock to Mr. Coates for each new share of stock issued to any non-Coates family members as a result of a sale or conversion (the “Common Stock Anti-dilution”). Under that arrangement, no shares of stock would be issued to George J. Coates in connection with any new shares of common stock issued upon sale or conversion of the our securities pursuant to any public offerings by the Company.

For the year ended December 31, 2013, 14,142,085 unregistered shares of the Company’s common stock were awarded to Mr. Coates for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares, based on the closing trading price of the stock on the dates of issuance was $429,614. On August 30, 2013, these shares were voluntarily returned to the Company for cancellation, upon which the shares were restored to the authorized, but unissued status and the Common Stock Anti-dilution arrangement was discontinued. For the year ended December 31, 2012, 20,275,046 shares of our common stock with an estimated fair market value of $1,674,375 were awarded to Mr. Coates for anti-dilution.

Effective May 17, 2013, new anti-dilution provisions for the Coates family were put into place. Under these provisions, new shares of Series A Preferred Stock are to be issued to George J. Coates upon issuance of new shares of the Company’s common stock to any person or entity that is not a Coates family member (the Preferred Stock Anti-dilution”). The anti-dilution provisions do not apply to any secondary public offerings of the Company’s common stock. The anti-dilution is calculated as the number of shares needed to ensure that the Coates family percentage of total eligible votes at all matters brought before the shareholders for a vote remains fixed at 93.93%. During the year ended December 31, 2013, Mr. Coates was awarded 68,590 unregistered shares of the Company’s Series A Preferred Stock for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares was $170,363.

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(4)	Other compensation for George J. Coates and Gregory Coates consisted of health and dental insurance, life insurance and payroll taxes for the years ended December 31, 2013 and 2012, respectively.

(5)	During the year ended December 31, 2013, we granted 100,000 common stock options with an exercise price of $0.042 per share to Barry C. Kaye. These stock options become fully vested in December 2014 and expire in 2028. The estimated fair value of these stock options on the date of grant was $4,200.

(6)	For the year ended December 31, 2013, the amount paid to Mr. Kaye was for compensation earned during the year ended December 31, 2012. Mr. Kaye earned $124,950 in 2013 which was not paid and has been deferred until the Company has sufficient working capital to remit payment to him. This amount is included in accounts payable and accrued liabilities in the accompanying balance sheet at December 31, 2013.

For the year ended December 31, 2012, Mr. Kaye earned an additional $46,750, which had not been paid as of December 31, 2012. This amount is included in accounts payable and accrued liabilities in the accompanying balance sheet at December 31, 2012.

(7)	During the year ended December 31, 2012, we granted 3,125,000 common stock options with an exercise price of $0.06 per share to Dr. Richard W. Evans. These stock options are fully vested in and expire in 2027. The estimated fair value of these stock options on the date of grant was $199,713.

(8)	During the year ended December 31, 2012, we granted 667,000 common stock options with an exercise price of $0.06 per share to Dr. Frank J. Adipietro. These stock options are fully vested in and expire in 2027. The estimated fair value of these stock options on the date of grant was $42,627.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards to our executives as of December 31, 2013:

Name	Number of Securities Underlying Unexercised Options that are Exercisable	Number of Securities Underlying Unexercised Options that are Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Exercise Price	Option Expiration Date
George J. Coates	1,000,000	-		-	$0.440	10/23/2021
	50,000	-		-	0.430	11/3/2024
	275,000	-		-	0.400	11/18/2025
	1,800,000	-		-	0.250	7/26/2026
	1,815,000	-		-	0.060	6/24/27
Gregory Coates	500,000	-		-	0.440	10/23/2021
	1,800,000	-		-	0.240	8/8/2026
Barry C. Kaye	125,000	-		-	0.440	10/17/2021
	-	100,000	(1)	-	0.042	12/9/2028

(1) These stock options shall become fully vested on December 10, 2014.

Vesting of the stock options is subject to acceleration under certain circumstances in the event of an acquisition of the Company.

Director Compensation

A compensation program was adopted by the board of directors in March 2007 which provides for compensation to our directors in the amount of $1,000 per day, plus reasonable travel expenses. This compensation plan further provides for the granting of stock options to our non-employee directors from time to time under our 2014 Stock Option and Incentive Plan to purchase our common stock at an exercise price equal to the quoted closing price of our stock on the day prior to the date of grant.

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The following summarizes the compensation paid to our non-employee directors for the years ended December 31, 2013 and 2012:

Name of Director	Year Ended December 31,		Fees Earned or Paid in Cash	Stock Options Awarded (1)			Restricted Stock Awarded	Total Compensation

Dr. Richard W. Evans	2013 2012	$	- -	$	- 199,740	$	- -	$	- 199,740

Dr. Frank J. Adipietro	2013 2012		- -		- 42,627		- -		- 42,627

During the year ended December 31, 2012, we granted 3,125,000 and 667,000 common stock options with an exercise price of $0.06 per share to Dr. Richard W. Evans and Dr. Frank J. Adipietro, respectively. These stock options are fully vested and expire in 2027. The estimated fair value of these stock options on the date of grant was $199,740 and $42,627, respectively.

Employment contracts and termination of employment and change-in-control arrangements

There are currently no employment contracts with any of our employees and there have been no terminations or change-in-control arrangements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 26, 2014 for:

•	each of our executive officers and directors;

•	all of our executive officers and directors as a group; and

•	any other beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 408,148,852 shares outstanding as of August 15, 2014. Addresses of named beneficial owners are c/o Coates International, Ltd., Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719.

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	Beneficial Ownership
			Shares Beneficially Owned
Name of Beneficial Owner	Outstanding Shares Beneficially Owned	Right to Acquire Within 60 Days After August 15, 2014	Number		Percentage

George J. Coates	260,478,267[1]	4,940,000	265,418,267	(1)	63.56%

Gregory Coates	14,032,520	2,300,000	16,332,520		3.91%

Dr. Richard Evans	4,869,087	3,400,000	8,269,087		1.98%

Dr. Frank Adipietro	3,735,364	827,000	4,562,364		1.09%

Barry C. Kaye	1,300,358	125,000	1,425,358		0.34%

Dr. Michael J. Suchar	923,464	25,000	948,464		0.23%

Richard Whitworth	-	25,000	25,000		0.01%

All executive officers and directors as a group (7 persons)	285,339,060	11,642,000	296,981,060		71.11%

(1) Includes 1,956,960 shares owned by Mr. Coates' spouse and 1,165,507 shares owned by The Coates Trust, which is controlled by George J. Coates as Trustee. Beneficial ownership of these shares is disclaimed by George J. Coates.

As of August 15, 2014, George J. Coates owned 50,000 shares of Series A Preferred Stock and 371,670 shares of Series B Convertible Preferred Stock which entitles him to 871,670,000 votes at all matters brought before the common stockholders for a vote. When added to the votes he is entitled to from his shares of common stock owned, the total number of votes represents an aggregate voting interest of 86%.

As of August 15, 2014, Gregory G. Coates owned 29,002 shares of Series B Convertible Preferred Stock which entitles him to 29,002,000 votes at all matters brought before the common stockholders for a vote. When added to the votes he is entitled to from his shares of common stock owned, the total number of votes represents an aggregate voting interest of 3.3%.

As of August 15, 2014, Barry C. Kaye owned 2,069 shares of Series B Convertible Preferred Stock which entitles him to 2,069,000 votes at all matters brought before the common stockholders for a vote. When added to the votes he is entitled to from his shares of common stock owned, the total number of votes represents an aggregate voting interest of less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

A related person is defined as any person who is (1) a director or executive officer of the registrant, (2) any nominee for director, (3) any immediate family member of a director or executive officer of the registrant or of any nominee for director, (4) any person who is known to the Company to be the beneficial owner of more than 5% of any class of the registrant’s voting securities and (5) any immediate family of any person who is known to the Company to be the beneficial owner of more than 5% of any class of the registrant’s voting securities.

Promissory Notes to Related Parties

George J. Coates

Subsequent to December 31, 2013, in a series of transactions, we repaid $60,000 principal amount of 17% promissory notes to George J. Coates and paid $60,000 of accrued interest on such promissory notes. In addition, by mutual agreement between the Company and George J. Coates, $419,726 principal amount of such promissory notes were converted into 14,733,289 shares of our common stock at a conversion price per share ranging from $0.0252 to $0.029.

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During the years ended December 31, 2013 and 2012, we issued, in a series of transactions, promissory notes to George J. Coates and received cash proceeds of $104,531 and $194,755, respectively, and repaid promissory notes in the aggregate principal amount of $65,500 and $30,500, respectively. The promissory notes are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly. During the years ended December 31, 2013 and 2012, the highest balance of promissory notes outstanding, including accrued interest thereon was $680,303 and $535,121, respectively. Subsequent to December 31, 2013, $35,000 principal amount of promissory notes issued to Mr. Coates was repaid.

During the period from March 28, 1991 through April 15, 1994, Mr. Coates made cash outlays of his own personal funds to acquire the Company’s headquarters, research and development and warehouse facility amounting to $950,000. Mr. Coates contributed this property to the Company and did not receive any consideration for this contribution. At that time, the $950,000 purchase price was added to the Company’s additional paid-in capital. Mr. Coates has been anticipating that these monies would be repaid to him at such time that the Company had sufficient working capital for this purpose. On April 28, 2014, the board of directors adopted a resolution to convert $950,000 of additional paid-in capital of the Company into a non-interest bearing promissory note payable on demand due to Mr. Coates. The intent of this resolution was compensate Mr. Coates for his lost benefits of ownership of the Company’s headquarters, research and development and warehouse facility subsequent to the date he contributed this property. Mr. Coates offered to apply this amount towards the purchase of additional shares of the Company’s common stock.

On April 29, 2014, the board of directors adopted a another resolution to convert this non-interest bearing demand loan in the amount of $950,000, along with $50,000 of interest bearing, 17% promissory notes due to Mr. Coates into shares of the Company’s common stock, bringing the total amount converted to $1 million. The conversion price per share was determined to be equal to the closing trading price of the common stock on April 29, 2014. The closing trading price on that date was $0.0252 per share. As a result of this resolution, 39,682,540 restricted shares of common stock were issued to Mr. Coates as of April 29, 2014. As a result of the conversion of the promissory notes into shares of common stock, stockholders experienced a dilution. The percentage of the Company owned by non-affiliate shareholders decreased from 32.9% to 29.5% of the outstanding common stock of the Company. The net effect on the Company’s balance sheet was to decrease current liabilities by $50,000 and decrease stockholders’ deficit by the same amount.

In addition, during May 2014, by mutual consent between Mr. Coates and the Company, the remaining $370,000 principal amount of the promissory notes due to Mr. Coates were converted into restricted shares of common stock of the Company at the closing price per share of $0.029 on May 30, 2014. These promissory notes arose from cash lent to the Company for working capital purposes from Mr. Coates’ personal funds. Accordingly, the Company issued 12,749,162 shares of restricted common stock to Mr. Coates. As a result of this transaction, current liabilities were reduced by $370,000 and the stockholders’ deficiency was reduced by the same amount. In addition, annual interest expense will be reduced by approximately $63,000.

The remaining balance of accrued interest of $215,000 at June 30, 2014 continues to earn interest at the rate of 17% per annum, compounded monthly and is payable on demand. This amount is included in accounts payable and accrued liabilities in the accompanying balance sheet at June 30, 2014

Gregory Coates

During the period from August 21, 1995 to February 14, 1996, Gregory Coates, son of George J. Coates, President, Technology Division and director, in a series of payments, made cash outlays from his own personal funds on behalf of the Company, in an amount which aggregated $1,462,000 to provide needed working capital to the Company in order for it to continue its operations. Gregory Coates contributed these funds to the Company and did not receive any consideration for this contribution. At that time, the $1,462,000 of cash outlays was added to the Company’s additional paid-in capital. Gregory Coates has been anticipating that these monies would be repaid to him at such time that the Company had sufficient working capital for this purpose. Gregory Coates has requested that this amount of additional paid-in capital be converted into a non-interest bearing promissory note. On April 28, 2014, the board of directors adopted a resolution to convert $1,462,000 of additional paid-in capital of the Company into a non-interest bearing promissory note payable on demand, due to Gregory Coates. As a result, the Company’s additional paid-in capital decreased by $1,462,000 and current liabilities increased by $1,462,000.

44

Bernadette Coates

Subsequent to December 31, 2013, in a series of transactions, we repaid $45,000 principal amount of 17% promissory notes to Bernadette Coates.

During the years ended December 31, 2013 and 2012, we issued, in a series of transactions, promissory notes to Bernadette Coates, spouse of George J. Coates and received cash proceeds of $67,562 and $76,000, respectively, and repaid promissory notes in the aggregate principal amount of $10,150 and $10,000, respectively. The promissory notes are payable on demand and provided for interest at the rate of 17% per annum, compounded monthly. During the years ended December 31, 2013 and 2012, the highest balance of promissory notes outstanding, including accrued interest thereon was $156,829 and $73,021, respectively.

Dr. Richard W. Evans

During the year ended December 31, 2012, by mutual agreement between us and Dr. Richard W. Evans, a promissory note due to him in the principal amount of $120,000, was converted into 2,000,000 restricted shares of our common stock.

Dr. Frank J. Adipietro

During the year ended December 31, 2012, by mutual agreement between us and Dr. Frank J. Adipietro, a promissory note due to him in the principal amount of $50,000, plus accrued interest thereon of $7,327 was converted into 639,939 restricted shares of our common stock.

10% Note due to Dr. Michael J. Suchar

A $10,000, 10% Promissory Note, plus accrued interest thereon of $7,461, held by Dr. Michael J. Suchar, director, was, by mutual consent, converted into 612,664 shares of our common stock at a conversion rate of $0.028 per share.

Issuance of Anti-Dilution Shares of Series A Preferred Stock to George J. Coates

Subsequent to December 31, 2013, an additional 41,191 shares of Series A Preferred Stock, were issued to George J. Coates under revised anti-dilution provisions designed to maintain Mr. Coates’ percentage of votes on all matter brought before the stockholders for a vote at 93.93%, which became effective May 17, 2013. Each share of Series A Preferred Stock entitled the holder to 10,000 stockholder votes. As a result, he held a total of 179,901 shares of Series A Preferred Stock. The estimated fair value of these shares was $96,046. All of these shares of Series A Preferred Stock were converted into shares of Series B Convertible Preferred Stock as described hereinafter.

During the year ended December 31, 2013, 68,590 shares of Series A Preferred Stock, were issued to George J. Coates under revised anti-dilution provisions. The estimated fair value of these shares was $170,363. No shares of Series A Preferred Stock were in issued during the year ended December 31, 2012.

Establishment of New Anti-dilution Program, Conversion of Series A Preferred Stock and Issuance of Series B Convertible Preferred Stock

On July 3, 2014, the board of directors consented to (i) the conversion of all of the 181,664 shares of Series A Preferred Stock held by George J. Coates into shares of Series B Convertible Preferred Stock, $0.001 par value per share (“Series B”) at a conversion rate of one share of Series B for each share of Series A, (ii) an anti-dilution award of an additional 75,000 shares of Series B to Mr. Coates; and (iii) a modified anti-dilution plan, effective as of July 3, 2014 (the Modified Plan”) for George J. Coates.

All of the shares of Series A Preferred Stock that were converted, were cancelled and restored to unissued status.

45

The anti-dilution award of an additional 75,000 shares of Series B to Mr. Coates was determined to be the number of shares of Series B required to restore Mr. Coates’ ownership percentage of outstanding common stock on a pro forma basis to 78%, assuming all of the Series B shares were converted into common stock. The ownership percentage of 78% represents the percentage of outstanding common stock that Mr. Coates held at December 31, 2002.

The net effect of the cancellation of all of the shares of Series A Preferred Stock and the issuance of 256,664 shares of Series B Convertible Preferred Stock on the number of total votes held by Mr. Coates was to reduce his number of votes from 2,091,150,787 to 517,142,267.

Under the Modified Plan, for each new share of common stock issued by the Corporation to non-Coates family members in the future, additional shares of Series B will be issued to Mr. Coates equal to that number of shares of Series B required to maintain his ownership percentage of outstanding shares of common stock outstanding on a pro forma basis, at 78%.

These anti-dilution provisions do not apply to new shares of common stock issued in connection with exercises of employee stock options, a public offering of the Corporation’s securities or a merger or acquisition.

On July 28, 2014, the board of directors consented to an anti-dilution program which provides that shares of Series B Convertible Preferred Stock be issued to Gregory G. Coates whenever new shares of common stock are issued to non-Coates family members in order to maintain his ownership percentage of common stock at 5.31% of the pro forma number of shares of common stock outstanding, assuming all shares of Series B Convertible Preferred Stock are converted to common stock. This was his percentage ownership of common stock at December 31, 2002. The number of shares of Series B Convertible Preferred Stock issued on July 28, 2014 based on this anti-dilution program was 29,002.

On July 28, 2014, the board of directors consented to an anti-dilution program which provides that shares of Series B Convertible Preferred Stock be issued to Barry C. Kaye whenever new shares of common stock are issued to non-Coates family members in order to maintain his ownership percentage of common stock at 0.04157% of the pro forma number of shares of common stock outstanding, assuming all shares of Series B Convertible Preferred Stock are converted to common stock. This was the weighted average percentage ownership of common stock he purchased, based on the number of shares of common stock outstanding on each date he acquired additional shares of common stock. The number of shares of Series B Convertible Preferred Stock issued on July 28, 2014 based on this anti-dilution program was 2,069.

The issuance of these shares of Series B Convertible Preferred Stock to Gregory G. Coates and Barry C. Kaye triggered the issuance of an additional 115,006 shares of Series B Convertible Preferred Stock to George J. Coates, in accordance with the anti-dilution program in effect for George J. Coates. After this issuance to George J. Coates, he held a total of 371,670 shares of Series B Convertible Preferred Stock.

Under this new anti-dilution Plan, for each new share of common stock issued by the Corporation to non-Coates family members in the future, additional shares of Series B Convertible Preferred Stock will be issued to Gregory G. Coates and Barry C. Kaye equal to that number of shares of Series B required to maintain their ownership percentage of outstanding shares of common stock outstanding on a pro forma basis, at 5.31% and 0.04157, respectively.

After the issuances described herein of shares of Series B Convertible Preferred Stock issued on July 28, 2014, there were a total of 402,741 shares of Series B Convertible Preferred Stock outstanding.

These anti-dilution provisions do not apply to new shares of common stock issued in connection with exercises of employee stock options, a public offering of the Corporation’s securities or a merger or acquisition.

In the event that all of the 402,741 shares of Series B Convertible Preferred Stock outstanding were converted, once the conversion restrictions lapse, an additional 402,741,000 new restricted shares of common stock would be issued. On a pro forma basis, based on the number of shares of common stock outstanding, this would dilute the ownership percentage of non-affiliated stockholders from 30.0% to 15.1%.

To the extent that additional shares of Series B are issued under the anti-dilution plan, the non-affiliated stockholders’ percentage ownership of the Corporation would be further diluted.

46

Award of Series A Preferred Stock

In August 2014, the Company awarded 50,000 new shares of Series A Preferred Stock to George J. Coates as an inducement to him to consider future offers from investors to acquire substantial ownership interests in the Company as a means of raising substantial new working capital for the Company. The estimated fair value of these shares was $125,000. These shares entitle Mr. Coates to 500 million additional votes on all matters brought before the shareholders for a vote.

Sale of Common Stock and Warrants to the Son of Dr. Richard W. Evans

Subsequent to December 31, 2013, we sold 7,339,286 restricted shares of our common stock, and 7,339,286 warrants to purchase one share of our common stock at exercise prices ranging from $0.035 to $0.04 per share in consideration for $290,000 received from the son of Dr. Richard W. Evans, a director.

In a series of transaction throughout the year ended December 31, 2013, we sold 4,666,666 restricted shares of our common stock, and 5,666,668 warrants to purchase one share of our common stock at exercise prices ranging from $0.015 to $0.04 per share in consideration for $125,000 received from the son of Richard W. Evans, a director.

In a series of transaction throughout the year ended December 31, 2012, we sold 5,557,375 restricted shares of our common stock, and 10,839,752 warrants to purchase one share of our common stock at exercise prices ranging from $0.045 to $0.12 per share in consideration for $355,000 received from the son of Richard W. Evans, a director.

In March 2012, 190,185 unregistered shares of our common stock were sold to the son Dr. Richard W. Evans, a director in consideration for 185,185 tradable shares of common stock which were used to make a non-cash payment for services rendered to us.

Exercise of Stock Purchase Warrants by the Son of Dr. Richard W. Evans

In December 2013, the son of Dr. Richard W. Evans exercised stock purchase warrants to purchase 666,667 restricted shares of our common stock at a price per share of $0.015.

Sale of Shares of Common Stock to Dr. Frank J. Adipietro

During the year ended December 31, 2012, 551,281 restricted shares of our common stock were issued to Dr. Frank J. Adipietro, director in consideration for $35,000.

Issuance and Cancellation of Anti-Dilution Shares of Common Stock to George J. Coates

In a series of transactions in 2013, the Company issued 14,142,085 unregistered shares of its common stock to George J. Coates for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares, based on the closing trading price of the stock on the dates of the issuances was $429,613. On August 30, 2013, these shares were voluntarily returned to the Company for cancellation, upon which the shares were restored to the authorized, but unissued status.

In January 2013, the Company issued 20,895,046 unregistered shares of its common stock to George J. Coates in satisfaction of a deferred compensation liability consisting of 20,275,046 shares for anti-dilution protection for the year ended December 31, 2012 and a 620,000 share stock award originally granted in 2011. The value of these shares, based on the closing trading price on the dates of the anti-dilution or the date of the stock award was $1,761,000, of which $1,674,000 and $87,000 was charged to stock compensation expense during the years ended December 31, 2012 and 2011, respectively. On August 30, 2013, these shares were voluntarily returned to the Company for cancellation, upon which the shares were restored to the authorized, but unissued status.

In a series of transaction throughout the year ended December 31, 2012, a total of 20,275,046 shares of our restricted common stock were awarded to George J. Coates under an anti-dilution program in effect during the year. Of this amount, 18,593,313 shares of common stock were originally issued throughout 2012. In December 2012 these shares were cancelled and restored to unissued status. The estimated fair value of these shares amounted to $1,674,000.

Issuance of Shares or Common Stock Awarded to Dr. Richard W. Evans and Dr. Frank J. Adipietro

In April 2012, 1,100,000 and 240,000 restricted shares of our common stock that were originally awarded in December 2011 were issued to Dr. Richard W. Evans and Dr. Frank J. Adipietro, respectively.

47

Stock Option Granted

In April 2014, we granted 351,500 stock options to Gregory Coates, with an exercise price per share of $0.028. These options will vested in April 2015 and expire in 2029. The estimated fair value of these stock options was approximately $9,838.

In April 2014, we granted 351,500 stock options to Barry C. Kaye, with an exercise price per share of $0.028. These options will vested in April 2015 and expire in 2029. The estimated fair value of these stock options was approximately $9,838.

In December 2013, we granted 100,000 stock options to Barry C. Kaye, with an exercise price per share of $0.042. These options will vested in December 2014 and expire in 2028. The estimated fair value of these stock options was approximately $4,200.

In June 2012, we granted 1,815,000, 3,125,000 and 667,000 stock options to George J. Coates, Dr. Richard W. Evans and Dr. Frank J. Adipietro, respectively, with an exercise price per share of $0.06. These options vested in June 2013 and expire in 2027. The estimated fair value of these stock options was approximately $116,000, $200,000 and $43,000, respectively.

All of these transactions were authorized by the board of directors. Proceeds from sales of common stock and warrants and from issuances of promissory notes were used for general working capital purposes.

Deferred Compensation

Subsequent to December 31, 2013, George J. Coates and Bernadette Coates agreed to deferral of their compensation amounting to $125,000 and $33,620, respectively, bringing their total deferred compensation to $355,769 and $90,515, respectively.

For the year ended December 31, 2013, George J. Coates earned base compensation of $230,769, payment of which is being deferred until the Company has sufficient working capital.

For the year ended December 31, 2013, Bernadette Coates, spouse of George J. Coates, earned base compensation of $56,895, payment of which is being deferred until the Company has sufficient working capital.

Consulting Fees

Subsequent to December 31, 2013, Barry C. Kaye, Treasurer and Chief Financial Officer earned consulting fees of $81,075 and was paid $90,000, bringing his total unpaid, earned compensation to $102,150.

For the year ended December 31, 2013, $40,000 was paid to Barry C. Kaye, Treasurer and Chief Financial Officer for compensation earned during the year ended December 31, 2012. Mr. Kaye earned $124,950 in 2013 which was not paid and has been deferred until the Company has sufficient working capital to remit payment to him. Subsequent to December 31, 2013, 23,250 of this amount was paid to him.

For the year ended December 31, 2012, Mr. Kaye was paid consulting fees of approximately $67,475. For the year ended December 31, 2012, Mr. Kaye earned an additional $46,750, $40,000 of which was paid during 2013 and $6,750 of which was paid subsequent to December 31, 2013.

Personal Guaranty and Pledge of Stock

The Company’s mortgage loan on its headquarters is collateralized by the pledge of five million shares of common stock of the Company owned by George J. Coates, which were deposited into escrow for the benefit of the lender and by his personal guaranty.

48

Director Independence

The following table sets forth the members of our board of directors that are independent and certain board committee assignments:

Dr. Frank Adipietro	Director *, **

Dr. Michael J. Suchar	Director *, **

Richard Whitworth	Director *, **, ***

*           Serves as an independent director.

**         Serves as a member of our compensation committee

***       Serves as a member of our audit committee

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, this Registration Statement on Form S-1 under the Securities Act. This Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public via commercial document retrieval services.

49

COATES INTERNATIONAL, LTD.

F-1

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

Coates International, Ltd.
Balance Sheets

	June 30, 2014	December 31, 2013
	(Unaudited)

Assets
Current Assets
Cash	$43,834	$49,274
Inventory, net	111,752	111,752
Deferred offering costs	10,571	12,423
Total Current Assets	166,157	173,449
Property, plant and equipment, net	2,149,067	2,179,646
Deferred licensing costs, net	48,874	51,016
Total Assets	$2,364,098	$2,404,111

Liabilities and Stockholders' Deficiency
Current Liabilities
Accounts payable and accrued liabilities	$2,193,616	$2,263,947
Promissory notes to related parties	1,545,505	603,138
Mortgage loan payable	1,478,284	1,513,284
Deferred compensation payable	921,284	287,664
Derivative liability related to convertible promissory notes	543,826	366,590
Convertible promissory notes	209,391	125,018
Current portion of finance lease obligation	51,862	43,311
Current portion of license deposits	19,200	19,200
Unearned revenue	19,124	19,124
10% convertible note	-	10,000
Total Current Liabilities	6,982,092	5,251,276
Non-current portion of finance lease obligation	53,191	81,452
Non-current portion of license deposits	293,400	303,000
Total Liabilities	7,328,683	5,635,728

Commitments and Contingencies	-	-

Stockholders' Deficiency
Preferred stock, $0.001 par value, 100,000,000 shares authorized, 179,901 and 141,473 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	180	141
Common stock, $0.0001 par value, 1,000,000,000 shares authorized, 405,986,530 and 327,749,176 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	40,599	32,775
Additional paid-in capital	31,836,685	30,712,778
Accumulated deficit	(36,842,049)	(33,977,311)
Total Stockholders' Deficiency	(4,964,585)	(3,231,617)
Total Liabilities and Stockholders' Deficiency	$2,364,098	$2,404,111

The accompanying notes are an integral part of these financial statements.

F-2

Coates International, Ltd.

Statements of Operations

(Unaudited)

	For the three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Sublicensing fee revenue	$4,800	$4,800	$9,600	$9,600
Total Revenues	4,800	4,800	9,600	9,600
Expenses:
Research and development costs	105,424	79,364	219,594	79,364
General and administrative expenses	1,703,916	570,335	1,969,001	1,193,947
Depreciation and amortization	16,100	16,621	32,721	33,242
Total Expenses	1,825,440	666,320	2,221,316	1,306,553
Loss from Operations	(1,820,640)	(661,520)	(2,211,716)	(1,296,953)
Other Expense:
Increase in estimated fair value of embedded derivative liabilities	(289,563)	(412,515)	(172,547)	(482,929)
Loss on conversion of convertible notes	(25,089)	-	(61,713)	-
Interest expense	(218,226)	(102,136)	(418,761)	(202,137)
Loss Before Income Taxes	(2,353,518)	(1,176,171)	(2,864,737)	(1,982,019)
Provision for income taxes	-	-	-	-
Net Loss	$(2,353,518)	$(1,176,171)	$(2,864,737)	$(1,982,019)

Basic net loss per share	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Basic weighted average shares outstanding	378,637,252	343,131,130	357,564,038	335,863,959
Diluted net loss per share	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Diluted weighted average shares outstanding	378,637,252	343,131,130	357,564,038	335,863,959

The accompanying notes are an integral part of these financial statements.

F-3

Coates International Ltd.

Condensed Statements of Cash Flows

For the Six Months Ended June 30,

(Unaudited)

	2014	2013

Net Cash (Used in) Operating Activities	$(724,908)	$(373,810)

Net Cash Provided by (Used in) Investing Activities	-	-

Cash Flows Provided by (Used in) Financing Activities:
Issuance of common stock and warrants to the son of a director	290,000	95,000
Issuance of common stock under equity line of credit	161,636	4,557
Issuance of convertible promissory notes	425,500	160,000
Issuance of promissory notes to related parties	-	166,629
Repayment of promissory notes to related party	(100,000)	(23,000)
Repayment of mortgage loan	(35,000)	(35,000)
Payments of finance lease obligation	(22,668)	-
Net Cash Provided by Financing Activities	719,468	368,186
Net Decrease in Cash	(5,440)	(5,624)
Cash, beginning of period	49,274	13,303
Cash, end of period	$43,834	$7,679

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$124,259	$69,313

Supplemental Disclosure of Non-cash Financing Activities:
Conversion of convertible promissory notes	$138,320	$126,000
Conversion of Promissory Notes to Related Parties to Common Stock	437,186	-
Conversion of additional paid in capital to Promissory Note to Gregory Coates	1,462,093	-
Stock-based compensation award to George J. Coates for lost benefits of property ownership	950,000	-
Deferred compensation payable paid with common stock	-	1,761,175
	$2,987,599	$1,887,175

The accompanying notes are an integral part of these financial statements.

F-4

Coates International, Ltd.

Notes to Financial Statements

June 30, 2014

(All amounts rounded to thousands of dollars)

(Unaudited)

1.	THE COMPANY AND BASIS OF PRESENTATION

Nature of Organization

Coates International, Ltd. (the “Company”, or “CIL”), is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988.  Coates International, Ltd. operates in Wall Township, New Jersey.

The Company has acquired the exclusive licensing rights for the Coates spherical rotary valve (“CSRV®”) system technology in North America, Central America and South America (the “CSRV® License”). The CSRV® system technology has been developed over a period of more than 20 years by the Company’s founder George J. Coates and his son, Gregory Coates. The CSRV® system technology is adaptable for use in piston-driven internal combustion engines of many types and has been patented in the United States and numerous countries throughout the world.

The CSRV® system technology is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven, automotive, truck, motorcycle, marine and electric power generator engines, among others. Unlike conventional valves which protrude into the engine cylinder, the CSRV® system technology utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV® system technology utilizes significantly fewer moving parts than conventional poppet valve assemblies. As a result of these design improvements, management believes that engines incorporating the CSRV® system technology (“Coates Engines”) will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV® Engines can be designed with larger openings into the engine cylinder than with conventional valves so that more fuel and air can be inducted into, and expelled from, the cylinder in a shorter period of time.  Larger valve openings permit higher revolutions-per-minute (RPM’s) and permit higher compression ratios with lower combustion chamber temperatures, allowing the Coates Engine to produce more power than equivalent conventional engines. The extent to which higher RPM’s, greater volumetric efficiency and thermal efficiency can be achieved with the CSRV® system technology is a function of the engine design and application.

Management believes that internal combustion engines incorporating the CSRV® system technology can deliver:

●	Better fuel efficiency
●	Reduced harmful emissions
●	Longer intervals between engine servicing, and
●	Longer engine life than conventional internal combustion engines.

F-5

Hydrogen Reactor Technology Owned by George J. Coates

George J. Coates, President and Chief Executive Officer, has developed a hydrogen reactor, which rearranges H2O water molecules into HOH molecules also known as Hydroxy-Gas. The Hydroxy-Gas produced by the hydrogen reactor can then be harvested for use as a type of fuel. Mr. Coates is continuing with development of this technology to enable the harvested Hydroxy-Gas to be utilized as the fuel source to power the Company’s patented CSRV® engines. If successful, this application will only require an available supply of water and would be suitable for stationary engines and generators. Conventional internal combustion engines employing poppet valve assemblies require lubrication and would experience excessive heat and friction if powered with Hydroxy-Gas. This, in turn, would cause the engines to “burn out” in a rather short period of time. The materials and components of the CSRV® engines do not require such lubrication and are designed to operate relatively trouble-free on various alternative fuels, including Hydroxy-Gas. There can be no assurance that this technology can be developed successfully, or that if developed, it will be feasible to penetrate the internal combustion engine market with this technology. Applications for patent protection of this technology will be filed upon completion of the research and development. At this time, no arrangements have been made between the Company and George J. Coates, owner of the technology, regarding licensing of the hydrogen reactor. Accordingly, the Company does not have any rights to manufacture, use, sell and distribute the Hydrogen Reactor technology, should it become commercially feasible to manufacture and distribute products powered by the Hydroxy-Gas fuel. The Company has been and continues to be responsible for all costs incurred related to the development of this technology.

The accompanying unaudited financial statements of Coates International, Ltd. (the “Company”, or “CIL”) have been prepared in accordance with accounting principles generally accepted for interim financial information and rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and notes required by generally accepted accounting principles in the United States (“GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the six months ended June 30, 2014 and 2013 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2013.

Going Concern

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations of ($36,842,000), primarily in connection with research and development activities; and, as of June 30, 2014 had a stockholders’ deficiency of ($4,965,000). In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest their funds and low investor confidence, has introduced additional risk and difficulty to the Company’s challenge to secure needed additional working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company become unable to continue as a going concern.

Management has instituted a cost control program intended to restrict variable costs to only those expenses that are necessary to carry out the Company’s activities related to research and development activities, entering the production phase of operations, developing additional commercially feasible applications of the CSRV® system technology, seeking additional sources of working capital and covering general and administrative costs in support of such activities. The Company continues to actively undertake efforts to secure new sources of working capital. At June 30, 2014, the Company had negative working capital of ($6,816,000) compared with negative working capital of ($5,078,000) at December 31, 2013.

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Majority-Owned Subsidiary

CIL is currently the majority shareholder of Coates Hi-Tech Engines, Ltd. (“Coates Hi-Tech”), a Delaware corporation which was formed in July 2012. It has not commenced operations and has no assets. Accordingly, this subsidiary has not been consolidated with the accounts of CIL.

For the six months ended June 30, 2013, the financial statements of CIL were consolidated with the accounts of Coates Oklahoma Engine Manufacturing, Ltd. (“Coates Oklahoma”). In May 2013, Coates Oklahoma was shuttered and has since been formally dissolved. There were no outstanding obligations or expenses in dissolving this company.

Reclassifications

Certain amounts included in the accompanying financial statements for the six months ended June 30, 2013 have been reclassified in order to make them comparable to the amounts presented for the six months ended June 30, 2014.

2.	ACCOUNTING POLICIES

Loss per Share

Basic net loss per share is based on the weighted average number of common shares outstanding without consideration of potentially dilutive shares of common stock. There were no shares of preferred stock outstanding with rights to share in the Company’s net income during the six-month periods ended June 30, 2014 and 2013. Diluted net income per share is based on the weighted average number of common and potentially dilutive common shares outstanding, when applicable.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These significant estimates include determining the fair value of convertible promissory notes containing embedded derivatives and variable conversion rates, determining a value for Series A Preferred Stock issued, assigning useful lives to the Company’s property, plant and equipment, determining an appropriate amount to reserve for obsolete and slow moving inventory, estimating a valuation allowance for deferred tax assets, assigning expected lives to, and estimating the rate of forfeitures of stock options granted and selecting a trading price volatility factor for the Company’s common stock in order to estimate the fair value of the Company’s stock options on the date of grant or other appropriate measurement date. Actual results could differ from those estimates.

3.	CONCENTRATIONS OF CREDIT AND BUSINESS RISK

The Company maintains cash balances with one financial institution. Accounts at this institution are currently fully insured by the Federal Deposit Insurance Corporation.

The Company’s operations are devoted to the development, application and marketing of the CSRV® system technology which was invented by George J. Coates, the Company’s founder, Chairman, Chief Executive Officer, President and controlling stockholder. Development efforts have been conducted continuously during this time. From July 1982 through May 1993, seven U.S. patents as well as a number of foreign patents were issued with respect to the CSRV® system technology. Since inception of the Company in 1988, all aspects of the business have been completely dependent upon the activities of George J. Coates. The loss of George J. Coates’ availability or service due to death, incapacity or otherwise would have a material, adverse effect on the Company's business and operations. The Company does not presently have any key-man life insurance in force for Mr. Coates.

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4.	LICENSING AGREEMENT AND DEFERRED LICENSING COSTS

The Company holds a manufacturing, use, lease and sale license from George J. Coates and Gregory Coates for the CSRV® system technology in the territory defined as the Western Hemisphere (the “License Agreement”). Under the License Agreement, George J. Coates and Gregory Coates granted to the Company an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV® system technology (the “CSRV® Engine”) and that is currently owned or controlled by them (the “CSRV® Intellectual Property”), plus any CSRV® Intellectual Property that is developed by them during their employment with the Company. In the event of insolvency or bankruptcy of the Company, the licensed rights would terminate and ownership would revert back to George J. Coates and Gregory Coates.

Under the License Agreement, George J. Coates and Gregory Coates agreed that they will not grant any licenses to any other party with respect to the CSRV® Intellectual Property.

At June 30, 2014, deferred licensing costs, comprised of expenditures for patent costs incurred pursuant to the CSRV® licensing agreement, net of accumulated amortization, amounted to $49,000. Amortization expense for the three months ended June 30, 2014 and 2013 amounted to $1,000 and $1,000, respectively. Amortization expense for the six months ended June 30, 2014 and 2013 amounted to $2,000 and $2,000, respectively.

5.	AGREEMENTS ASSIGNED TO ALMONT ENERGY INC.

Almont Energy Inc. (“Almont”), a privately held, independent third-party entity based in Alberta, Canada is the assignee of a sublicense which provides for a $5,000,000 license fee to be paid to the Company and covers the use of the CSRV® system technology in the territory of Canada in the oil and gas industry (the “Canadian License”). Almont is also the assignee of a separate research and development agreement (“R&D Agreement”) which requires that Almont pay the remaining balance of an additional $5,000,000 fee to the Company in consideration for the development and delivery of certain prototype engines. The Company completed development of the prototypes in accordance with this agreement at the end of 2007. The R&D Agreement had not been reduced to the form of a signed, written agreement.

Almont is also the assignee of an escrow agreement (the “Escrow Agreement”) that provides conditional rights to a second sublicense agreement from the Company for the territory of the United States (the “US License”). The US License has been deposited into an escrow account and the grant of the license will not become effective until the conditions for release from escrow are satisfied. The US License provides for a license fee of $50 million.

The Escrow Agreement requires that Almont, as the assignee, make a payment (“Release Payment”) to the Company equal to the then remaining unpaid balance of the Canadian License licensing fee, the R&D Agreement fee and the down payment of $1,000,000 required under the US License. It is not likely that Almont will be able to make additional payments of the Release Payment until the Company can raise sufficient new working capital to commence production and shipment of Gen Sets to Almont. At June 30, 2014, the remaining balance of the Release Payment due to the Company was $5,847,000.

In connection with the assignment of the Canadian License and the rights to the US License, Almont has also assumed all of the obligations set forth in the Escrow Agreement, with the following modifications:

●	The Release Payment Date, as defined in the Escrow Agreement had been extended to March 19, 2014. In order to compensate for the delay caused by the delay in our ability to deliver Gen Sets, the Release Payment due date will be reset as appropriate, once the Company commences its production phase of operations. Provided that Almont remits this entire unpaid balance to the Company by the Release Payment Date, the US License will be released from escrow and granted to Almont. Almont is required to remit to the Company 60% of all monies it raises from future equity or debt transactions, exclusive of proceeds from equipment purchase financing transactions, until the Release Payment is paid in full.

F-8

●	Almont also became obligated to pay the $49 million balance of the US License Fee to the Company. Payment shall be made quarterly in an amount equal to 5% of Almont’s quarterly net profits. In addition, Almont is required to remit a portion of the proceeds it receives from equity or debt transactions, exclusive of equipment financing transactions to the Company until the entire balance of the US License fee is paid in full. However, the entire $49 million licensing fee is required to be paid on or before February 19, 2016.

The Canadian License

The Canadian License exclusively sublicenses within Canada the use of the CSRV® system technology for industrial engines designed to generate electrical power. Additional provisions of the Canadian License agreement are as follows:

●	Sublicensee shall have the exclusive right to use, lease and sell electric power generators designed with the CSRV® system technology within Canada.
●	Sublicensee will have a specified right of first refusal to market the electric power generators worldwide.
●	Upon commencement of the production and distribution of the electric power generators, the minimum annual number of generators to be purchased by Sublicensee in order to maintain exclusivity is 120. The Company has temporarily waived this provision due to the delay in delivery of Gen Sets. In the event Sublicensee fails to purchase the minimum 120 CSRV® generator engines during any year, Sublicensee will automatically lose its exclusivity. In such a case, Sublicensee would retain non-exclusive rights to continue to use and sell the CSRV® generator engines in the territory of Canada. Until otherwise agreed between the parties, the price per generator shall be $159,000.
●	Sublicensee is required to pay a royalty to the Company equal to 5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000).
●	All licensed rights under this license agreement related to the CSRV® system technology will remain with the Company.

The US License

The US License will, upon Almont satisfying the Release Payment, grant to Almont the right to use, sell and lease within the defined territory, Licensed Products manufactured by the Company which are designed to generate electrical power.  Licensed Products consist of CSRV® Valve Systems, CSRV® Valve Seals, CSRV® Rotary Valve Spheres, CSRV® Valve Components and CSRV® Engines. Almont is also obligated to pay a royalty to the Company equal to 2.5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000).

The manufacture of any Licensed Products by Sublicensee is prohibited.  Sublicensee is required to procure all internal combustion engines incorporating the CSRV® Valve System from the Company or its designee. The license granted to Sublicensee is exclusive within the Territory, provided that Sublicensee satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV® system technology, the Coates Engines and all component parts. The agreement also grants Sublicensee a right of first refusal in the event that the Company negotiates an offer with another third party for a worldwide license to use the Licensed Products for the generation of electrical power.

The business plan of Almont, which is highly dependent on its ability to raise sufficient additional working capital, is based on its projected assessment of the marketplace demand for industrial generators and projects Gen Set purchases of up to 11,000 CSRV® Units per year over the first 5 years. The Company would not be able to accommodate that demand until it ramps up its production capacity, which would likely require several years, once it enters into large scale production. Almont intends to issue standard purchase orders, issued based on market and customer demand. The Company is unable to confirm any orders until it has sufficient working capital in place to manufacture generators on a large scale. Almont plans to finance its purchases from cash flow and by way of project and/or equipment financing, proceeds from issuance of equity or corporate debt instruments and conventional bank financing.

F-9

6.	INVENTORY

Inventory was comprised of the following:

	June 30, 2014	December 31, 2013

Raw materials	$440,000	$440,000
Work-in-process	59,000	59,000
Finished goods	-	-
Reserve for obsolescence	(387,000)	(387,000)
Total	$112,000	$112,000

7.	LICENSE DEPOSITS

License deposits, which are non-refundable, primarily relate to a $300,000 sublicense deposit received in prior years as a down payment on the Canadian License. This sublicense deposit is being recognized as revenue on a straight-line basis over the remaining life of the last CSRV® technology patent in force through 2027. Sublicensing fee revenue for the three months ended June 30, 2014 and 2013 amounted to $5,000 and $5,000, respectively. Sublicensing fee revenue for the six months ended June 30, 2014 and 2013 amounted to $10,000 and $10,000, respectively.

8.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment were comprised of the following:

	June 30, 2014	December 31, 2013

Land	$1,235,000	$1,235,000
Building	964,000	964,000
Building improvements	83,000	83,000
Machinery and equipment	658,000	658,000
Furniture and fixtures	39,000	39,000
	2,979,000	2,979,000
Less: Accumulated depreciation	(830,000)	(799,000)
Total	$2,149,000	$2,180,000

Depreciation expense for the three months ended June 30, 2014 and 2013 was $16,000 and $16,000, respectively. Depreciation expense for the six months ended June 30, 2014 and 2013 was $31,000 and $31,000, respectively.

9.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following:

	June 30, 2014	December 31, 2013

Legal and professional fees	$1,361,000	$1,388,000
General and administrative expenses	412,000	301,000
Accrued interest expense	271,000	264,000
Research and development costs	115,000	115,000
Accrued compensation	35,000	196,000
Total	$2,194,000	$2,264,000

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10.	MORTGAGE LOAN PAYABLE

The Company has a mortgage loan on the land and building that serves as its headquarters and research and development facility which bears interest at the rate of 7.5% per annum and which matures in July 2015. Interest expense for the three months ended June 30, 2014 and 2013 on this mortgage amounted to $28,000 and $30,000, respectively. Interest expense for the six months ended June 30, 2014 and 2013 on this mortgage amounted to $56,000 and $59,000, respectively. The loan requires monthly payments of interest, plus $5,000 which is being applied to the principal balance. The remaining principal balance at June 30, 2014 was $1,478,000.

The loan is collateralized by a security interest in all of the Company’s assets, the pledge of five million shares of common stock of the Company owned by George J. Coates, which were deposited into escrow for the benefit of the lender and the personal guarantee of George J. Coates. The Company is not permitted to create or permit any secondary mortgage or similar liens on the property or improvements thereon without prior consent of the lender. Up to $500,000 of the principal balance of the mortgage loan may be prepaid each year without penalty. A prepayment penalty of 2% of the outstanding loan amount would be imposed if the loan is repaid in full at or before maturity unless such prepayment funds are obtained from a permanent mortgage loan with the lender.

11.	FINANCE LEASE OBLIGATION

In August 2013, the Company entered into a sale/leaseback financing arrangement with Paradigm Commercial Capital Group Corp. (“Paradigm”) pursuant to which it sold its research and development and manufacturing equipment in consideration for net cash proceeds of $133,000. These cash proceeds were net of a deposit on the lease of $15,000 and transaction costs of $5,000. Under this arrangement, the Company is leasing back the equipment over a 24-month period, with an option to extend the lease for an additional six months. The fixed recurring monthly lease payment amount is $8,000. If the Company does not exercise the six-month extension option, then the parties will negotiate a repurchase price to be paid by the Company for the equipment. If the Company does exercise its option to extend, then ownership of the equipment will automatically revert back to the Company at the end of the option period. The effective interest rate on this lease is 36.6%.

In accordance with generally accepted accounting principles, this sale/leaseback is required to be accounted for as a financing lease. Under this accounting method, the equipment and accumulated depreciation remains on the Company’s books and records as if the Company still owned the equipment. This accounting treatment is in accordance with ASC 840-40-25-4, Accounting for Sale-Leaseback Transactions. In addition, the discounted present value of the lease payments is recorded as a finance lease obligation. The difference between the gross sales price for the equipment and the net proceeds received amounted to $20,000, which has been recorded as unamortized discount on finance lease obligation. This amount is being amortized to interest expense using the interest method over the 30-month term of the lease, including the option period. The finance lease obligation is secured by all of the equipment included in the sale/leaseback transaction.

For the three months ended June 30, 2014, the interest expense on this lease amounted to $13,000 which is included in interest expense in the accompanying statements of operations. For the six months ended June 30, 2014, the interest expense on this lease amounted to $28,000 which is included in interest expense in the accompanying statements of operations.

F-11

12.	PROMISSORY NOTES TO RELATED PARTIES

Promissory due to George J. Coates

During the six months ended June 30, 2014 and 2013, the Company issued, in a series of transactions, promissory notes to George J. Coates and received cash proceeds of $-0- and $99,000, respectively, and repaid promissory notes in the aggregate principal amount of $60,000 and 17,000.

On April 28, 2014, pursuant to a board resolution, $950,000 of additional paid-in capital was converted into a non-interest bearing promissory note due to George J. Coates. Initially, this conversion was characterized as repayment to Mr. Coates of cash outlays from his own personal funds to acquire the Company's headquarters, research and development and warehouse facility. Mr. Coates contributed this property to the Company and did not receive any consideration for this contribution.

On April 29, 2014, Mr. Coates and the Company mutually agreed to convert this $950,000 promissory note together with $50,000 principal amount of 17% promissory notes due to Mr. Coates into shares of common stock of the Company at the closing price per share of $0.0252 per share on April 29, 2014. As a result, 39,682,540 shares of common stock were issued to Mr. Coates.

After due consideration, on May 13, 2014, pursuant to a board resolution and the mutual agreement of the Company and Mr. Coates the treatment of this transaction was revised to reflect it as a payment due to Mr. Coates to cover his losses in relation to the transfer of title to the headquarters, research and development and warehouse facility to the Company. The Company has also agreed to be responsible for any of Mr. Coates' incremental personal income taxes attributable to this transaction. As a result of this transaction, the Company recorded stock-based compensation expense of $1,425,000, which includes the estimated liability for Mr. Coates' income taxes. Although the estimated lost benefits of ownership to Mr. Coates exceeded the value of the award, including the income taxes to be paid by the Company, the parties mutually agreed not to increase the award amount and Mr. Coates did not request that any interest be paid to him. The net effect on the Company's balance sheet of this stock-based common stock award and the conversion of $50,000 principal amount of 17% promissory notes due to Mr. Coates was to increase current liabilities by $425,000 and increase the stockholders' deficiency by $425,000.

In addition, during May 2014, by mutual consent between Mr. Coates and the Company, the remaining $370,000 principal amount of the promissory notes due to Mr. Coates was converted into restricted shares of common stock of the Company at the closing price per share of $0.029 on May 30, 2014. These promissory notes arose from cash lent to the Company for working capital purposes from Mr. Coates’ personal funds. Accordingly, the Company issued 12,749,162 shares of restricted common stock to Mr. Coates. As a result of this transaction, current liabilities were reduced by $370,000 and the stockholders’ deficiency was reduced by the same amount. In addition, annual interest expense will be reduced by approximately $63,000.

The remaining balance of accrued interest of $215,000 at June 30, 2014 continues to earn interest at the rate of 17% per annum, compounded monthly and is payable on demand. This amount is included in accounts payable and accrued liabilities in the accompanying balance sheet at June 30, 2014

Promissory Note Issued to Gregory Coates

During the period from August 21, 1995 to February 14, 1996, Gregory Coates, son of George J. Coates, President, Technology Division and director, in a series of payments, made cash outlays from his own personal funds on behalf of the Company, in an amount which aggregated $1,462,000 to provide needed working capital to the Company in order for it to continue its operations. Gregory Coates contributed these funds to the Company and did not receive any consideration for this contribution. At that time, the $1,462,000 of cash outlays was added to the Company’s additional paid-in capital. Gregory Coates has been anticipating that these monies would be repaid to him at such time that the Company had sufficient working capital for this purpose. Gregory Coates has requested that this amount of additional paid-in capital be converted into a non-interest bearing promissory note. On April 28, 2014, the board of directors adopted a resolution to convert $1,462,000 of additional paid-in capital of the Company into a non-interest bearing promissory note payable on demand, due to Gregory Coates. As a result, the Company’s additional paid-in capital decreased by $1,462,000 and current liabilities increased by $1,462,000.

F-12

Promissory Notes Issued to Bernadette Coates

During the six months ended June 30, 2014 and 2013, the Company issued, in a series of transactions, promissory notes to Bernadette Coates, spouse of George J. Coates and received cash proceeds of $-0- and $67,000, respectively, and repaid promissory notes in the aggregate principal amount of $40,000 and $7,000, respectively, bringing the outstanding balance at June 30, 2014 to $83,000. The promissory notes are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly. The balance of unpaid, accrued interest on these notes at June 30, 2014 amounted to $42,000, which is included in accounts payable and accrued liabilities in the accompanying balance sheet at June 30, 2014.

10% Promissory Note Due to Michael J. Suchar

A 10% promissory note with a balance of $17,000, due to Michael J. Suchar, director was converted, by mutual consent, into 612,664 restricted shares of common stock at a price per shares of $0.0285, the closing price of Company’s common stock on the date of conversion.

For the three months ended June 30, 2014 and 2013, aggregate interest expense on all promissory notes to related parties amounted to $27,000 and $32,000, respectively. For the six months ended June 30, 2014 and 2013, aggregate interest expense on all promissory notes to related parties amounted to $67,000 and $62,000, respectively.

13.	CONVERTIBLE PROMISSORY NOTES AND EMBEDDED DERIVATIVE LIABILITIES

From time to time, the Company issues convertible promissory notes. The net proceeds from these transactions are used for general working capital purposes. The notes may be converted into shares of the Company’s common stock at a defined discount from the trading price of the common stock on the date of conversion. The conversion rate discount establishes a beneficial conversion feature (“BCF”) or unamortized discount which is required to be valued and accreted to interest expense over the six-month period until the conversion of the notes into unregistered shares of common stock is permitted. The holder of the unregistered shares of common stock can generally sell the conversion shares immediately by relying on an exemption from registration under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). In addition, the conversion formula meets the conditions that require accounting for them as derivative liability instruments.

8% Convertible Promissory Notes with a 61% Conversion Rate

At June 30, 2014, there was one 8% convertible promissory note with a conversion rate of 61% outstanding in the principal amount of $69,000 which matures in March 2015, if not converted prior thereto. This note may be converted into unregistered shares of the Company’s common stock, in whole, or in part, at any time beginning 180 days after the date of issuance of the Notes, at the option of the holder. The conversion price shall be equal to 61% multiplied by the Variable Conversion Rate, which is equal to the average of the three (3) lowest closing bid prices of the common stock during the 10 trading day period prior to the date of conversion. These notes may be prepaid during the first six months the notes are outstanding by paying a prepayment penalty equal to 30% during the first 60 days, increasing in 5% increments each month to a maximum of 50%. The Company has reserved 19,000,000 shares of its unissued common stock for potential conversion of the convertible note.

F-13

In a series of transactions during the six months ended June 30, 2014, 8% convertible promissory notes with an aggregate principal balance, including accrued interest of $138,000 were converted into 6,068,694 unregistered shares of common stock.

8% Convertible Note with a 67.5% Conversion Rate

The Company issued a $40,000, 8% convertible note which matures in January 2015, if not converted prior thereto, and received proceeds of $35,000, net of transaction costs. The Company may prepay the convertible note during the first 180 days the note is outstanding by paying 25% prepayment penalty during the first 30 days, increasing in 5% increments each month to a maximum of 50%. The lender may convert the promissory notes into shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate is equal to 67.5% of the average of the two lowest trading prices of the Company’s common stock during the 25 trading day period prior to the date of conversion. The Company has reserved 7,750,000 shares of its unissued common stock for potential conversion of the convertible note.

9.75% Convertible Promissory Note Facility

In April 2014 the Company entered into a 9.75% convertible note facility agreement (the “Agreement” with an investor. The Agreement provides that the investor will fund up to $317,000, including an initial tranche of $107,000, which was funded at the closing of the Agreement and four additional tranches of $52,500 each, which mature 18 months after the date of funding. The investor may convert the convertible notes at any time beginning six months after funding, into shares of the Company’s common stock at a fixed rate of $0.055 per share. In addition, there are mandatory monthly conversions beginning 180 days after funding. Each monthly conversion amount shall generally be equal to one-twelfth of the original amount funded, plus accrued interest and any other fees or penalties assessed in accordance with the Agreement. The Company may, at its option, pay all or any portion of a mandatory note conversion in cash, or a combination of cash and conversion shares, without penalty, provided it makes a timely election to do so. The number of shares of common stock to be initially delivered upon conversion shall be equal to the dollar amount being converted divided by the variable conversion price. The variable conversion price is the lesser of $0.055 per share, or 70% of the average of the three lowest daily volume weighted average prices (“VWAP”) over the 15 trading day period prior to the date of conversion. The number of shares of the Company’s common stock required to be issued to the investor upon any mandatory conversion may be subsequently adjusted upward in the event that the recalculated variable conversion price on the 23rd trading day following the date of conversion is lower than the calculated variable conversion price on the date of conversion. In such case, the Company would be required to deliver the incremental number of shares to the investor, determined based on the recalculated variable conversion price. The Company has reserved 19 million shares of its unissued common stock for potential conversion of the convertible notes under this convertible note facility.

10% Convertible Promissory Notes with a 58% Conversion Rate

The Company entered into two agreements with different investors, whereby, it issued two $28,000 convertible promissory notes which bear interest at 10% per annum and mature on the one-year anniversary date of the funding (“10% Notes”). At June 30, 2014, one convertible note outstanding with a principal balance of $5,000 remained outstanding. This note matures in December 2014, if not converted prior thereto. The convertible notes provided for a 5% original issue discount on the principal amount, which was netted against the amount funded to the Company. The holder may convert the 10% Notes into unregistered shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate is equal to 58% of the lowest daily VWAP of the Company’s common stock over the 18 trading day period ending on the date of conversion. The Company has reserved 3.9 million shares of its unissued common stock for potential conversion of the10% convertible notes.

F-14

In a series of transactions during the six months ended June 30, 2014, 10% convertible promissory notes with an aggregate principal balance, including accrued interest of $51,000 were converted into 3,093,797 unregistered shares of common stock.

12% Convertible Promissory Notes with a 60% Conversion Rate

The Company also entered into an agreement whereby it is permitted to issue in a series of tranches up to $335,000 of convertible promissory notes which bear interest at 12% per annum and mature on the one-year anniversary date of the funding (“12% Notes”). At June 30, 2014, there were two 12% Notes with a total outstanding balance of $87,000, which mature in September 2014 and January 2015, respectively, if not converted prior thereto. The arrangement provides for an approximately 10.5% original issue discount on the principal amount of each tranche, which is netted against the amount funded to the Company. Each drawdown of the promissory note may be prepaid at any time within the first 90 days after funding, upon which the interest for the outstanding period will be forgiven. The holder may convert the 12% Notes into unregistered shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.035 per share or 60% of the lowest trading price of the Company’s common stock in the 25 trading day period prior to the date of conversion. The Company has reserved 35 million shares of its unissued common stock for potential conversion of this 12% Note agreement.

During the six months ended June 30, 2014, 12% convertible promissory notes with a 60% conversion rate, having a principal balance of $82,000, including accrued interest, were converted into 4,287,808 unregistered shares of common stock. At June 30, 2014, the unused portion of this convertible note facility was $117,000.

12% Convertible Promissory Notes with a 70% Conversion Rate

In January 2014, the Company entered into an agreement whereby it is permitted to issue in a series of tranches up to $100,000 of convertible promissory notes which bear interest at 12% per annum and mature on the one-year anniversary date of the funding, if not converted prior thereto. At June 30, 2014, two $35,000 convertible notes were outstanding under this agreement. The convertible notes, including accrued interest thereon, may be prepaid during the first six months after funding, along with a 30% prepayment penalty. The holder may convert the notes into restricted shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.05 per share, or 70% of the lowest trading price of the Company’s common stock in the 20 trading day period prior to the date of conversion. The Company has reserved 6.5 million shares of its unissued common stock for potential conversion of the convertible notes. At June 30, 2014, the unused portion of this convertible note facility was $30,000.

8% Convertible Promissory Note with a 65% Conversion Rate

In June 2014, the Company issued a $74,000, 8% convertible note which matures in June 2015, if not converted prior thereto, and received proceeds of $70,000, net of transaction costs. The Company may prepay the convertible note during the first 120 days the note is outstanding by paying a 15% prepayment penalty, during the next 30 days, by paying a 20% prepayment penalty and during the next 30 days by paying a 45% prepayment penalty. The lender may convert the promissory notes into shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate is equal to 65% of the average of the two lowest closing bid prices of the Company’s common stock during the 20 trading day period prior to the date of conversion. The Company has reserved 15,000,000 shares of its unissued common stock for potential conversion of the convertible note.

In accordance with GAAP, the estimated fair value of the embedded derivative liability related to the convertible notes is required to be remeasured at each balance sheet date. The estimated fair value of the embedded derivative liabilities related to convertible notes outstanding was measured as the aggregate estimated fair value, based on Level 2 inputs, which included the average of the quoted daily yield curve rates on six-month and one-year treasury securities and the calculated 12-month historical volatility rate on the Company’s common stock.

F-15

The embedded derivative liability arises because, based on historical trading patterns of the Company’s stock, the formula for determining the defined conversion rate is expected to result in a different conversion rate than the closing price of the stock on the actual date of conversion (hereinafter referred to as the “Variable Conversion Rate Differential”). The estimated fair values of the derivative liabilities have been calculated based on a Black-Scholes option pricing model.

The following table presents the details of the outstanding convertible notes at June 30, 2014 and December 31, 2013, including the balance of the unamortized discount and the amount of the embedded derivative liability, where applicable:

		Principal Amount				Unamortized Discount		Embedded Derivative Liability
Date Issued		June 30, 2014	December 31, 2013	Nominal Interest Rate	Effective Interest Rate(1)	June 30, 2014	December 31, 2013	June 30, 2014	December 31, 2013

6	/12/14	$73,000	N/A	8%	147%	$68,000	N/A	$93,000	N/A
6	/11/14	68,000	N/A	8%	147%	63,000	N/A	116,000	N/A
4	/16/14	35,000	N/A	12%	147%	23,000	N/A	39,000	N/A
4	/16/14	67,000	N/A	12%	175%	45,000	N/A	63,000	N/A
4	/14/14	40,000	N/A	8%	63%	9,000	N/A	40,000	N/A
4	/2/14	107,000	N/A	9.75%	71%	25,000	N/A	130,000	N/A
1	/21/14	35,000	N/A	12%	147%	5,000	N/A	39,000	N/A
12	/11/13	-	$28,000	10%	134%	-	$22,000	-	$43,000
12	/10/13	17,000	28,000	12%	117%	-	19,000	19,000	45,000
12	/9/13	5,000	28,000	10%	134%	-	22,000	5,000	43,000
11	/27/13	-	32,000	8%	133%	-	25,000	-	33,000
10	/11/13	-	47,000	8%	147%	-	31,000	-	48,000
8	/14/13	-	28,000	12%	147%	-	14,000	-	45,000
8	/8/13	-	53,000	8%	147%	-	14,000	-	53,000
6	/4/13	-	28,000	12%	92%	-	-	-	45,000
3	/21/13	-	-	12%	76%	-	-	-	12,000
		$447,000	$272,000			$238,000	$147,000	$544,000	$367,000

(1) The effective interest rate reflects the rate required to fully amortize the unamortized discount over the six-month period until the Notes become convertible.

Other expense resulting from the change in the estimated fair value of the embedded derivative liabilities amounted to $290,000 and $413,000 for the three months ended June 30, 2014 and 2013, respectively. Other expense resulting from the change in the estimated fair value of the embedded derivative liabilities amounted to $173,000 and $483,000 for the six months ended June 30, 2014 and 2013, respectively. These amounts are included in the accompanying statements of operations as Increase in estimated fair value of embedded derivative liabilities. Interest expense resulting from accretion of the unamortized discount for the three months ended June 30, 2014 and 2013 amounted to $127,000 and $37,000, respectively. Interest expense resulting from accretion of the unamortized discount for the six months ended June 30, 2014 and 2013 amounted to $216,000 and $75,000, respectively.

The Company made the private placement of these securities in reliance upon Section 4(2) of the Securities Act, Rule 506 of Regulation D, and the rules and regulations promulgated thereunder, and/or upon any other exemption from the registration requirements of the Securities Act, as applicable.

F-16

14.	10% NOTE TO RELATED PARTY

In June 2014, a 10% promissory note with a balance due of $17,000, including accrued interest thereon, held by Dr. Michael J. Suchar, director, was converted into 612,664 restricted shares of common stock at a conversion price equal to the closing price of the common stock on the date of conversion of $0.0285 per share.

15.	UNEARNED REVENUE

The Company has a remaining balance of a non-refundable deposit of $19,000 received from Almont in connection with its order for a natural gas fueled electric power CSRV® engine generator, which is included in unearned revenue in the accompanying balance sheets at June 30, 2014 and December 31, 2013.

16.	CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations and commitments at June 30, 2014:

		Due Within
	Total	2014	2015	2016
Promissory notes to related parties	$1,546,000	$1,546,000	$-	$-
Mortgage loan payable	1,478,000	1,478,000	-	-
Deferred compensation	921,000	921,000	-	-
Convertible promissory notes	447,000	22,000	425,000	-
Finance lease obligation	121,000	27,000	72,000	22,000
Settlement of litigation	35,000	25,000	10,000	-
Total	$4,548,000	$4,019,000	$507,000	$22,000

Total non-cash compensation cost related to nonvested stock options at June 30, 2014 that has not been recognized was $18,000. This compensation expense will be recognized in the future over a remaining weighted average period of approximately 8 months.

17.	CAPITAL STOCK

Common Stock

The Company’s common stock is traded on OTCQB; an OTC market tier for companies that report to the SEC. Investors can find quotes and market information for the Company at www.otcmarkets.com under the ticker symbol COTE. The Company is authorized to issue up to 1,000,000,000 shares of common stock, par value, $0.0001 per share.

Pursuant to anti-dilution provisions which became effective in January 2012, Mr. Coates was awarded one share of restricted common stock for each new share of stock issued to any individual or entity that was not a member of, or controlled by, the Coates Family. On August 30, 2013, these anti-dilution provisions were canceled and Mr. Coates voluntarily returned all shares of common stock awarded to him under these provisions.

F-17

The following common stock transactions occurred during the six months ended June 30, 2014:

●	In a series of transactions, the Company made private sales, pursuant to stock purchase agreements of 7,339,286 unregistered shares of its common stock and 7,339,286 common stock warrants to purchase one share of common stock at an exercise prices ranging from $0.035 to $0.04 per share in consideration for $290,000 received from the son of Richard W. Evans, a director.
●	In a series of transactions, the Company issued 4,403,403 registered shares of common stock to Dutchess Opportunity Fund II, LP under an equity line of credit in consideration for $162,000.
●	In two transactions, 17% promissory notes having a principal balance of $420,000 were converted, by mutual consent, into 14,733,289 restricted shares of common stock at an average price per share of $0.0285 which was equal to the closing price of the Company’s common stock on the dates of conversion.
●	A non-interest bearing promissory note in the principal amount of $950,000 was converted, by mutual consent, into 37,698,413 restricted shares of common stock at an average price per share of $0.0252 which was equal to the closing price of the Company’s common stock on the date of conversion.
●	A 10% promissory note with a balance of $17,000 due to Michael J. Suchar, director, was converted, by mutual consent, into 612,664 restricted shares of common stock at an average price per share of $0.0285 which was equal to the closing price of the Company’s common stock on the date of conversion.
●	The Company issued seven convertible promissory notes to six accredited investors with an aggregate principal amount of $426,000. The convertible notes have annual interest rates ranging from 8% to 12% and become convertible 180 days after funding. The conversion rates, which are variable, range from 60% to 70% of a defined trading price of the Company’s stock over a defined number of trading days prior to the date of conversion. More detailed information on these convertible notes can be found in Note 13.
●	8% convertible promissory notes with a conversion rate of 61%, having an aggregate principal balance of $138,000, including accrued interest, were converted into 6,068,694 unregistered shares of common stock.
●	12% convertible promissory notes with a conversion rate of 60%, having an aggregate principal balance of $82,000, including accrued interest, were converted into 4,287,808 unregistered shares of common stock.
●	12% convertible promissory notes with a conversion rate of 58%, having an aggregate principal balance of $51,000, including accrued interest, were converted into 3,093,797 unregistered shares of common stock.

The following common stock transactions occurred during the six months ended June 30, 2013:

●	In a series of transactions during 2013, the Company made private sales, pursuant to stock purchase agreements of 3,833,333 unregistered shares of common stock and 4,833,335 common stock warrants to purchase one share of our common stock at an exercise price ranging from $0.015 to of $0.035 per share in consideration for $95,000 received from the son of Richard W. Evans, a director.
●	In a series of transactions during 2013, the Company issued 50,000 registered shares of common stock to Dutchess under the equity line of credit in consideration for $5,000.
●	In a series of transactions in 2013, the Company issued 12,213,322 unregistered shares of common stock to George J. Coates for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares, based on the closing trading price of the stock on the dates of the issuances was $322,000. In August 2013, these shares were voluntarily returned to the Company for cancellation and restored to authorized, unissued status.
●	The Company issued three convertible promissory notes with two accredited investors with an aggregate principal amount of $138,000. The convertible notes have annual interest rates ranging from 8% to 12%, mature on the one year anniversary date and become convertible 180 days after funding. The conversion rates, which are variable range from 60% to 61% of a defined trading price of the Company’s stock over a defined number of trading days prior to the date of conversion. More detailed information on these convertible notes can be found in Note 13.
●	In a series of transactions during 2013, 8% convertible promissory notes with an aggregate balance of $126,000, including accrued interest were converted into 8,329,989 unregistered shares of common stock.
●	In January 2013, the Company issued 20,895,046 unregistered shares of its common stock to George J. Coates in satisfaction of a deferred compensation liability consisting of 20,275,046 shares for anti-dilution protection for the year ended December 31, 2012 and a 620,000 share stock award originally granted in 2011. The value of these shares, based on the closing trading price on the dates of the anti-dilution or the date of the stock award was $1,761,000, of which $1,674,000 and $87,000 was charged to stock-based compensation expense during the years ended December 31, 2012 and 2011, respectively. In August 2013, these shares were voluntarily returned to the Company for cancellation and restored to authorized, unissued status.

F-18

At June 30, 2014, the Company had reserved 145,378,121 shares of its common stock to cover the potential conversion of convertible securities and exercise of stock options and warrants.

Preferred Stock and anti-dilution rights

The Company is authorized to issue 100,000,000 new shares of preferred stock, par value, $0.001 per share (the “Preferred Stock”). The Company may issue any class of the Preferred Stock in any series. The board shall have authority to establish and designate series, and to fix the number of shares included in each such series and the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

There are two series of Preferred Stock that have been designated to date from the total 100,000,000 authorized shares of Preferred Stock. These are as follows:

●	Series A Preferred Stock, 1,000,000 shares designated, 179,901 and 141,473 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively. Series A Preferred Stock entitles the holder to 10,000 votes per share on all matters brought before the shareholders for a vote. These shares are not entitled to receive dividends or share in distributions of capital and have no liquidation preference. All outstanding shares of Series A Preferred Stock are owned by George. J. Coates.

●	Series B Preferred Stock, 1,000,000 shares designated, no shares issued and outstanding as of June 30, 2014. The Series B Convertible Preferred Stock does not earn any dividends and may be converted at the option of the holder at any time beginning on the second annual anniversary date after the date of issuance into One Thousand restricted shares of the Company’s common stock. Holders of the Series B Preferred Stock are entitled to one thousand votes per share of Series B Preferred Stock held on all matters brought before the shareholders for a vote.

In the event that either (i) the Company enters into an underwriting agreement for a secondary public offering of securities, or (ii) a change in control of the Company is consummated representing 50% more of the then outstanding shares of Company’s common stock, plus the number of shares of common stock into which any convertible preferred stock is convertible, regardless of whether or not such shares are otherwise eligible for conversion, then the Series B Preferred Stock may be immediately converted at the option of the holder into one thousand restricted shares of the Company’s common stock.

In order to enable the Company to raise needed working capital, an anti-dilution arrangement was established which authorized the issuance of shares of Series A Preferred Stock to George J. Coates to restore the Coates Family’s voting percentage upon any future issuance of new shares of the Company’s common stock as a result of a sale or conversion of securities into common stock, provided, however, that no anti-dilution protection shall be available in connection with public offerings of the Company’s securities.

F-19

During the six months ended June 30, 2014 and 2013, 38,428 and 48,697 shares, respectively, of Series A Preferred Stock were granted and issued to George J. Coates pursuant to this anti-dilution agreement, resulting in the right to 384,280,000 and 486,970,000 aggregate additional votes, respectively. At June 30, 2014, Mr. Coates held 179,901 shares of Series A Preferred Stock which entitles him to 1,799,010,000 votes in addition to his voting rights from the shares of common stock he holds.

Each issuance of shares of Series A Preferred Stock to George J. Coates does not have any effect on the share of dividends or liquidation value of the holders of the Company’s common stock. However, the voting rights of the holders of the Company’s common stock are diluted with each issuance.

In 2010, the Company arranged for an independent professional services firm to determine the estimated fair value of the shares of Series A Preferred Stock provided to Mr. Coates. Based on this estimated valuation, the aggregate estimated fair value of the Series A Preferred Stock issued to Mr. Coates during the six months ended June 30, 2014 amounted to $96,000. This amount, which did not require any outlay of cash, was recorded as stock-based compensation expense in the accompanying statement of operations for the six months ended June 30, 2014.

18.	INVESTMENT AGREEMENT WITH DUTCHESS OPPORTUNITY FUND II, LP

In June 2011, the Company entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess committed to purchase, in a series of purchase transactions (“Puts”) registered share of the Company’s common stock. The Investment Agreement automatically terminates on August 12, 2014.

The amount that the Company is entitled to request with each Put delivered to Dutchess is equal to, at its option, either (i) two hundred percent (200%) of the average daily volume (U.S. market only) of its common stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or (ii) the lesser of the market value of the remaining unsold registered shares or five hundred thousand dollars ($500,000). The purchase price to be paid by Dutchess for the shares of common stock covered by each Put is equal to ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the five-day trading period beginning on the effective date of the Put.

In connection with the Investment Agreement, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”), covering 17,500,000 shares of the common stock underlying the Investment Agreement. In addition, during the term of the Investment Agreement, the Company is obligated to maintain the effectiveness of such registration statement.

During the six months ended June 30, 2014 and 2013, the Company sold 4,403,403 and 50,000 registered shares of its common stock, respectively, under this equity line of credit with Dutchess and received proceeds of $161,000 and $5,000, respectively, which were used for general working capital purposes. There were no offering costs related to the sales of these shares. At June 30, 2014, there remained 7,211,244 registered shares underlying the Investment Agreement.

19.	LOSS PER SHARE

For the six months ended June 30, 2014 and 2013, diluted net loss per share was based on the weighted average number of common shares outstanding without consideration of potentially dilutive shares of common stock because the Company incurred a net loss in those periods and the effect of including any of the potentially dilutive shares of common stock in the calculation would have been anti-dilutive.

F-20

The following presents the potentially issuable shares of common stock upon assumed conversion of:

Description	Number of Underlying Shares of Common Stock	Exercise Price	Number Vested	Number Non-Vested
Common stock options	703,000	$0.0280	-	703,000
Common stock options	100,000	0.0420	-	100,000
Common stock options	5,607,000	0.0600	5,607,000	-
Common stock options	1,800,000	0.2400	1,800,000	-
Common stock options	2,000,000	0.2500	2,000,000	-
Common stock options	50,000	0.3900	50,000	-
Common stock options	360,000	0.4000	360,000	-
Common stock options	100,000	0.4300	100,000	-
Common stock options	1,750,000	0.4400	1,750,000	-
Common stock options	30,000	1.0000	30,000	-
Common stock warrants	500,000	0.0200	500,000	N/A
Common stock warrants	666,667	0.0225	666,667	N/A
Common stock warrants	1,000,000	0.0250	1,000,000	N/A
Common stock warrants	333,333	0.0300	333,333	N/A
Common stock warrants	2,714,287	0.0350	2,714,287	N/A
Common stock warrants	7,125,000	0.0400	7,125,000	N/A
Common stock warrants	333,333	0.0450	333,333	N/A
Common stock warrants	400,000	0.0500	400,000	N/A
Common stock warrants	2,181,819	0.0550	2,181,819	N/A
Common stock warrants	2,000,000	0.0600	2,000,000	N/A
Common stock warrants	4,269,838	0.0625	4,269,838	N/A
Common stock warrants	571,429	0.0700	571,429	N/A
Common stock warrants	666,666	0.0900	666,666	N/A
Common stock warrants	416,667	0.1200	416,667	N/A
Common stock warrants	1,200,000	0.2500	1,200,000	N/A
Common stock warrants	833,333	0.2700	833,333	N/A
Common stock warrants	153,846	0.3250	153,846	N/A
Common stock warrants	1,361,903	0.3500	1,361,903	N/A
Various convertible notes	24,200,138	(1)	N/A	N/A
Total	63,428,259		38,425,121	803,000

(1)	The principal amount of convertible promissory notes outstanding at June 30, 2014 was $447,000. Under the convertible terms of these notes, the number of shares of common stock into which these notes are convertible is variable because the conversion rates of the notes are based on the trading price of the common stock over a defined number of trading days leading up to the conversion date during a defined conversion rate pricing period. The actual number of shares underlying these convertible instruments will likely vary from the number assumed above. The number of shares underlying these convertible notes was determined based on the defined conversion rates of the various convertible notes, assuming conversion had occurred as of June 30, 2014. More detailed descriptions of these convertible notes is contained in Note 13.

20.	SUBLICENSING FEE REVENUE

Sublicensing fee revenue for the three months ended June 30, 2014 and 2013 amounted to $10,000 and $10,000, respectively. The Company is recognizing the license deposit of $300,000 on the Canadian License as revenue on a straight-line basis over the remaining life until 2027 of the last CSRV® technology patent in force at that date.

F-21

21.	STOCK OPTIONS

The Company’s 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Company’s board in October 2006. In September 2007, the Stock Plan, by consent of George J. Coates, majority shareholder, was adopted by our shareholders. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, if any. Under the Stock Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“ISO’s”), options not intended to qualify as incentive stock options (“non-statutory options”), restricted stock and other stock-based awards. ISO’s may be granted only to employees of the Company. A total of 12,500,000 shares of common stock may be issued upon the exercise of options or other awards granted under the Stock Plan. The maximum number of shares with respect to which awards may be granted during any one year to any employee under the Stock Plan shall not exceed 25% of the 12,500,000 shares of common stock covered by the Stock Plan. At June 30, 2014, all of the shares of common stock authorized under the Stock Plan had been granted and no further grants may be awarded thereunder.

The Company established a 2014 Stock Option and Incentive Plan (the “2014 Stock Plan”) which was adopted by the Company’s board on May 30, 2014. The 2014 Stock Plan has not yet been adopted by our shareholders. The 2014 Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, if any. Under the 2014 Stock Plan, the Company may grant ISO’s, non-statutory options, restricted stock and other stock-based awards. ISO’s may be granted only to employees of the Company. A total of 50,000,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 2014 Stock Plan. The maximum number of shares with respect to which awards may be granted during any one year to any employee under the 2014 Stock Plan shall not exceed 25% of the 50,000,000 shares of common stock covered by the 2014 Stock Plan. At June 30, 2014, none of the shares of common stock authorized under the 2014 Stock Plan had been granted.

The Stock Plan and the 2014 Stock Plan (the “Stock Plans”) are administered by the board and the Compensation Committee. Subject to the provisions of the Stock Plans, the board and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of common stock, or by any other method approved by the board or Compensation Committee. Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of the Company, by merger or otherwise, the board shall, as to outstanding awards (on the same basis or on different bases as the board shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation, or (c) such other securities or other consideration as the board deems appropriate, the fair market value of which (as determined by the board in its sole discretion) shall not materially differ from the fair market value of the shares of common stock subject to such awards immediately preceding the acquisition. In addition to, or in lieu of the foregoing, with respect to outstanding stock options, the board may, on the same basis or on different bases as the board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the board in its sole discretion) for the shares subject to such stock options over the exercise price thereof. Unless otherwise determined by the board (on the same basis or on different bases as the board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

F-22

The board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The board or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

During the six months ended June 30, 2014, options to purchase 703,000 shares of common stock at an exercise price of $0.028 per share were granted. No employee stock options were granted during the six months ended June 30, 2013. No stock options became vested during the six months ended June 30, 2014. During the six months ended June 30, 2013, stock options to purchase 5,607,000 shares of common stock at an exercise price of $0.06 per share became vested. There were 803,000 unvested stock options with exercise prices ranging from $0.028 to $0.042 per share, outstanding at June 30, 2014.

During the three months ended June 30, 2014 and 2013, the Company recorded non-cash stock-based compensation expense related to employee stock options amounting to $4,000 and $90,000, respectively. For the three months ended June 30, 2014 and 2013, $-0- and $15,000, respectively, of this amount is included in research and development expenses and $4,000 and $75,000, respectively, of this amount is included in general and administrative expenses in the accompanying statements of operations.

During the six months ended June 30, 2014 and 2013, the Company recorded non-cash stock-based compensation expense related to employee stock options amounting to $5,000 and $179,000, respectively. For the six months ended June 30, 2014 and 2013, $-0- and $15,000, respectively, of this amount is included in research and development expenses and $5,000 and $164,000, respectively, of this amount is included in general and administrative expenses in the accompanying statements of operations.

Details of the common stock options outstanding under the Company’s Stock Option Plan are as follows:

	Exercise Price Per Share	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price	Weighted Average Fair Value Per Stock Option at Date of Grant
Balance, 1/1/14	$0.042 - $1.00	11,797,000	14	11,697,000	$0.019	$0.180
Stock options Granted	$0.028	703,000	20	-	$0.028	$0.028
Balance, 6/30/14	$0.028 - $1.00	12,500,000	12	11,697,000	$0.184	$0.169

No stock options were exercised, forfeited or expired during the six months ended June 30, 2014 and 2013.

The weighted average fair value of the Company's stock options was estimated using the Black-Scholes option pricing model, which requires highly subjective assumptions including the expected stock price volatility. These assumptions were as follows:

●	Historical stock price volatility	139% - 325%
●	Risk-free interest rate	0.21% - 4.64%
●	Expected life (in years)	4
●	Dividend yield	0.00%

F-23

The valuation assumptions were determined as follows:

●	Historical stock price volatility: The Company initially obtained the volatility factor of other publicly traded engine manufacturers that were also in the research and development stage. Subsequently, once sufficient trading history became available, the volatility factor was calculated based on the historical daily closing prices of the Company’s common stock on the OTCQB.
●	Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of the grant for a period that is commensurate with the assumed expected option life.
●	Expected life: The expected life of the options represents the period of time options are expected to be outstanding. The Company has very limited historical data on which to base this estimate. Accordingly, the Company estimated the expected life based on its assumption that the executives will be subject to frequent black-out periods during the time that the stock options will be exercisable and based on the Company’s expectation that it will complete its research and development phase and commence its initial production phase. The vesting period of these options was also considered in the determination of the expected life of each stock option grant.
●	No expected dividends.

22.	INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

Deferred tax assets increased by $922,000 and $425,000 for the six months ended June 30, 2014 and 2013, respectively. These amounts were fully offset by a corresponding increase in the tax valuation allowance resulting in no net change in deferred tax assets, respectively, during the periods.

No liability for unrecognized tax benefits was required to be reported at June 30, 2014 and 2013.  Based on the management's evaluation, it was concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements.  Management's evaluation was performed for tax years ended 2010 through 2013, the only periods subject to examination.  The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate that adjustments, if any, will result in a material change to its financial position. For the six months ended June 30, 2014 and 2013, there were no penalties or interest related to the Company’s income tax returns.

F-24

23.	RELATED PARTY TRANSACTIONS

Compensation and Benefits Paid

The approximate amount of base compensation and benefits paid to George J. Coates, Gregory Coates and Bernadette Coates is summarized as follows:

	For the Six Months Ended June 30,
	2014	2013
George J. Coates (a), (b), (c), (d), (e)	$8,000	$29,000
Gregory Coates	87,000	87,000
Bernadette Coates (f)	2,000	13,000

(a)	For the six months ended June 30, 2014 and 2013, George J. Coates earned additional base compensation of $125,000 and $106,000, respectively, payment of which is being deferred until the Company has sufficient working capital. These amounts are included in deferred compensation in the accompanying balance sheets at June 30, 2014 and 2013, respectively.
(b)	For the six months ended June 30, 2014, George J. Coates was awarded 38,428 shares of Series A Preferred Stock for anti-dilution protection related to new shares of common stock issued in 2014. The estimated fair market value of these shares amounted to $96,000.
(c)	During the six months ended June 30, 2013, George J. Coates was awarded 12,213,322 unregistered shares of the Company’s common stock for anti-dilution protection related to new shares of common stock issued in 2013. In August 2013, these shares were voluntarily returned to the Company for cancellation and restored to authorized, unissued status.
(d)	In January 2013, the Company issued 20,895,046 unregistered shares of its common stock to George J. Coates in satisfaction of a deferred compensation liability consisting of 20,275,046 shares for anti-dilution protection for the year ended December 31, 2012 and a 620,000 share stock award originally granted in 2011. The value of these shares, based on the closing trading price on the dates of the anti-dilution or the date of the stock award was $1,761,000, of which $1,674,000 and $87,000 was charged to stock compensation expense during the years ended December 31, 2012 and 2011, respectively. In August 2013, these shares were voluntarily returned to the Company for cancellation and restored to authorized, unissued status.
(e)	During the six months ended June 30, 2013, the Company recorded stock-based compensation expense amounting to $58,000 in connection with employee stock options granted to George J. Coates during 2012.
(f)	For the six months ended June 30, 2014 and 2013, Bernadette Coates earned additional base compensation of $34,000 and $23,000, respectively, payment of which is being deferred until the Company has sufficient working capital. These amounts are included in deferred compensation in the accompanying balance sheets at June 30, 2014 and 2013, respectively.

Promissory Notes to Related Parties

The Company issued promissory notes to related parties during the six months ended June 30, 2013, repaid certain of the promissory notes and converted certain promissory notes to related parties into restricted shares of common stock during the six months ended June 30, 2014 and 2013. These transactions are discussed in detail in Note 12. The promissory notes to related parties are payable on demand, and with the exception of non-interest bearing promissory note payable to Gregory Coates, bear interest at the rate of 17% per annum, compounded monthly.

Issuances of Common Stock and Warrants

Issuances of common stock and common stock warrants to related parties during the six months ended June 30, 2014 and 2013 are discussed in detail in Note 17.

These transactions were private sales of unregistered, restricted securities pursuant to stock purchase agreements.

Personal Guaranty and Stock Pledge

George J. Coates has pledged certain of his shares of common stock of the Company to the extent required by the lender and provided a personal guaranty as additional collateral for a mortgage loan on the Company’s headquarters facility. Mr. Coates has also provided a personal guaranty as additional collateral for the finance lease obligation discussed in Note 11.

F-25

Other

For the three months ended June 30, 2014 and 2013, Barry C. Kaye, Treasurer and Chief Financial Officer earned compensation of $42,000 and $29,000 and was paid compensation of $30,000 and $5,000, respectively. For the six months ended June 30, 2014 and 2013, Mr. Kaye earned compensation of $70,000 and $61,000 and was paid compensation of $90,000 and $5,000, respectively. Commencing in the fourth quarter of 2012, the Company began deferring payment of Mr. Kaye’s compensation in order to preserve its working capital. As additional working capital is made available, a portion of this deferred compensation is being paid to Mr. Kaye. At June 30, 2014 and 2013, the remaining deferred balance of his compensation amounted to $100,000 and $98,000, respectively. These amounts are included in accounts payable and accrued liabilities in the accompanying balance sheets at June 30, 2014 and 2013, respectively.

24.	LITIGATION AND CONTINGENCIES

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit against the Company in January 2008 in which he asserted that the Company was liable to him for breach of an employment contract. On August 30, 2013, the parties executed a settlement agreement. The settlement provided that the Company pay the plaintiff $125,000 in five installments of $40,000, $25,000, $25,000, $25,000 and $10,000 due on November 28, 2013 and the 15th day of March 2014, June 2014, September 2014 and February 2015, respectively. The parties also executed mutual releases. The remaining unpaid balance of the settlement of $35,000 is included in accounts payable and accrued liabilities on the accompanying balance sheet at June 30, 2014. In the event that the Company is delinquent in the payment of any installment, the total amount of the judgment may be increased up to $200,000.

The Company is not a party to any other litigation that is material to its business.

25.	RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606),”: which amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company will be required to adopt this accounting standard in the first quarter of fiscal 2018. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of these amendments and the transition alternatives, however, at this time it does not anticipate that it will have a material effect on its financial statements.

In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” This update requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, unless the net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under applicable tax law or if the company does not intend to use the tax benefit towards the settlement of a disallowed tax position, if any. Adoption of this standard did not have a material effect on the Company’s financial statements.

F-26

26.	SUBSEQUENT EVENTS

The following events occurred subsequent to June 30, 2014:

Repayment of 17% Promissory Notes Issued to Related Parties

Subsequent to June 30, 2014, the Company partially paid accrued interest on 17% promissory notes due to George J. Coates and repaid principal on 17% promissory notes due to Bernadette Coates amounting $20,000 and $5,000, respectively.

Anti-dilution Shares issued to George J. Coates Related to New Shares of Common Stock Sold

Subsequent to June 30, 2014, the Company issued 1,763 shares of Series A Preferred Stock to Mr. Coates representing anti-dilution shares related to newly issued shares of common stock. The estimated fair value of these shares was $4,000. The additional shares of Series A Preferred Stock entitle Mr. Coates to 17,630,000 additional votes on all matters brought before the shareholders for a vote. This brought the total number of shares of Series A Preferred Stock held by Mr. Coates to 181,664.

Establishment of New Anti-dilution Program, Conversion of Series A Preferred Stock and Issuance of Series B Convertible Preferred Stock

On July 3, 2014, the board of directors consented to (i) the conversion of all of the 181,664 shares of Series A Preferred Stock held by George J. Coates into shares of Series B Convertible Preferred Stock, $0.001 par value per share (“Series B”) at a conversion rate of one share of Series B for each share of Series A, (ii) an anti-dilution award of an additional 75,000 shares of Series B to Mr. Coates; and (iii) a modified anti-dilution plan, effective as of July 3, 2014 (the Modified Plan”) for George J. Coates.

All of the shares of Series A Preferred Stock that were converted, were cancelled and restored to unissued status.

The anti-dilution award of an additional 75,000 shares of Series B to Mr. Coates was determined to be the number of shares of Series B required to restore Mr. Coates’ ownership percentage of outstanding common stock on a pro forma basis to 78%, assuming all of the Series B shares were converted into common stock. The ownership percentage of 78% represents the percentage of outstanding common stock that Mr. Coates held at December 31, 2002.

The net effect of the cancellation of all of the shares of Series A Preferred Stock and the issuance of 256,664 shares of Series B Convertible Preferred Stock on the number of total votes held by Mr. Coates was to reduce his number of votes from 2,091,150,787 to 517,142,267.

Under the Modified Plan, for each new share of common stock issued by the Company to non-Coates family members in the future, additional shares of Series B will be issued to Mr. Coates equal to that number of shares of Series B required to maintain his ownership percentage of outstanding shares of common stock outstanding on a pro forma basis, at 78%.

These anti-dilution provisions do not apply to new shares of common stock issued in connection with exercises of employee stock options, a public offering of the Company’s securities or a merger or acquisition.

In August 2014, the Company awarded 50,000 new shares of Series A Preferred Stock to George J. Coates as an inducement to him to consider future offers from investors to acquire substantial ownership interests in the Company as a means of raising substantial new working capital for the Company. The estimated fair value of these shares was $125,000. These shares entitle Mr. Coates to 500 million additional votes on all matters brought before the shareholders for a vote.

F-27

On July 28, 2014, the board of directors consented to an anti-dilution program which provides that shares of Series B Convertible Preferred Stock be issued to Gregory G. Coates whenever new shares of common stock are issued to non-Coates family members in order to maintain his ownership percentage of common stock at 5.31% of the pro forma number of shares of common stock outstanding, assuming all shares of Series B Convertible Preferred Stock are converted to common stock. This was his percentage ownership of common stock at December 31, 2002. The number of shares of Series B Convertible Preferred Stock issued on July 28, 2014 based on this anti-dilution program was 29,002.

On July 28, 2014, the board of directors consented to an anti-dilution program which provides that shares of Series B Convertible Preferred Stock be issued to Barry C. Kaye whenever new shares of common stock are issued to non-Coates family members in order to maintain his ownership percentage of common stock at 0.04157% of the pro forma number of shares of common stock outstanding, assuming all shares of Series B Convertible Preferred Stock are converted to common stock. This was the weighted average percentage ownership of common stock he purchased, based on the number of shares of common stock outstanding on each date he acquired additional shares of common stock. The number of shares of Series B Convertible Preferred Stock issued on July 28, 2014 based on this anti-dilution program was 2,069.

The issuance of these shares of Series B Convertible Preferred Stock to Gregory G. Coates and Barry C. Kaye triggered the issuance of an additional 115,006 shares of Series B Convertible Preferred Stock to George J. Coates, in accordance with the anti-dilution program in effect for George J. Coates. After this issuance to George J. Coates, he held a total of 371,670 shares of Series B Convertible Preferred Stock.

Under this new anti-dilution Plan, for each new share of common stock issued by the Company to non-Coates family members in the future, additional shares of Series B Convertible Preferred Stock will be issued to Gregory G. Coates and Barry C. Kaye equal to that number of shares of Series B required to maintain their ownership percentage of outstanding shares of common stock outstanding on a pro forma basis, at 5.31% and 0.04157, respectively.

After the issuances described herein of shares of Series B Convertible Preferred Stock issued on July 28, 2014, there were a total of 402,741 shares of Series B Convertible Preferred Stock outstanding.

These anti-dilution provisions do not apply to new shares of common stock issued in connection with exercises of employee stock options, a public offering of the Company’s securities or a merger or acquisition.

In the event that all of the 402,741 shares of Series B Convertible Preferred Stock outstanding were converted, once the conversion restrictions lapse, an additional 402,741,000 new restricted shares of common stock would be issued. On a pro forma basis, based on the number of shares of common stock outstanding, this would dilute the ownership percentage of non-affiliated stockholders from 30.0% to 15.1%.

To the extent that additional shares of Series B are issued under the anti-dilution plan, the non-affiliated stockholders’ percentage ownership of the Company would be further diluted.

Equity Purchase and Registration Rights Agreements

On July 2, 2014, the Company entered into an equity purchase agreement (the “EP Agreement”) with Southridge Partners II LP, a Delaware limited partnership (“Southridge”). Pursuant to the terms of the EP Agreement, Southridge shall commit to purchase up to Ten Million ($10,000,000) Dollars of the Company’s common stock over the course of thirty-six (36) months. The purchase price for the shares of common stock shall be equal to 94% of the lowest daily VWAP of the stock during the ten trading days that comprise the defined pricing period. The Company is entitled exercise a Put to Southridge by delivering a Put Notice, which requires Southridge to remit the dollar amount stated in the Put Notice at the end of the pricing period, provided, however, that for each day during the pricing period, if any, that the daily VWAP of the Company’s common stock falls 25% or more below the Floor Price, as hereinafter defined, then the dollar amount of the Put shall be reduced by 10% for each such day. The Company may stipulate a Floor Price below which, no shares of common stock may be sold by Southridge, however, the Floor price shall not be lower than the lowest daily VWAP during the ten trading days preceding the date of the Put Notice.

F-28

The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Southridge. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file a registration statement with the SEC covering 40,000,000 shares of common stock underlying the EP Agreement within 120 days. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 5 business days after the notification from the SEC that the Registration Statement may be declared effective.

Conversion of Convertible Promissory Notes

Subsequent to June 30, 2014, the following convertible notes were converted by the holder into shares of common stock:

●	$20,000 principal amount of 12% convertible promissory notes with a 60% conversion rate, including accrued interest thereon, was converted into 1,243,153 unregistered shares of the Company’s common stock.
●	$10,000 principal amount of 12% convertible promissory notes with a 70% conversion rate, including accrued interest thereon, was converted into 529,101 unregistered shares of the Company’s common stock.
●	$6,000 principal amount of 10% convertible promissory notes with a 58% conversion rate, including accrued interest thereon, was converted into 390,068 unregistered shares of the Company’s common stock.

Issuances of Convertible Promissory Notes

Subsequent to June 30, 2014, the following convertible notes were issued:

●	A $50,000 convertible promissory note which bears interest at the rate of 5% per annum and matures in July 2015, if not converted prior thereto. The Company received net proceeds of $45,000 after transaction costs. This note may be prepaid during the first 90 days by paying a 30% prepayment penalty and during the next 90 days by paying a 45% prepayment penalty and may not be prepaid thereafter. Commencing 180 days after issuance, the note is convertible at any time, in whole, or in part, at the option of the holder at a conversion rate equal to 63% of the average of three lowest daily VWAP trading prices during the 20 trading day period prior to the date of conversion. In connection with the issuance of this convertible note, the Company has reserved 8,503,000 shares of its common stock in anticipation of the note being converted.
●	A $30,000 convertible promissory note which bears interest at the rate of 12% per annum and matures in July 2015, if not converted prior thereto. This was the balance of the $100,000 convertible note arrangement described in Note 13. The Company received net proceeds of $27,000 after transaction costs. This note may be prepaid during the first 180 days by paying a 30% prepayment penalty and may not be prepaid thereafter. Commencing 180 days after issuance, the note is convertible at any time, in whole, or in part, at the option of the holder at a conversion rate equal to the lesser of $0.05 per share or 70% of the lowest trading price during the 20 trading day period prior to the date of conversion. In connection with the issuance of this convertible note, the Company has reserved 6,500,000 shares of its common stock in anticipation of the note being converted.
●	An $84,000 convertible promissory note which bears interest at the rate of 8% per annum and matures in July 2015, if not converted prior thereto. The Company received net proceeds of $82,000 after transaction costs. The note may be prepaid during the first six months the note is outstanding by paying a prepayment penalty equal to 30% during the first 60 days, increasing in 5% increments each month to a maximum of 50%. Commencing 180 days after issuance, the note is convertible at any time, in whole, or in part, at the option of the holder at a conversion rate equal to 61% of the average of three lowest closing bid prices during the 10-day trading period prior to the date of conversion. In connection with the issuance of this convertible note, the Company has reserved 25,000,000 shares of its common stock in anticipation of the note being converted.
●	A $52,500 convertible promissory note which bears interest at the rate of 9.75% per annum. This was an additional tranche to the 9.75% convertible note facility described in Note 13. The Company received net proceeds of $50,000 after transaction costs. The holder may convert the convertible note at any time beginning six months after funding, into shares of the Company's common stock at a fixed rate of $0.055 per share. In addition, there are mandatory monthly conversions beginning 180 days after funding. Each monthly conversion amount shall generally be equal to one-twelfth of the original amount funded, plus accrued interest and any other fees or penalties assessed in accordance with the Agreement. The number of shares of common stock to be initially delivered upon conversion shall be equal to the dollar amount being converted divided by the variable conversion price. The variable conversion price is the lesser of $0.055 per share, or 70% of the average of the three lowest daily volume weighted average prices (“VWAP”) over the 15 trading day period prior to the date of conversion. The number of shares of the Company's common stock required to be issued to the investor upon any mandatory conversion may be subsequently adjusted upward in the event that the recalculated variable conversion price on the 23rd trading day following the date of conversion is lower than the calculated variable conversion price on the date of conversion. In such case, the Company would be required to deliver the incremental number of shares to the investor, determined based on the recalculated variable conversion price.

Deferred Compensation

Through August 13, 2014, George J. Coates, Bernadette Coates and Barry C. Kaye agreed to additional deferral of their compensation amounting to $32,000, $9,000 and $6,000, respectively, and Mr. Kaye was paid $15,000 of his deferred compensation, bringing the net balance of their deferred compensation to $388,000, $99,000 and $100,000, respectively.

Termination of Investment Agreement with Dutchess

On August 12, 2014, the Investment Agreement discussed in Note 18, that established an equity line of credit with Dutchess expired in accordance with its terms.

F-29

Coates International, Ltd. and Subsidiaries

Index to Financial Statements

December 31, 2013 and 2012

F-30

COWAN, GUNTESKI & CO., P.A.

CERTIFIED PUBLIC ACCOUNTANTS

730 HOPE ROAD

TINTON FALLS, NJ 07724

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Coates International, Ltd.

We have audited the accompanying balance sheets of Coates International, Ltd. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ deficiency, and cash flows for the years ended December 31, 2013 and 2012. Coates International, Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coates International, Ltd. as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company continues to have negative cash flows from operations, recurring losses from operations, and a stockholders’ deficiency.  These conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are also described in Note 1.  The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Cowan, Gunteski & Co., P.A.

Tinton Falls, New Jersey
March 31, 2014

F-31

Coates International, Ltd.
Balance Sheets
As of December 31,

	2013	2012

Assets
Current Assets
Cash	$49,274	$13,303
Inventory, net	111,752	111,115
Deferred offering costs	12,423	16,207
Total Current Assets	173,449	140,625
Property, plant and equipment, net	2,179,646	2,241,847
Deferred licensing costs, net	51,016	55,299
Total Assets	$2,404,111	$2,437,771

Liabilities and Stockholders' Deficiency
Current Liabilities
Accounts payable and accrued liabilities	$2,263,947	$1,797,439
Current portion of finance lease obligation	43,311	-
Deferred stock-based compensation payable	287,664	1,911,775
Mortgage loan payable	1,513,284	1,575,000
Promissory notes to related parties	603,138	507,694
Derivative liability related to convertible promissory notes	366,590	135,263
Convertible promissory notes, net of unamortized discount	125,018	77,363
Unearned revenue	19,124	19,124
10% Convertible note	10,000	10,000
Total Current Liabilities	5,232,076	6,033,658
Non-current portion of finance lease obligation	81,452	-
License deposits	322,200	341,400
Total Liabilities	5,635,728	6,375,058

Commitments and Contingencies	-	-

Stockholders' Deficiency
Preferred Stock, $0.001 par value, 100,000,000 shares authorized, 141,473 and 72,883 shares issued and outstanding at December 31, 2013 and 2012, respectively	141	73
Common Stock, $0.0001 par value, 1,000,000,000 shares authorized, 327,749,176 and 305,078,818 shares issued and outstanding at December 31, 2013 and 2012, respectively	32,775	30,508
Additional paid-in capital	30,712,778	27,259,253
Accumulated deficit	(33,977,311)	(31,227,121)
Total Stockholders' Deficiency	(3,231,617)	(3,937,287)
Total Liabilities and Stockholders' Deficiency	$2,404,111	$2,437,771

The accompanying notes are an integral part of these financial statements.

F-32

Coates International, Ltd.
Statements of Operations
For the Year Ended December 31,

	2013	2012

Sublicensing fee revenue	$19,200	$19,200
Total Revenues	19,200	19,200
Expenses:
Research and development costs	261,161	825,504
General and administrative expenses	1,660,812	3,332,205
Depreciation and amortization	66,485	65,509
Total Expenses	1,988,458	4,223,218
Loss from Operations	(1,969,258)	(4,204,018)
Other Income (Expense):
Decrease (Increase) in estimated fair value of embedded derivative liabilities	(210,390)	130,146
Other income	-	60,000
Total other income (expense)	(210,390)	190,146
Interest expense	(570,542)	(516,211)
Loss Before Income Taxes	(2,750,190)	(4,530,083)
Provision for income taxes	-	-
Net Loss	$(2,750,190)	$(4,530,083)

Basic net loss per share	$(0.01)	$(0.01)
Basic weighted average shares outstanding	334,010,734	302,946,983
Diluted net loss per share	$(0.01)	$(0.01)
Diluted weighted average shares outstanding	334,010,734	302,946,983

The accompanying notes are an integral part of these financial statements.

F-33

Coates International, Ltd.
Statements of Stockholders' Deficiency
For the Two Years Ended December 31, 2013

	Series A Preferred Stock, $0.001 par value per share		Common Stock, $0.0001 par value per share		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency

Balance, January 1, 2012	72,883	$73	284,127,846	$28,413	$24,917,261	$(26,697,038)	$(1,751,291)
Issuance of common stock to Dutchess Opportunity Fund II, LP			2,256,677	226	258,496		258,722
Issuance of common stock to director			551,281	55	34,945		35,000
Issuance of common stock and warrants to son of a director			5,747,560	575	379,149		379,724
Conversion of Convertible Promissory Notes			8,415,515	842	371,348		372,190
Issuance of common stock in satisfaction of promissory notes to related parties			3,547,279	354	231,413		231,767
Issuance of common stock to George J. Coates under anti-dilution arrangements			18,593,313	1,859	1,609,909		1,611,768
Common stock awarded to officers and directors			1,960,000	196	301,004		301,200
Cancellation of common stock previously issued to George J. Coates			(20,120,653)	(2,012)	(1,750,996)		(1,753,008)
Stock-based compensation expense					713,932		713,932
Beneficial Conversion Feature on Convertible Promissory Notes					192,792		192,792
Net loss for the year						(4,530,083)	(4,530,083)
Balance, December 31, 2012	72,883	73	305,078,818	30,508	27,259,253	(31,227,121)	(3,937,287)
Issuance of Anti-dilution shares of Series A Preferred stock to George J. Coates	68,590	68			170,294		170,362
Issuance of Anti-dilution shares of Common Stock to George J. Coates			35,037,131	3,504	2,177,979		2,181,483
Cancelation of Anti-dilution shares of Common Stock to George J. Coates			(35,037,131)	(3,504)	3,504		-
Issuance of common stock under equity line of credit with Dutchess Opportunity Fund II, LP			3,618,676	361	155,144		155,505
Issuance of common stock and warrants to son of a director			4,666,666	467	124,533		125,000
Conversion of 12% Convertible Promissory Notes			2,750,000	275	66,781		67,056
Conversion of 8% Convertible Promissory Notes			10,968,349	1,097	202,903		204,000
Exercise of Stock Purchase Warrants			666,667	67	9,933		10,000
Stock-based compensation expense					248,918		248,918
Beneficial Conversion Feature on Convertible Promissory Notes					293,536		293,536
Net loss for the year						(2,750,190)	(2,750,190)
Balance, December 31, 2013	141,473	$141	327,749,176	$32,775	$30,712,778	$(33,977,311)	$(3,231,617)

The accompanying notes are an integral part of these financial statements.

F-34

Coates International Ltd.

Statements of Cash Flows

For the Years Ended December 31,

	2013	2012

Net Cash Flows Used in Operating Activities
Net loss for the Year	$(2,750,190)	$(4,530,083)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Stock-based compensation expense	628,990	2,388,307
Accrued interest not paid	433,284	410,144
Deferred compensation expense	137,064	-
Increase (decrease) in fair value of embedded derivative liabilities	210,390	(130,146)
Depreciation and amortization	66,485	65,509
Amortization of financing costs	10,246	11,822
Non-cash licensing revenues	(19,200)	(19,200)
Provision for slow moving and obsolete inventory	-	235,942
Recognition of unearned revenues	-	(10,000)
Changes in Operating Assets and Liabilities:
Accounts receivable	-	(10)
Deferred offering costs and other assets	(6,463)	-
Deferred financing costs	4,283	-
Accounts payable and accrued liabilities	466,299	469,586
Net Cash (Used in) Operating Activities	(818,812)	(1,108,129)

Net Cash Provided by (Used in) Investing Activities	-	-

Cash Flows Provided by (Used in) Financing Activities:
Issuance of common stock under equity line of credit	155,506	258,722
Proceeds from sale/leaseback of equipment	132,550	-
Issuance of common stock and warrants to the son of a director	125,000	355,000
Issuance of convertible promissory notes	398,000	244,500
Issuance of promissory notes to related parties	172,093	270,755
Repayment of promissory notes to related parties	(76,650)	(40,500)
Repayment of mortgage Loan	(61,716)	(55,000)
Proceeds from exercise of stock warrants	10,000	-
Issuance of common stock to director	-	35,000
Net Cash Provided by Financing Activities	854,783	1,068,477
Net Increase (Decrease) in Cash	35,971	(39,652)
Cash, beginning of period	13,303	52,955
Cash, end of period	$49,274	$13,303

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$138,977	$112,029

Supplemental Disclosure of Non-cash Financing Activities:
Issuance of common stock for anti-dilution, net of cancelled anti-dilution common shares	$2,181,483	$-
Conversion of convertible promissory notes	271,056	372,190
Conversion of promissory notes to related parties	-	231,768
	$2,452,539	$603,958

The accompanying notes are an integral part of these financial statements.

F-35

Coates International, Ltd.

Notes to Financial Statements

December 31, 2013 and 2012

(All amounts rounded to thousands of dollars)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988. Coates International, Ltd. operates in Wall Township, New Jersey.

The Company has acquired the exclusive licensing rights for the Coates spherical rotary valve (“CSRV®”) system technology in North America, Central America and South America (the “CSRV® License”). The CSRV® system technology has been developed over a period of more than 20 years by the Company’s founder George J. Coates and his son Gregory Coates. The CSRV® system technology is adaptable for use in piston-driven internal combustion engines of many types and has been patented in the United States and numerous countries throughout the world.

The CSRV® system technology is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven, automotive, truck, motorcycle, marine and electric power generator engines, among others. Unlike conventional valves which protrude into the engine cylinder, the CSRV® system technology utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV® system technology utilizes significantly fewer moving parts than conventional poppet valve assemblies. As a result of these design improvements, management believes that engines incorporating the CSRV® system technology (“Coates Engines”) will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV® Engines can be designed with larger openings into the engine cylinder than with conventional valves so that more fuel and air can be inducted into, and expelled from, the cylinder in a shorter period of time. Larger valve openings permit higher revolutions-per-minute (RPM’s) and permit higher compression ratios with lower combustion chamber temperatures, allowing the Coates Engine to produce more power than equivalent conventional engines. The extent, to which higher RPM’s, greater volumetric efficiency and thermal efficiency can be achieved with the CSRV® system technology, is a function of the engine design and application.

Hydrogen Reactor Technology Owned by George J. Coates

George J. Coates has developed a hydrogen reactor, which rearranges H2O water molecules into HOH molecules also known as Hydroxy-Gas. The Hydroxy-Gas produced by the hydrogen reactor is then harvested for use as a type of fuel. Mr. Coates is continuing with development of this technology to enable the harvested Hydroxy-Gas to be utilized as the fuel source to power our patented CSRV® engines. Mr. Coates is continuing with research and development of the next application of this technology in an attempt to power larger, industrial engines. If successful, this application will only require a ready supply of water and would be suitable for stationary engines and generators. Conventional internal combustion engines employing poppet valve assemblies require lubrication and would experience excessive heat and friction if powered with Hydroxy-Gas. This, in turn, would cause the engines to burn out in a rather short period of time. The materials and components of the CSRV® engines do not require such lubrication and are designed to operate relatively trouble-free on Hydroxy-Gas as the engine fuel. There can be no assurance that this technology can be developed successfully, or that if developed, it will be feasible to penetrate the internal combustion engine market with this technology. Applications for patent protection of this technology will be filed upon completion of the research and development. At this time, no arrangements have been made between the Company and George J. Coates, owner of the technology, regarding licensing of the hydrogen reactor. Accordingly, the Company does not have any rights to manufacture, use, sell and distribute the Hydrogen Reactor technology, should it become commercially feasible to manufacture and distribute products powered by the Hydroxy-Gas fuel. The Company has been and continues to be responsible for all costs incurred related to the development of this technology.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and rules and regulations of the Securities and Exchange Commission (the “SEC”).

Since the Company’s inception, the Company has been responsible for the development costs of the CSRV® technology in order to optimize the value of the licensing rights and has incurred related operational costs, the bulk of which have been funded primarily through cash generated from sales of stock, short term convertible promissory notes, capital contributions, loans made by George J. Coates, Bernadette Coates, his spouse and certain directors, fees received from research and development of prototype models, licensing fees and a small number of CSRV® engine generator sales. The Company has incurred substantial cumulative losses from operations since its inception. Losses from operations are expected to continue until the Coates Engines are successfully introduced into and accepted in the marketplace, or the Company receives substantial licensing revenues. These losses from operations were substantially related to research and development of the Company’s intellectual property rights, patent filing and maintenance costs and general and administrative expenses.

F-36

Coates International, Ltd.

Notes to Financial Statements  - (Continued)

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and, as of December 31, 2013, had a stockholders’ deficiency of ($3,232,000). The Company will be required to renegotiate the terms of an extension of a $1,513,000 mortgage loan which matures in July 2014, or successfully refinance the property with another mortgage lender, if possible. Failure to do so could adversely affect the Company’s financial position and results of operations. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest their funds and low investor confidence, has introduced additional risk and difficulty to the Company’s challenge to secure needed additional working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has instituted a cost control program intended to restrict variable costs to only those expenses that are necessary to complete its activities related to entering the production phase of operations, develop additional commercially feasible applications of the CSRV® system technology, seek additional sources of working capital and cover general and administrative costs in support of such activities. The Company has been actively undertaking efforts to secure new sources of working capital. At the December 31, 2013, the Company had negative working capital of ($5,059,000) compared with negative working capital of ($5,893,000) at the end of 2012.

During the years ended December 31, 2013 and 2012, the Company raised $917,000 and $1,123,000, respectively, of new working capital from the following:

Description	2013	2012
Issuance of convertible promissory notes	$398,000	$244,000
Sales of common stock under equity line of credit	156,000	259,000
Proceeds from sale/leaseback of equipment	133,000	-
Sales of shares of common stock and warrants to the son of a director	125,000	355,000
Issuance of promissory notes to related parties, net of repayments	95,000	230,000
Proceeds from exercise of common stock warrants	10,000	-
Sales of common stock to a director	-	35,000
	$917,000	$1,123,000

In the fourth quarter of 2011, the Company identified cracks on the lower engine heads of its Gen Sets that resulted from a defect in the manufacturing by one of its suppliers. Based on testing of the Gen Set to confirm the Company’s resolution of this problem, management believes it has determined the cause of this cracked head condition. The Company has been endeavoring to raise sufficient working capital, in order to procure new cast-steel head castings to resolve the cracked head problems with the engines originally shipped to Almont. Thereafter, we will undertake field testing of the Gen Sets, after which, we will begin to ramp-up production.

The Company continues to actively seek out new sources of working capital; however, there can be no assurance that it will be successful in these efforts. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Certain amounts included in the accompanying financials statements for the year ended December 31, 2012 have been reclassified in order to make them comparable to the amounts presented for the year ended December 31, 2013.

Majority-Owned Subsidiary

CIL is currently the majority shareholder of Coates Hi-Tech Engines, Ltd. (“Coates Hi-Tech”), a Delaware corporation which was formed in July 2012. It has not commenced operations and has no assets. Accordingly, this subsidiary has not been consolidated with the accounts of CIL.

For the year ended December 31, 2012, the financial statements of CIL were previously consolidated with the accounts of Coates Oklahoma Engine Manufacturing, Ltd. (“Coates Oklahoma”). In May 2013, Coates Oklahoma was shuttered and has since been formally dissolved. There were no outstanding obligations or expenses in dissolving this company. Accordingly, the financial statements for the year ended December 31, 2012 have been revised to present Coates International, Ltd. on an unconsolidated basis. There are no significant differences in the reported financial position or results of operations reported in the revised financial statements.

F-37

Coates International, Ltd.

Notes to Financial Statements - (Continued)

Revenue Recognition

Sales and cost of sales are recognized at the time of shipment, provided the risk of loss has transferred to the customer and collection of the sales price is reasonably assured. Shipping arrangements and costs are the responsibility of the customer.

Revenue from research and development activities is recognized when collection of the related revenues is reasonably assured and, when applicable, in accordance with Accounting Standards Update No. 2010-17, “Milestone Method of Revenue Recognition, a consensus of the FASB Emerging Issues Task Force”. This standard provides guidance on defining a milestone and permits recognition of revenue from research and development that is contingent upon achievement of one or more specified milestones defined in the research and development arrangements which meet specified criteria for such revenue recognition.

Unearned revenue represents a deposit from a customer for a CSRV® Gen Set order. Revenue is recognized as described above.

License deposits, which are non-refundable, were received from the granting of sub-licenses and are recognized as earned, generally commencing upon the completion of certain tests  of the CSRV® products and acceptance by the licensee.  At that time, license revenue will be recognized ratably over the period of time that the sub-license has been granted using the straight-line method.  Upon termination of a sub-license agreement, non-refundable license deposits, less any costs related to the termination of the sub-license agreement, are recognized as revenue. Revenue from research and development activities is recognized when earned and realization is reasonably assured, provided that financial risk has been transferred from the Company to its customer.

The Company commenced shipping production units to Almont under the Canadian Sublicense in April 2011 and began recognizing the license deposit of $300,000 on the Canadian Licensee as revenue on a straight-line basis over the approximate remaining life through 2027 of the last CSRV® technology patent in force, at that date.

Research and Development

Research and development costs are expensed when incurred. For the year ended December 31, 2012, the Company charged $115,000 to expense for the estimated remediation costs of previously sold Gen Sets, that were determined to have cracked heads.

Intellectual Property

Under a licensing agreement with George J. Coates and Gregory Coates, the Company obtained the rights to manufacture, use and sell the CSRV® engine technology throughout the territory defined as the Western Hemisphere. In accordance with GAAP, the Company is not permitted to record a value for this intellectual property because it was obtained from principal stockholders, and, accordingly this intangible asset is not reflected in the accompanying financial statements.

Licensing Costs

Under the CSRV® Licensing Agreement for the CSRV® engine technology, the Company is responsible for all costs in connection with applying for, obtaining and maintenance of patents to protect the CSRV® system technology. Such costs are expensed as incurred.

Advertising Costs

Advertising costs, which are included in general and administrative expenses, are expensed when incurred.  Advertising expense amounted to $3,000 and $5,000 for the years ended December 31, 2013 and 2012, respectively.

Stock-Based Compensation

Compensation expense relating to stock-based payments is recognized as an expense using the fair value measurement method. Under the fair value method, the estimated fair value of awards to employees is charged to income on a straight-line basis over the requisite service period, which is the earlier of the employee’s retirement eligibility date or the vesting period of the award. The Company incurs non-cash, stock-based compensation expense for stock options awarded and for awards of restricted shares of its common stock under it 2006 Stock Option and Incentive Plan.

F-38

Coates International, Ltd.

Notes to Financial Statements - (Continued)

Deferred Compensation

Deferred compensation represents salaries of George J. Coates and Bernadette Coates earned in 2013, but not paid in order to preserve the Company’s working capital. The Company intends to repay these amounts at such time that it has sufficient working capital and after the related party notes to George J. Coates and Bernadette Coates have been repaid with interest thereon.

Inventory

Inventory consists of raw materials and work-in-process, including overhead and is stated at the lower of cost or market determined by the first-in, first-out method. Inventory items designated as obsolete or slow moving are reduced to net realizable value. Market value is determined using current replacement cost.

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful life of the assets: 40 years for buildings and building improvements, 3 to 7 years for machinery and equipment and 5 to 10 years for furniture and fixtures.  Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred.

In the event that facts and circumstances indicate that long-lived assets may be impaired, an evaluation of recoverability is performed. Should such evaluation indicate that there has been an impairment of one or more long-lived assets, the cost basis of such assets would be adjusted accordingly, at that time.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized and are adjusted when conditions indicate that deferred assets will be realized. Income tax expense (benefit) is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

The Company evaluates any uncertain tax positions for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. In the event recognition of an uncertain tax position is indicated, the Company measures the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This process of evaluating and estimating uncertain tax positions and tax benefits requires the consideration of many factors, which may require periodic adjustments and which may not accurately forecast actual outcomes. Interest and penalties, if any, related to tax contingencies would be included in income tax expense.

Loss per Share

Basic net loss per share is based on the weighted average number of common shares outstanding without consideration of potentially dilutive shares of common stock. There were no shares of preferred stock outstanding with rights to share in the Company’s net income during the years ended December 31, 2013 and 2012. Diluted net income per share is based on the weighted average number of common and potentially dilutive common shares outstanding, when applicable.

F-39

Coates International, Ltd.

Notes to Financial Statements - (Continued)

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These significant estimates include determining the fair value of convertible promissory notes containing embedded derivatives and variable conversion rates, determining a value for Series A Preferred Stock issued and certain limited anti-dilution rights granted to George J. Coates as more fully described in Note 15, assigning useful lives to the Company’s property, plant and equipment, determining an appropriate amount to reserve for obsolete and slow moving inventory, estimating a valuation allowance for deferred tax assets, assigning expected lives to, and estimating the rate of forfeitures of, stock options granted and selecting a trading price volatility factor for the Company’s common stock in order to estimate the fair value of the Company’s stock options on the date of grant or other appropriate measurement date. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT AND BUSINESS RISK

The Company maintains cash balances with one financial institution. Accounts at this institution are currently fully insured by the Federal Deposit Insurance Corporation.

The Company’s operations are devoted to the development, application and marketing of the CSRV® system technology which was invented by George J. Coates, the Company’s founder, Chairman, Chief Executive Officer, President and controlling stockholder. Development efforts have been conducted continuously during this time. From July 1982 through May 1993, seven U.S. patents as well as a number of foreign patents were issued with respect to the CSRV® system technology. Since inception of the Company in 1988, all aspects of the business have been completely dependent upon the activities of George J. Coates.  The loss of George J. Coates’ availability or service due to death, incapacity or otherwise would have a material adverse effect on the Company's business and operations. The Company does not presently have any key-man life insurance in force for Mr. Coates.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, Other Assets, Accounts Payable and Accrued Liabilities and Other Liabilities

With the exception of convertible promissory notes, the carrying amount of these items approximates their fair value because of the short term maturity of these instruments. The convertible promissory notes are reported at their estimated fair value, determined as described in more detail in Note 14.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

4. LICENSING AGREEMENT AND DEFERRED LICENSING COSTS

The Company holds a manufacturing, use, lease and sale license from George J. Coates and Gregory Coates for the CSRV® system technology in the territory defined as the Western Hemisphere (the “License Agreement”). Under the License Agreement, George J. Coates and Gregory Coates granted to the Company an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV® system technology (the “CSRV® Engine”) and that is currently owned or controlled by them (the “CSRV® Intellectual Property”), plus any CSRV® Intellectual Property that is developed by them during their employment with the Company. In the event of insolvency or bankruptcy of the Company, the licensed rights would terminate and ownership would revert back to George J. Coates and Gregory Coates.

Under the License Agreement, George J. Coates and Gregory Coates agreed that they will not grant any licenses to any other party with respect to the CSRV® Intellectual Property.

At December 31, 2013 and 2012 deferred licensing costs, comprised of expenditures for patent costs incurred pursuant to the CSRV® licensing agreement, net of accumulated amortization, amounted to $51,000 and $55,000, respectively. Amortization expense for the years ended December 31, 2013 and 2012 amounted to $4,000 and $4,000, respectively.

F-40

Coates International, Ltd.

Notes to Financial Statements - (Continued)

5. AGREEMENTS ASSIGNED TO ALMONT ENERGY, INC.

In 1999, the Company granted a sublicense to Well to Wire Energy, Inc. ("WWE"), an oil and gas company in Canada.  This sublicense provides for a $5,000,000 license fee to be paid to the Company and covers the use of the CSRV® system technology in the territory of Canada in the oil and gas industry (the “Canadian License”). A separate research and development agreement (“R&D Agreement”) provided for WWE to pay an additional $5,000,000 fee to the Company in consideration for the development and delivery of certain prototype engines. The Company completed development of the prototypes in accordance with this agreement at the end of 2007. The research and development agreement had not been reduced to the form of a signed, written agreement.

In 2008, the Company also entered into an escrow agreement with WWE that provides conditional rights to a second sublicense agreement between the Company and WWE for the territory of the United States (the “US License”). The US License was deposited into an escrow account and the grant of the license will not become effective until the conditions for release from escrow are satisfied. The US License provides for a license fee of $50 million.

In early 2010, with the prior consent of the Company, WWE assigned the Canadian License and the rights to the US License, subject to the terms and conditions of the Escrow Agreement, to Almont, a privately held, independent third party entity based in Alberta, Canada.

The Escrow Agreement requires that Almont, as the assignee, make a payment (“Release Payment”) to the Company equal to the then remaining unpaid balance of the Canadian License licensing fee, the R&D Agreement fee and the down payment of $1,000,000 required under the US License. It is not likely that Almont will be able to make payments towards the Release Payment until the Company can raise sufficient new working capital to commence production and shipment of Gen Sets to Almont. At December 31, 2013, the remaining balance of the Release Payment was $5,847,000.

In connection with the assignment of the Canadian License and the rights to the US License, Almont has also assumed all of the obligations set forth in the escrow agreement between the Company and WWE, with the following modifications:

•	The Release Payment Date, as defined in the Escrow Agreement had been extended to March 19, 2012. In early 2012, we agreed to extend the Release Payment Date under the Escrow Agreement until March 2014 to compensate for the delay caused by the late delivery of Gen Sets. Provided that Almont remits this entire unpaid balance to the Company on or before the Release Payment Date, the US License will be released from escrow and granted to Almont. The Release Payment due date will be reset as appropriate once the Company commences its production phase of operations. Almont is required to remit to the Company 60% of all monies it raises from future equity or debt transactions, exclusive of proceeds from equipment purchase financing transactions, until the Release Payment is paid in full.

•	Almont also became obligated to pay the $49 million balance of the US License Fee to the Company. Payment shall be made quarterly in an amount equal to 5% of Almont’s quarterly net profits. In addition, Almont is required to remit a portion of the proceeds it receives from equity or debt transactions, exclusive of equipment financing transactions to the Company until the entire balance of the US License fee is paid in full. However, the entire $49 million licensing fee is required to be paid on or before February 19, 2016.

The Canadian License

The Canadian License exclusively sublicenses within Canada the use of the CSRV® system technology for industrial engines designed to generate electrical power. Additional provisions of the Canadian License agreement are as follows:

•	Sublicensee shall have the exclusive right to use, lease and sell electric power generators designed with the CSRV® system technology within Canada.

•	Sublicensee will have a specified right of first refusal to market the electric power generators worldwide.

•	Upon commencement of the production and distribution of the electric power generators, the minimum annual number of generators to be purchased by Sublicensee in order to maintain exclusivity is 120. The Company has temporarily waived this provision due to the delay in delivery of Gen Sets. In the event Sublicensee fails to purchase the minimum 120 CSRV® generator engines during any year, Sublicensee will automatically lose its exclusivity. In such a case, Sublicensee would retain non-exclusive rights to continue to use and sell the CSRV® generator engines in the territory of Canada. Until otherwise agreed between the parties, the price per generator shall be $159,000.

•	Sublicensee is required to pay a royalty to the Company equal to 5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000.

•	All licensed rights under this license agreement related to the CSRV® system technology will remain with the Company.

F-41

Coates International, Ltd.

Notes to Financial Statements - (Continued)

The US License

The US License will, upon Almont satisfying the Release Payment, grant to Almont the right to use, sell and lease within the defined territory, Licensed Products manufactured by the Company which are designed to generate electrical power.  Licensed Products consist of CSRV® Valve Systems, CSRV® Valve Seals, CSRV® Rotary Valve Spheres, CSRV® Valve Components and CSRV® Engines. Almont is also obligated to pay a royalty to the Company equal to 2.5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000).

The manufacture of any Licensed Products by Sublicensee is prohibited.  Sublicensee is required to procure all internal combustion engines incorporating the CSRV® Valve System from the Company or its designee. The license granted to Sublicensee is exclusive within the Territory, provided that Sublicensee satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV® system technology, the Coates Engines and all component parts. The Company has temporarily waived this provision due to the delay in delivery of Gen Sets. The agreement also grants Sublicensee a right of first refusal in the event that the Company negotiates an offer with another third party for a worldwide license to use the Licensed Products for the generation of electrical power.

The business plan of Almont, which is highly dependent on its ability to raise sufficient additional working capital, is based on its projected assessment of the marketplace demand for industrial generators and projects Gen Set purchases of up to 11,000 CSRV® Units per year over the next 5 years. The Company would not be able to accommodate that demand until it ramps up its production capacity, which would likely require several years, once it enters into large scale production. Almont intends to issue standard purchase orders, issued based on market and customer demand. The Company is unable to confirm any orders until it has sufficient working capital in place to manufacture generators on a larger scale. Almont plans to finance its purchases from cash flow and by way of project and/or equipment financing, proceeds from issuance of equity or corporate debt instruments and conventional bank financing.

F-42

Coates International, Ltd.

Notes to Financial Statements - (Continued)

6. INVENTORY

Inventory at December 31, consisted of the following:

	2013	2012
Raw materials	$440,000	$439,000
Work-in-process	59,000	59,000
Finished goods	-	-
Less: Reserve for obsolescence	(387,000)	(387,000)
Total	$112,000	$111,000

During the year ended December 31, 2012, the Company determined that components and parts inventory with a carrying value of $236,000 became obsolete and, accordingly, charged this amount to research and development expense, thereby increasing the reserve for slow-moving and obsolete inventory to $387,000.

7. LICENSE DEPOSITS

License deposits, which are non-refundable, primarily relate to a $300,000 sublicense deposit received in prior years as a down payment on the Canadian License. The Company is recognizing the license deposit of $300,000 on the Canadian Licensee as revenue on a straight-line basis over the remaining life until 2027 of the last CSRV® technology patent in force, at that date. Sublicensing fee revenue for the years ended December 31, 2013 and 2012 amounted to $19,000 and $19,000, respectively.

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at cost, less accumulated depreciation, consists of the following at December 31:

	2013	2012
Land	$1,235,000	$1,235,000
Building	964,000	964,000
Building improvements	83,000	83,000
Machinery and equipment	658,000	658,000
Furniture and fixtures	39,000	39,000
	2,979,000	2,979,000
Less: Accumulated depreciation	(799,000)	(737,000)
Total	$2,180,000	$2,242,000

Depreciation expense amounted to $62,000 and $61,000 for the years ended December 31, 2013 and 2012, respectively.

9. MORTGAGE LOAN PAYABLE

The Company has a mortgage loan on the land and building that serves as its headquarters and research and development facility which bears interest at the rate of 7.5% per annum and which matures in July 2014. Interest expense for the years ended December 31, 2013 and 2012 on this mortgage amounted to $114,000 and $122,000, respectively. The loan requires monthly payments of interest, plus $5,000 which is being applied to the principal balance. The remaining principal balance at December 31, 2013 was $1,513,000. The Company will be required to renegotiate the terms of a further extension of the mortgage loan or successfully refinance the property with another mortgage lender, if possible. Failure to do so, could adversely affect the Company’s financial position and results of operations.

The loan is collateralized by a security interest in all of the Company’s assets, the pledge of five million shares of common stock of the Company owned by George J. Coates, which were deposited into escrow for the benefit of the lender and the personal guarantee of George J. Coates. The Company is not permitted to create or permit any secondary mortgage or similar liens on the property or improvements thereon without prior consent of the lender. Up to $500,000 of the principal balance of the mortgage loan may be prepaid each year without penalty. A prepayment penalty of 2% of the outstanding loan amount would be imposed if the loan is repaid in full at or before maturity unless such prepayment funds are obtained from a permanent mortgage loan with the lender.

F-43

Coates International, Ltd.

Notes to Financial Statements - (Continued)

10. FINANCE LEASE OBLIGATION

In August 2013, the Company entered into a sale/leaseback financing arrangement with Paradigm Commercial Capital Group Corp (“Paradigm”) pursuant to which it sold its research and development and manufacturing equipment in consideration for net cash proceeds of $133,000. These cash proceeds were net of a deposit on the lease of $15,000 and transaction costs of $5,000. Under this arrangement, The Company is leasing back the equipment over a 24-month period, with an option to extend the lease for an additional six months. The fixed recurring monthly lease payment amount is $8,000. If the Company does not exercise the six-month extension option, then the parties will negotiate a repurchase price to be paid by the Company for the equipment. If the Company does exercise its option to extend, then ownership of the equipment will automatically revert back to the Company at the end of the option period. The effective interest rate on this lease is 36.6%.

In accordance with generally accepted accounting principles, this sale/leaseback is required to be accounted for as a financing lease. Under this accounting method, the equipment and accumulated depreciation remains on the Company’s books and records as if the Company still owned the equipment. This accounting treatment is in accordance with ASC 840-40-25-4, Accounting for Sale-Leaseback Transactions. In addition, the discounted present value of the lease payments is recorded as a lease finance obligation. The difference between the gross sales price for the equipment and the net proceeds received amounted to $20,000, which has been recorded as unamortized discount on finance lease obligation. This amount is being amortized to interest expense using the interest method over the 30-month term of the lease, including the option period. The finance lease obligation is secured by all of the equipment included in the sale/leaseback transaction.

For the year ended December 31, 2013, the interest expense on this lease amounted to $21,000 which is included in interest expense in the accompanying statements of operations.

11. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31 are as follows:

	2013	2012
Legal and professional fees	$1,388,000	$1,240,000
General and administrative expenses	301,000	149,000
Accrued interest expense	264,000	118,000
Accrued compensation and benefits	196,000	175,000
Research and development costs	115,000	115,000
Total	$2,264,000	$1,797,000

12. PROMISSORY NOTES TO RELATED PARTIES

During the years ended December 31, 2013 and 2012, the Company issued, in a series of transactions, promissory notes to George J. Coates and received cash proceeds of $105,000 and $195,000, respectively, and repaid promissory notes in the aggregate principal amount of $67,000 and $31,000, respectively. The promissory notes are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly.

During the years ended December 31, 2013 and 2012, the Company issued, in a series of transactions, promissory notes to Bernadette Coates, spouse of George J. Coates and received cash proceeds of $68,000 and $76,000, respectively, and repaid promissory notes in the aggregate principal amount of $10,000 and $10,000, respectively. The promissory notes were payable on demand and provided for interest at the rate of 17% per annum, compounded monthly.

During the year ended December 31, 2012, the Company had outstanding promissory notes with two of its directors, Dr. Richard W. Evans and Dr. Frank J. Adipietro with principal balances of $120,000 and $50,000, respectively. In June 2012, by mutual agreement, the $120,000 principal amount promissory note issued to Dr. Evans and $10,000 principal amount of the promissory note issued to Dr. Adipietro was converted into 2,000,000 and 166,667 shares of common stock, respectively, at a conversion price of $0.06 per share. The $40,000 principal balance, plus accrued interest on the promissory note due to Dr. Adipietro was converted into 473,372 shares of common stock in October 2012. These notes were due on demand and provided for interest at the rate of 17% per annum, compounded monthly.

For the year ended December 31, 2013 and 2012, aggregate interest expense on all promissory notes to related parties amounted to $130,000 and $78,000, respectively. Unpaid accrued interest on these promissory notes amounting to $230,000 is included in accounts payable and accrued liabilities in the accompanying balance sheet at December 31, 2013.

F-44

Coates International, Ltd.

Notes to Financial Statements - (Continued)

13. 10% CONVERTIBLE NOTE TO RELATED PARTY

The 10% Convertible Note, which is held by Dr. Michael J. Suchar, a director, is convertible at the option of the holder, into shares of the Company’s common stock at an initial conversion rate that is determined by dividing the principal amount of the note being converted by $0.45. This convertible note is payable on demand. Interest shall accrue at the rate of 10% per annum and shall be payable at the time of repayment of principal. All interest shall be forfeited upon conversion, in which case the holder would be entitled to dividends declared, if any, on the Company’s common stock during the time the convertible note was outstanding. The Company has reserved 22,222 shares of its common stock for conversion of the remaining $10,000 balance of this note.

14. CONVERTIBLE PROMISSORY NOTES AND EMBEDDED DERIVATIVE LIABILITY

From time to time, the Company issues convertible promissory notes. The net proceeds from these transactions are used for general working capital purposes. The notes may be converted into shares of the Company’s common stock at a defined discount from the trading price of the common stock on the date of conversion. The conversion rate discount establishes a beneficial conversion feature (“BCF”) or unamortized discount which is required to be valued and accreted to interest expense over the six-month period until the conversion of the notes into restricted shares of common stock is permitted. In addition, the conversion formula meets the conditions that require accounting for them as derivative liability instruments.

8% Convertible Promissory Notes

At December 31, 2013, there were three 8% convertible promissory notes (“8% Notes”) in the principal amounts of $53,000, $47,000 and $33,000 which mature in May 2014, July 2014 and August 2014, respectively, if not converted prior thereto. The 8% Notes may be converted into unregistered shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of issuance of the Notes, at the option of the holder. The Conversion Price shall be equal to 61% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the Common Stock during the ten (10) trading day period prior to the date of conversion. The 8% Notes also contain a prepayment option whereby the Company may, during the first 179 days the note is outstanding, prepay the 8% Note by paying 130% during the first 60 days, increasing in 5% increments each month to a maximum of 150% of the then outstanding unpaid principal, interest and any other amounts that might be due for penalties or any event of a default.

In a series of transactions during 2013, 8% convertible promissory notes with an aggregate principal balance, including accrued interest of $204,000 were converted into 10,968,349 unregistered shares of common stock. In a series of transactions during 2012, $293,000 principal amount of convertible promissory notes, including accrued interest thereon were converted into 8,415,515 restricted shares of the Company’s common stock.

The Company has reserved 46,750,000 shares of its unissued common stock for potential conversion of these 8% Notes.

10% Convertible Promissory Notes

The Company has also entered into two agreements with different investors, whereby, under each agreement, it is permitted to issue two $28,000 tranches of convertible promissory notes which bear interest at 10% per annum and mature on the one-year anniversary date of the funding (“10% Notes”). In December 2013, the Company issued a $28,000 convertible note under each agreement and received cash proceeds of $50,000. These notes mature in December 2014, if not converted prior thereto. The convertible notes provide for a 5% original issue discount on the principal amount of each tranche, which was netted against the amount funded to the Company. Each drawdown of the promissory note may be prepaid at any time within the first 90 days after funding. The holder may convert the 10% Notes into restricted shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to 58% of the lowest daily volume weighted average price (“VWAP”) of the Company’s common stock over the 18 trading days ending on the date of conversion. The Company has reserved 7.8 million shares of its unissued common stock for potential conversion of these two 10% convertible notes.

F-45

Coates International, Ltd.

Notes to Financial Statements - (Continued)

12% Convertible Promissory Notes

The Company has also entered into an agreement whereby it is permitted to issue in a series of tranches up to $335,000 of convertible promissory notes which bear interest at 12% per annum and mature on the one-year anniversary date of the funding (“12% Notes”). In March 2013, the Company issued a $67,000, 12% Note under this arrangement and received cash proceeds of $60,000. In each of June, August and December 2013, the Company issued three additional $28,000, 12% Notes under this arrangement and received cash proceeds of $75,000. These notes mature in March 2014, June 2014, August 2014 and September 2014, respectively, if not converted prior thereto. The arrangement provides for an approximately 10.5% original issue discount on the principal amount of each tranche, which is netted against the amount funded to the Company. Each drawdown of the promissory note may be prepaid at any time within the first 90 days after funding, upon which the interest for the outstanding period will be forgiven. The holder may convert the 12% Notes into restricted shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.035 per share or 60% of the lowest trade price of the Company’s common stock in the 25 trading days prior to the date of conversion. The Company has reserved 35 million shares of its unissued common stock for potential conversion of this 12% Note agreement.

During the year ended December 31, 2013, 12% convertible promissory notes with a principal balance of $67,000, including accrued interest were converted into 2,750,000 unregistered shares of common stock.

In accordance with GAAP, the estimated fair value of the embedded derivative liability related to the Convertible Notes is required to be remeasured at each balance sheet date. The estimated fair value of the embedded derivative liabilities related to promissory notes outstanding was measured as the aggregate estimated fair value, based on Level 2 inputs, which included the average of the quoted daily yield curve rates on six-month and one-year treasury securities and the calculated 12-month historical volatility rate on the Company’s common stock.

The embedded derivative liability arises because, based on historical trading patterns of the Company’s stock, the formula for determining the Conversion Rate is expected to result in a different Conversion Rate than the closing price of the stock on the actual date of conversion (hereinafter referred to as the “Variable Conversion Rate Differential”. The estimated fair values of the derivative liabilities have been calculated based on a Black-Scholes option pricing model.

The following table presents the details of the outstanding 8% Notes, 10% Notes and 12% Notes at December 31, 2013 and 2012, including the balance of the unamortized discount and the amount of the embedded derivative liability, where applicable:

	Principal Amount				Unamortized Discount		Embedded Derivative Liability
Date Issued	December 31, 2013	December 31, 2012	Nominal Interest Rate	Effective Interest Rate(1)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

12/11/13	$28,000	N/A	10%	134%	$22,000	N/A	$43,000	N/A
12/10/13	28,000	N/A	12%	117%	19,000	N/A	45,000	N/A
12/9/13	28,000	N/A	10%	134%	22,000	N/A	43,000	N/A
11/27/13	32,000	N/A	8%	133%	25,000	N/A	33,000	N/A
10/11/13	47,000	N/A	8%	147%	31,000	N/A	48,000	N/A
8/14/13	28,000	N/A	12%	147%	14,000	N/A	45,000	N/A
8/8/13	53,000	N/A	8%	147%	14,000	N/A	53,000	N/A
6/4/13	28,000	N/A	12%	92%	-	N/A	45,000	N/A
3/21/13	-	N/A	12%	76%	-	N/A	12,000	N/A
11/23/12	N/A	$33,000	8%	101%	N/A	$17,000	N/A	$41,000
9/24/12	N/A	32,000	8%	122%	N/A	14,000	N/A	41,000
8/6/12	N/A	43,000	8%	142%	N/A	12,000	N/A	53,000
6/12/12	N/A	12,000	8%	142%	N/A	-	N/A	-
	$272,000	$120,000			$147,000	$43,000	$367,000	$135,000

(1) The effective interest rate reflects the rate required to fully amortize the unamortized discount over the six-month period until the Notes become convertible.

F-46

Coates International, Ltd.

Notes to Financial Statements - (Continued)

Other (expense) income resulting from the change in the estimated fair value of the embedded derivative liabilities amounted to ($210,000) and $130,000 for the years ended December 31, 2013 and 2012, respectively. These amounts are included in the accompanying statements of operations as (Increase) decrease in estimated fair value of embedded derivative liabilities. Interest expense resulting from accretion of the unamortized discount for the years ended December 31, 2013 and 2012 amounted to $283,000 and $295,000, respectively.

The Company made the private placement of these securities in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Act”), Rule 506 of Regulation D, and the rules and regulations promulgated thereunder, and/or upon any other exemption from the registration requirements of the Act, as applicable.

15. CAPITAL STOCK

Common Stock

The Company’s common stock is traded on OTCQB; the OTC market tier for companies that report to the SEC. Investors can find real-time quotes and market information for the Company at www.otcmarkets.com market system under the ticker symbol COTE. The Company is authorized to issue up to 1,000,000,000 shares of common stock, par value, $0.0001 per share (the “Common Stock”).

Pursuant to anti-dilution provisions which became effective January 2012, Mr. Coates was awarded one share of restricted common stock for each new share of stock issued to any individual or entity that was not a member of, or controlled by, the Coates Family. On August 30, 2013, these anti-dilution provisions were canceled and Mr. Coates voluntarily returned all shares of common stock awarded to him under these provisions.

The following common stock transactions occurred during the year ended December 31, 2013:

•	In a series of transactions during 2013, the Company made private sales, pursuant to stock purchase agreements of 4,666,666 unregistered shares of its common stock and 5,566,668 common stock warrants to purchase one share of common stock at an exercise prices ranging from $0.015 to of $0.04 per share in consideration for $125,000 received from the son of Richard W. Evans, a director.

•	In a series of transactions during 2013, the Company issued 3,618,676 registered shares of its common stock to Dutchess Opportunity Fund II, LP under an equity line of credit in consideration for $156,000.

•	In a series of transactions in 2013, the Company issued 14,142,085 unregistered shares of its common stock to George J. Coates for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares, based on the closing trading price of the stock on the dates of the issuances was $420,000. On August 30, 2013, these shares were voluntarily returned to the Company for cancellation, upon which the shares were restored to the authorized, but unissued status.

•	In January 2013, the Company issued 20,895,046 unregistered shares of its common stock to George J. Coates in satisfaction of a deferred compensation liability consisting of 20,275,046 shares for anti-dilution protection for the year ended December 31, 2012 and a 620,000 share stock award originally granted in 2011. The value of these shares, based on the closing trading price on the dates of the anti-dilution or the date of the stock award was $1,761,000, of which $1,674,000 and $87,000 was charged to stock compensation expense during the years ended December 31, 2012 and 2011, respectively. On August 30, 2013, these shares were voluntarily returned to the Company for cancellation, upon which the shares were restored to the authorized, but unissued status.

•	In connection with an agreement to issue up to $335,000 of convertible promissory notes, during 2013, the Company issued a $67,000 principal amount, 12% convertible promissory note and three $28,000 principal amount, 12% convertible promissory notes and received cash proceeds of $135,000, net of original issue discount of $16,000.

F-47

Coates International, Ltd.

Notes to Financial Statements - (Continued)

•	The Company issued five 8% convertible promissory notes and received proceeds of $208,000, net of transaction costs.

•	In a series of transactions during 2013, 8% convertible promissory notes with an aggregate principal balance of $204,000, including accrued interest were converted into 10,968,349 unregistered shares of common stock.

•	A portion of a 12% convertible promissory note with a principal balance of $67,000, including accrued interest was converted into 2,750,000 unregistered shares of common stock.

•	The Company received proceeds of $10,000 from the son of Richard W. Evans, a director for the exercise of stock purchase warrants with an exercise price of $0.015 per share and issued 666,667 unregistered shares of its common stock.

The following common stock transactions occurred during the year ended December 31, 2012:

•	The Company sold in a series of transactions, 5,557,375 restricted shares of its common stock, and 10,839,752 warrants to purchase one share of its common stock at exercise prices ranging from $0.045 to $0.12 per share and received proceeds of $355,000 from the son of Richard W. Evans, a director. These transactions were private sales of unregistered, restricted securities pursuant to stock purchase agreements.

•	The Company issued 190,185 restricted shares of its common stock to the son of Richard W. Evans, a director in consideration for 185,185 tradable shares of common stock which were utilized to pay for services.

•	The Company sold a total of 551,281 restricted shares of its common stock in consideration for $35,000 to Dr. Frank J. Adipietro, director. These transactions were private sales of unregistered, restricted securities pursuant to a stock purchase agreement.

•	The Company sold a total of 2,256,677 registered shares of its common stock under an equity line of credit with Dutchess Opportunity Fund II, LP and received proceeds of $259,000. There were no offering costs related to the sales of these shares.

•	In a series of transactions, $305,000 principal amount of convertible promissory notes, including accrued interest thereon was converted into 8,415,515 restricted shares of the Company’s common stock.

•	The Company issued 1,100,000 and 240,000 restricted shares of its common stock to Dr. Richard W. Evans and Dr. Frank J. Adipietro, directors, respectively. These shares were originally awarded as compensatory stock awards in 2011.

•	By mutual agreement, a $120,000 principal amount promissory note due to Dr. Richard W. Evans was converted into 2,000,000 restricted shares of the Company’s common stock.

•	By mutual agreement, a $50,000 principal amount promissory note, plus accrued interest thereon of $7,000, due to Dr. Frank J. Adipietro, was converted into 639,939 restricted shares of the Company’s common stock.

•	Under the anti-dilution arrangement which became effective January 1, 2012, George J. Coates was awarded 20,275,046 restricted shares of the Company’s common stock during the year ended December 31, 2012. Of this amount, 18,593,313 shares of common stock were initially issued throughout 2012. In December 2012, these shares were cancelled and restored to unissued status. The entire 20,275,046 shares of common stock awarded in 2012 were then reissued in January 2013. The estimated fair value of these shares was $1,674,000, which amount is included in stock-based compensation expense in the accompanying statement of operations for the year ended December 31, 2012.

At December 31, 2013, the Company had reserved 121,424,724 shares of its common stock to cover the potential conversion of convertible securities and exercise of stock options and warrants.

F-48

Coates International, Ltd.

Notes to Financial Statements - (Continued)

Preferred Stock and anti-dilution rights

The Company is authorized to issue 100,000,000 new shares of preferred stock, par value, $0.001 per share (the “Preferred Stock”).  The Company may issue any class of the Preferred Stock in any series. The board shall have authority to establish and designate series, and to fix the number of shares included in each such series and the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

During the year ended December 31, 2013, the board designated an additional 900,000 shares of preferred stock as Series A Preferred Stock bringing the total designation to 1,000,000 shares of Series A Preferred Stock, $0.001, par value per share. Each share of Series A Preferred Stock entitles the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are submitted to a vote of shareholders. The Series A Preferred Stock does not provide the holder any rights to share in dividends or any distribution of assets to any other shareholders of any other class of the Company’s securities in a liquidation or for any other purpose.

In order to enable the Company to raise needed working capital, an anti-dilution arrangement was established which authorized the issuance of shares of Series A Preferred Stock to George J. Coates to restore the Coates Family’s voting percentage upon any future issuance of new shares of the Company’s common stock as a result of a sale or conversion of securities into common stock (except that no Series A Preferred Stock shall be issued to George J. Coates to restore the Coates Family voting percentage in connection with any new shares of common stock issued upon sale or conversion of the Company’s securities pursuant to public offerings by the Company).

During the year ended December 31, 2013, 68,590 shares of Series A Preferred Stock were granted and issued to George J. Coates pursuant to this anti-dilution agreement resulting in the right to 685,900,000 aggregate additional votes. No shares of Series A Preferred Stock were granted or issued during the year ended December 31, 2012, because this anti-dilution arrangement was temporarily discontinued in 2012 and reinstated in 2013.

Each issuance of shares of Series A Preferred Stock to George J. Coates did not have any effect on the share of dividends or liquidation value of the holders of the Company’s common stock. However, the voting rights of the holders of the Company’s common stock are diluted with each issuance.

In 2010, the Company arranged for an independent professional services firm to determine the estimated fair value of the shares of Series A Preferred Stock provided to Mr. Coates. Based on this estimated valuation, the aggregate estimated fair value of the Series A Preferred Stock issued to Mr. Coates in 2013 amounted to $170,000. This amount, which did not require any outlay of cash, was recorded as stock-based compensation expense in the accompanying statement of operations for the year ended December 31, 2013.

16. UNEARNED REVENUE

The Company received a non-refundable deposit from Almont in connection with its orders for natural gas fueled electric power CSRV® engine generators. The unused balance these deposited funds of $19,000, is included in unearned revenue in the accompanying balance sheet at December 31, 2013 and 2012.

17. SUBLICENSING FEE REVENUE

Sublicensing fee revenue for the year ended December 31, 2013 and 2012 amounted to $19,000 and $19,000, respectively. The Company commenced shipping production units to Almont under the Canadian Sublicense in April 2011 and began recognizing the license deposit of $300,000 on the Canadian Licensee as revenue on a straight-line basis over the approximate remaining life until 2027 of the last CSRV® technology patent in force at that date.

F-49

Coates International, Ltd.

Notes to Financial Statements - (Continued)

18. OTHER INCOME

Other income includes insurance proceeds of $50,000 related to business interruption losses caused by the superstorm known as Sandy in November 2012. These proceeds reimbursed costs incurred included in operating expenses in the accompanying statement of operations for the year ended December 31, 2012. The balance of the other income of $10,000 is from the recognition of non-refundable unearned income related to the termination of merger discussions with a Chinese manufacturer.

19. INCOME (LOSS) PER SHARE

At December 31, 2013, the Company had 45,970,314 shares of common stock potentially issuable upon assumed conversion of:

Description	Number of Underlying Shares of Common Stock	Exercise Price	Number Vested	Number Non-Vested
Common stock options	100,000	$0.0420	-	100,000
Common stock options	5,607,000	0.0600	5,607,000	-
Common stock options	1,800,000	0.2400	1,800,000	-
Common stock options	2,000,000	0.2500	2,000,000	-
Common stock options	50,000	0.3900	50,000	-
Common stock options	360,000	0.4000	360,000	-
Common stock options	100,000	0.4300	100,000	-
Common stock options	1,750,000	0.4400	1,750,000	-
Common stock options	30,000	1.0000	30,000	-
Common stock warrants	500,000	0.0200	N/A	N/A
Common stock warrants	666,667	0.0225	N/A	N/A
Common stock warrants	1,000,000	0.0250	N/A	N/A
Common stock warrants	333,333	0.0300	N/A	N/A
Common stock warrants	2,000,001	0.0350	N/A	N/A
Common stock warrants	500,000	0.0400	N/A	N/A
Common stock warrants	333,333	0.0450	N/A	N/A
Common stock warrants	400,000	0.0500	N/A	N/A
Common stock warrants	2,181,819	0.0550	N/A	N/A
Common stock warrants	2,000,000	0.0600	N/A	N/A
Common stock warrants	4,269,838	0.0625	N/A	N/A
Common stock warrants	571,429	0.0700	N/A	N/A
Common stock warrants	666,666	0.0900	N/A	N/A
Common stock warrants	416,667	0.1200	N/A	N/A
Common stock warrants	1,200,000	0.2500	N/A	N/A
Common stock warrants	833,333	0.2700	N/A	N/A
Common stock warrants	333,333	0.3000	N/A	N/A
Common stock warrants	153,846	0.3250	N/A	N/A
Common stock warrants	1,028,570	0.3500	N/A	N/A
$10,000, 10% Convertible promissory note	22,222	0.4500	N/A	N/A
8% Convertible promissory notes	6,445,105	(1)	N/A	N/A
10% Convertible promissory notes	3,160,920	(1)	N/A	N/A
12% Convertible promissory notes	5,156,232	(1)	N/A	N/A
Total	45,970,314

(1)	The principal amount of convertible promissory notes outstanding at December 31, 2013, was $272,000. Under the convertible terms of these notes, the number of share of common stock into which these notes are convertible is variable because the conversion rates of the notes are based on the trading price of the common stock over a defined a number of trading days leading up to the conversion date during a defined conversion rate pricing period. The actual number of shares underlying these convertible instruments will likely vary from the number assumed above. The number of shares underlying these convertible notes was determined based on the defined conversion rates of the various convertible notes, assuming conversion had occurred as of December 31, 2013.

F-50

Coates International, Ltd.

Notes to Financial Statements - (Continued)

At December 31, 2012, the Company had 36,658,270 shares of common stock potentially issuable upon assumed conversion of:

Description	Number of Underlying Shares of Common Stock	Exercise Price	Number Vested	Number Non-Vested
Common stock options	5,607,000	$0.0600	-	5,607,000
Common stock options	1,800,000	0.2400	1,800,000	-
Common stock options	2,000,000	0.2500	2,000,000	-
Common stock options	50,000	0.3900	50,000	-
Common stock options	360,000	0.4000	360,000	-
Common stock options	100,000	0.4300	100,000	-
Common stock options	1,750,000	0.4400	1,750,000	-
Common stock options	30,000	1.0000	30,000	-
Common stock warrants	333,333	0.0450	N/A	N/A
Common stock warrants	400,000	0.0500	N/A	N/A
Common stock warrants	2,181,819	0.0550	N/A	N/A
Common stock warrants	2,000,000	0.0600	N/A	N/A
Common stock warrants	4,269,838	0.0625	N/A	N/A
Common stock warrants	571,429	0.0700	N/A	N/A
Common stock warrants	666,666	0.0900	N/A	N/A
Common stock warrants	416,667	0.1200	N/A	N/A
Common stock warrants	1,200,000	0.2500	N/A	N/A
Common stock warrants	833,333	0.2700	N/A	N/A
Common stock warrants	333,333	0.3000	N/A	N/A
Common stock warrants	153,846	0.3250	N/A	N/A
Common stock warrants	1,028,570	0.3500	N/A	N/A
$10,000, 10% Convertible promissory note	22,222	0.4500	N/A	N/A
8% Convertible promissory notes	10,550,214	(1)	N/A	N/A
Total	36,658,270

(1)	The principal amount of convertible promissory notes outstanding, none of which were eligible for conversion at December 31, 2012, was $120,000. The conversion rate is variable as it is equal to the average of the three lowest closing bid prices during the ten trading days prior to the date of conversion. The actual number of shares underlying these convertible instruments will likely vary from the number assumed above. The number of shares underlying these convertible notes was determined based on the three lowest closing bid prices during the ten trading days prior to December 31, 2012.

For the years ended December 31, 2013 and 2012, none of the potentially issuable shares of common stock were assumed to be converted because the Company incurred a net loss in those years and the effect of including them in the calculation would have been anti-dilutive.

F-51

Coates International, Ltd.

Notes to Financial Statements - (Continued)

20. STOCK OPTIONS

The Company’s 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Company’s board in October 2006. In September 2007, the Stock Plan, by consent of George J. Coates, majority shareholder, was adopted by our shareholders. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, if any. Under the Stock Plan, the Company may grant options that are intended to qualify as incentive stock options (“incentive stock options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive stock options (“non-statutory options”), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of the Company. A total of 12,500,000 shares of common stock may be issued upon the exercise of options or other awards granted under the Stock Plan.  The maximum number of shares with respect to which awards may be granted during any one year to any employee under the Stock Plan shall not exceed 25% of the 12,500,000 shares of common stock covered by the Stock Plan.

The Stock Plan is administered by the board and the Compensation Committee.  Subject to the provisions of the Stock Plan, the board and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of common stock or by any other method approved by the board or Compensation Committee.  Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of the Company, by merger or otherwise, the board shall, as to outstanding awards (on the same basis or on different bases as the board shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation, or (c) such other securities or other consideration as the board deems appropriate, the fair market value of which (as determined by the board in its sole discretion) shall not materially differ from the fair market value of the shares of common stock subject to such awards immediately preceding the acquisition. In addition to, or in lieu of the foregoing, with respect to outstanding stock options, the board may, on the same basis or on different bases as the board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the board in its sole discretion) for the shares subject to such stock options over the exercise price thereof.  Unless otherwise determined by the board (on the same basis or on different bases as the board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The board or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

In December 2013, options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.042 per share were granted to Barry C. Kaye. These options become vested in December 2014 and expire in December 2028.

In June 2012, options to purchase 1,815,000, 3,125,000 and 667,000 shares of the Company’s common stock at an exercise price of $0.06 per share were granted to George J. Coates, Dr. Richard W. Evans and Dr. Frank J. Adipietro, respectively. These options became fully vested June 2013 and expire June 2027.

The estimated fair value of stock options granted during the years ended December 31, 2013 and 2012 was $4,000 and $358,000, respectively. The estimated fair value of 5,607,000 and 3,800,000 stock options which vested during the years ended December 31, 2013 and 2012 was $358,000 and $917,000, respectively. The estimated fair value of 100,000 nonvested stock options at December 31, 2013 was $4,000. Total compensation cost related to nonvested stock options at December 31, 2013 that has not been recognized was $4,000. This non-cash compensation expense will be recognized in the future over a remaining weighted average period of approximately 11 months.

F-52

Coates International, Ltd.

Notes to Financial Statements - (Continued)

For the years ended December 31, 2013 and 2012, the Company recorded non-cash stock-based compensation expense amounting to $179,000 and $714,000, respectively, relating to stock option grants. For the years ended December 31, 2013 and 2012, $15,000 and $229,000, respectively, of this amount was allocated to research and development expenses and $164,000 and $485,000, respectively, of this amount is included in general and administrative expenses in the accompanying statements of operations.

A summary of the activity in the Company’s Stock Option Plan is as follows:

	Exercise Price Per Share	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price	Weighted Average Fair Value Per Stock Option at Date of Grant
Balance, 1/1/12	0.25 -1.00	6,090,000	12	2,290,000	0.320	0.280
Stock options granted	0.060	5,607,000	15	-	0.060	0.060
Vested	0.240	-	14	1,800,000	0.240	0.240
Vested	0.250	-	14	2,000,000	0.250	0.240
Balance, 12/31/12	0.600 -1.000	11,697,000	12	6,090,000	0.194	0.180
Stock options granted	0.042	100,000	15	-	0.042	0.042
Vested	0.240	-	14	5,607,000	0.240	0.240
Balance, 12/31/13	0.042 – 1.000	11,797,000	12	11,697,000	0.193	0.179

The weighted average fair value of the Company's stock options was estimated using the Black-Scholes option pricing model which requires highly subjective assumptions including the expected stock price volatility. These assumptions were as follows:

●	Historical stock price volatility	139% - 325%
●	Risk-free interest rate	0.21%-4.64%
●	Expected life (in years)	4
●	Dividend yield	0.00

The valuation assumptions were determined as follows:

●	Historical stock price volatility: The Company utilized the volatility in the trading of its common stock computed for the 12 months of trading immediately preceding the date of grant for options granted in 2013 and 2012.

●	Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of the grant for a period that is commensurate with the assumed expected option life.

●	Expected life: The expected life of the options represents the period of time options are expected to be outstanding. The Company has very limited historical data on which to base this estimate. Accordingly, the Company estimated the expected life based on its assumption that the executives will be subject to frequent black out periods during the time that the stock options will be exercisable and based on the Company’s expectation that it will complete its research and development phase and commence its initial production phase. The vesting period of these options was also considered in the determination of the expected life of each stock option grant.

●	No expected dividends.

F-53

Coates International, Ltd.

Notes to Financial Statements - (Continued)

The following table sets forth information with respect to stock options outstanding at December 31, 2013:

Name	Title	Number of Shares of Common Stock Underlying Stock Options		Exercise Price per Share	Option Expiration Date

George J. Coates	Chairman, Chief Executive Officer and President	1,000,000 50,000 275,000 1,800,000 1,815,000	(1) (1) (1) (1) (1)	$0.440 0.430 0.400 0.250 0.060	10/23/2021 11/4/2024 11/17/2025 7/25/2026 6/24/2027
Gregory Coates	Director and President, Technology Division	500,000 1,800,000	(1) (1)	0.440 0.240	10/23/2021 8/8/2026
Barry C. Kaye	Director, Treasurer and Chief Financial Officer	125,000 100,000	(1) (2)	0.440 0.042	10/18/2021 12/11/2028
Dr. Frank J. Adipietro	Non-employee Director	25,000 50,000 85,000 667,000	(1) (1) (1) (1)	0.440 0.430 0.400 0.060	3/28/2022 11/3/2024 11/17/2025 6/24/2027
Dr. Richard W. Evans	Non-employee Director and Secretary	25,000 50,000 200,000 3,125 000	(1) (1) (1) (1)	0.440 0.390 0.250 0.060	3/28/2022 12/27/2024 2/15/2026 6/20/2027
Dr. Michael J. Suchar	Non-employee Director	25,000	(1)	0.440	3/28/2022
Richard Whitworth	Non-employee Director	25,000	(1)	0.440	3/28/2022
William Wolf. Esq.	Outside General Counsel	25,000	(1)	0.440	4/4/2022
Company Supplier	Company Supplier	30,000	(1)	1.000	10/7/2015

(1) These stock options are fully vested.

(2) These options will fully vest in December 2014.

21. INVESTMENT AGREEMENT WITH DUTCHESS OPPORTUNITY FUND II, L.P.

In June 2011, the Company entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess committed to purchase, in a series of purchase transactions (“Puts”) registered shares of the Company’s common stock over a period of up to thirty-six (36) months. In accordance with this agreement, 17,500,000 shares of the Company’s common stock were registered for resale Form S-1 with the SEC.

The amount that the Company is entitled to request with each Put delivered to Dutchess is equal to, at its option, either (i) two hundred percent (200%) of the average daily volume (U.S. market only) of its common stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or (ii) (x) the lesser of the value of the unsold registered shares under the equity line of credit based on the closing price of the common stock on the day prior to the Put Notice, or (y) five hundred thousand dollars ($500,000). The purchase price to be paid by Dutchess for the shares of common stock covered by each Put will be equal to ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date (the “Pricing Period”). “Put Notice Date” is the trading day immediately following the day on which Dutchess receives a Put Notice from the Company. During the years ended December 31, 2013 and 2012, the Company sold 3,618,676 and 2,256,677 shares of its common stock, respectively, under this equity line of credit and received proceeds of $156,000 and $259,000, respectively.

In connection with the Investment Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the Registration Rights Agreement, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) which became effective in August 2011, covering 17,500,000 shares of the common stock underlying the Investment Agreement. The effectiveness of the registration statement temporarily lapsed in 2012 as it no longer contained current financial statements as required by SEC rules and regulations. In April 26, 2013, an amendment was filed with the SEC to provide the current financial statement information and the effectiveness of the registration statement was reinstated.

As of December 31, 2013, there remained 11,614,647 unsold registered shares of common stock in connection with this equity line of credit arrangement.

F-54

Coates International, Ltd.

Notes to Financial Statements - (Continued)

22. PLACEMENT AGENCY AGREEMENT WITH STONEGATE SECURITIES, INC.

The Company entered into a placement agent agreement with Stonegate Securities, Inc. (“Stonegate”) to act as its placement agent. Stonegate has the right during the Contract Period to identify for the Company prospective Purchasers in one or more Placements of Securities, the type and dollar amount being as mutually agreed to by the parties. The term of the agreement shall continue until cancelled by either party upon ten (10) days written notice.

As compensation for services rendered by Stonegate in connection with the successful placements, the Company has agreed to pay Stonegate a fee of eight percent (8%) of the gross proceeds from the sale of Securities it places.  No fees shall be due and payable in connection with sales of Securities placed with investors not introduced to the Company by Stonegate or by a direct or indirect party previously introduced to the Company as a result of the efforts of Stonegate.

Upon closing of a Placement, the Company is required to issue to Stonegate restricted shares of common stock of the Company in an amount equal to two percent (2%) of the total number of shares of common stock sold, and/or in the event of a sale of convertible securities, the number of shares of common stock that would be potentially received upon a conversion of any convertible securities sold in the Placement.  The number of such shares to be issued would be reduced by 200,000 shares of common stock originally issued to Stonegate upon execution of this agreement.

The Company shall also reimburse Stonegate for reasonable, actual out-of-pocket expenses incurred by Stonegate, provided, however, that such amount in total shall not exceed one percent (1%) of the gross proceeds of securities placed pursuant to this placement agent agreement. At this time, there have been no private placement transactions undertaken with the assistance of Stonegate.

23. INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

Deferred tax assets increased by $834,000 and $1,470,000 for the years ended December 31, 2013 and 2012, respectively. These amounts were fully offset by a corresponding decrease in the tax valuation allowance resulting in no net change in deferred tax assets, respectively, during these periods.

No liability for unrecognized tax benefits was required to be reported at December 31, 2013 and 2012.  Based on the Company's evaluation, it has concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements.  The Company's evaluation was performed for tax years ended 2009 through 2012, the only periods subject to examination.  The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate that adjustments, if any, will result in a material change to its financial position. For the years ended December 31, 2013 and 2012, there were no penalties or interest related to the Company’s income tax returns.

Total deferred tax assets and valuation allowances are as follows at December 31:

	2013	2012

Current deferred tax asset - inventory reserve	$195,000	$195,000

Non-Current Deferred Tax Assets:
Net operating loss carryforwards	6,201,000	5,774,000
Stock-based compensation expense	1,688,000	1,436,000
Accrued liabilities not paid	481,000	492,000
Deferred compensation not paid within 2.5 months	115,000	-
Accrued interest on notes to related parties	115,000	64,000
Total long-term deferred tax assets	8,600,000	7,766,000
Total deferred tax assets	8,795,000	7,961,000
Less: valuation allowance	(8,795,000)	(7,961,000)
Net deferred tax assets	$-	$-

F-55

Coates International, Ltd.

Notes to Financial Statements - (Continued)

The differences between income tax (benefit) provision in the financial statements and the income tax (benefit) provision computed at the U.S. Federal statutory rate of 34% at December 31 are as follows:

	2013	2012

Federal tax provision (benefit) at the statutory rate	34.0%	34.0%
State income tax provision (benefit), net of federal benefit	(2.7)	(2.7)
Net change in net operating loss carryforwards	(15.5)	(16.6)
Stock-based compensation expense	(9.1)	(15.6)
Accrued interest not deductible for tax return purposes	(6.0)	(1.2)
Deferred compensation not paid within 2.5 months	(4.2)	-
(Increase) Decrease in estimated fair value of embedded derivative liabilities	(3.1)	2.9
Provision for slow-moving and obsolete inventory	-	(2.1)
Accrued liabilities not deductible for tax return purposes	0.4	(1.1)
Officer’s life insurance	(0.2)	-
Total	(6.4)	(2.4)
Valuation allowance	6.4	2.4
Effective tax rate	0.0%	0.0%

At December 31, 2013, the Company had available, $16,677,000 of net operating loss carryforwards which may be used to reduce future federal taxable income, expiring between 2018 and 2032. At December 31, 2013, the Company had available $7,835,000 of net operating loss carryforwards which may be used to reduce future state taxable income, expiring between 2014 and 2033.

24. RELATED PARTY TRANSACTIONS

Issuances of Common Stock and Warrants

Issuances of common stock and common stock warrants to related parties during the years ended December 31, 2013 and 2012 to related parties are discussed in detail in Note 15.

Issuances of common stock under anti-dilution arrangements to George J. Coates during the year ended December 31, 2012 are discussed in detail in Note 15.

Conversions of promissory notes to related parties converted into restricted shares of the Company’s common stock are discussed in detail in Note 12.

Issuances of Promissory Notes

Issuances of promissory notes to related parties during the years ended December 31, 2013 and 2012 to related parties are discussed in detail in Note 12.

The promissory notes to related parties are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly.

At December 31, 2013, interest accrued but not paid on outstanding promissory notes to related parties, aggregated $230,000.

F-56

Coates International, Ltd.

Notes to Financial Statements - (Continued)

Stock Options Granted

Stock options granted to related parties during the years ended December 31, 2013 and 2012 are discussed in detail in Note 20.

Issuance of Preferred Stock to George J. Coates

Shares of Series A Preferred Stock awarded to George J. Coates during the year ended December 31, 2013 is discussed in detail in Note 15.

Personal Guaranty and Stock Pledge

George J. Coates has pledged certain of his shares of common stock of the Company to the extent required by the lender and provided a personal guaranty as additional collateral for a mortgage loan on the Company’s headquarters facility.

Compensation and Benefits Paid

The approximate amount of compensation and benefits, all of which were approved by the board, paid to George J. Coates, Gregory Coates and Bernadette Coates, exclusive of stock-based compensation for restricted shares of common stock awarded to George J. Coates and non-cash, stock-based compensation for employee stock options granted to George J. Coates and Gregory Coates, for the years ended December 31, 2013 and 2012, is summarized as follows:

	2013	2012
George J. Coates (a)(b)(c)(d)(e)(f)(g)	$29,000	$277,000
Gregory Coates (a)(h)	169,000	173,000
Bernadette Coates (i)	15,000	77,000

(a)	Includes compensation paid in 2012 for vacation earned but not taken.
(b)	For the year ended December 31, 2013, George J. Coates earned additional base compensation of $231,000, payment of which is being deferred until the Company has sufficient working capital. This amount is included in deferred compensation in the accompanying balance sheet at December 31, 2013.
(c)	During the year ended December 31, 2013, George J. Coates was awarded 14,142,085 unregistered shares of the Company’s common stock for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares, based on the closing trading price of the stock on the dates of issuance was $430,000 which was charged to stock-based compensation expense for the the year ended December 31, 2013. On August 30, 2013, these shares were voluntarily returned to the Company for cancellation, upon which the shares were restored to the authorized, but unissued status.
(d)	In January 2013, the Company issued 20,895,046 unregistered shares of its common stock to George J. Coates in satisfaction of a deferred compensation liability consisting of 20,275,046 shares for anti-dilution protection for the year ended December 31, 2012 and a 620,000 share stock award originally granted in 2011. The value of these shares, based on the closing trading price on the dates of the anti-dilution or the date of the stock award was $1,761,000, of which $1,674,000 and $87,000 was charged to stock-based compensation expense during the years ended December 31, 2012 and 2011, respectively. On August 30, 2013, these shares were voluntarily returned to the Company for cancellation, upon which the shares were restored to the authorized, but unissued status.
(e)	During the year ended December 31, 2013, George J. Coates was awarded 68,590 unregistered shares of the Company’s Series A Preferred Stock for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares was $170,000.
(f)	Excludes compensation in 2012 consisting of 20,275,046 restricted shares of common stock awarded to George J. Coates pursuant to an anti-dilution arrangement in effect during the year ended December 31, 2012. Of this amount, 18,593,313 shares of common stock were initially issued throughout 2012. In December 2012, these shares were cancelled and restored to unissued status. The entire 20,275,046 shares of common stock awarded in 2012 were then reissued in January 2013. The estimated fair value of these shares was $1,674,000, which amount is included in stock-based compensation expense in the accompanying statement of operations for the year ended December 31, 2012.
(g)	Excluded from the amounts reported above for 2012 are 1,815,000 stock options with an exercise price of $0.06 per share. The estimated fair value of these stock options on the date of grant was $116,000.
(h)	During the year ended December 31, 2012, the Company recorded stock-based compensation expense amounting to $252,000 in connection with employee stock options granted to Gregory Coates in 2011.
(i)	For the year ended December 31, 2013, Bernadette Coates earned additional base compensation of $57,000, payment of which is being deferred until the Company has sufficient working capital. This amount is included in deferred compensation in the accompanying balance sheet at December 31, 2013.

F-57

Coates International, Ltd.

Notes to Financial Statements - (Continued)

During the year ended December 31, 2013 and 2012, Barry C. Kaye, Treasurer and Chief Financial Officer was paid compensation of $40,000 and $67,000, respectively. For the year ended December 31, 2013, Mr. Kaye earned compensation of $120,000 which was not paid and is being deferred until the Company has sufficient working capital to remit payment to him. This amount is included in accounts payable and accrued liabilities in the accompanying balance sheet at December 31, 2013.

25. CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table summarizes our contractual obligations and commitments at December 31, 2013:

		Due Within
	Total	2014	2015	2016
Mortgage loan payable	$1,513,000	$1,513,000	$-	$-
Promissory notes to related parties	603,000	603,000	-	-
Convertible promissory notes	272,000	272,000	-	-
Finance lease obligation	144,000	50,000	72,000	22,000
Settlement of litigation	85,000	75,000	10,000	-
10% promissory note	10,000	10,000	-	-
Total	$2,627,000	$2,523,000	$82,000	$22,000

Total non-cash compensation cost related to nonvested stock options at December 31, 2013 that has not been recognized was $4,000. This compensation expense will be recognized in the future over a remaining weighted average period of approximately 11 months.

26. LITIGATION AND CONTINGENCIES

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit against the Company in January 2008 in which he asserted that the Company was liable to him for breach of an employment contract. On August 30, 2013, the parties executed a settlement agreement. The settlement provides that the Company pay the plaintiff $125,000 in five installments of $40,000, $25,000, $25,000, $25,000 and $10,000 due on November 28, 2013 and the 15th day of March 2014, June 2014, September 2014 and February 2015, respectively. The parties also executed mutual releases. The remaining unpaid balance of the settlement of $85,000 is included in accounts payable and accrued liabilities on the accompanying balance sheet at December, 2013. In the event that the Company is delinquent in the payment of any installment, the total amount of the judgment may be increased up to $200,000.

The Company is not a party to any other litigation that is material to its business.

27. RECENTLY ISSUED ACCOUNTING STANDARD

In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” This update requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, unless the net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under applicable tax law or if the company does not intend to use the tax benefit towards the settlement of a disallowed tax position, if any.

This standard will become effective for interim periods and fiscal years beginning on or after December 15, 2013. Adoption of this standard is not expected to have a material effect on the Company’s financial statements.

F-58

Coates International, Ltd.

Notes to Financial Statements - (Continued)

28. SUBSEQUENT EVENTS

Private Sales of Shares of Common Stock and Common Stock Warrants

Subsequent to year end, the Company issued 7,339,286 unregistered, restricted shares of common stock, 6,625,000 common stock warrants to purchase one share of restricted common stock at a price per share of $0.04 and 714,286 common stock warrants to purchase one share of restricted common stock at a price per share of $0.035 to the son of Dr. Richard W. Evans, a director in consideration for $290,000. This transaction was a private sale of unregistered, restricted securities.

Issuance of Convertible Note

Subsequent to year-end, the Company entered into an agreement whereby it is permitted to issue in a series of tranches up to $100,000 of convertible promissory notes which bear interest at 12% per annum and mature on the one year anniversary of the notes. In January 2014, the Company issued a $35,000 principle amount convertible promissory note under this arrangement and received cash proceeds of $33,333. The arrangement provides for a 5% original issue discount on the principal amount of each tranche, which is netted against the amount funded to the Company. The promissory note may be prepaid at any time within the first 180 days with a 30% prepayment penalty. The lender may convert the promissory notes into shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.05 per share or 70% of the lowest trade price of the common stock during the 20 consecutive trading days prior to the date of conversion. The Company has reserved 6.5 million shares of its unissued common stock for potential conversion of the convertible note.

Conversion of Convertible Promissory Notes

Subsequent to year-end, $55,000 principal amount of the 8% convertible promissory notes, including accrued interest thereon was converted by the holder into 2,059,138, unregistered shares of the Company’s common stock.

Subsequent to year-end, $58,000 principal amount of the 12% convertible promissory notes, including accrued interest thereon was converted by the holder into 3,050,000, unregistered shares of the Company’s common stock.

Shares of Common Stock Sold to Dutchess Opportunity Fund II, LP

Subsequent to year-end, the Company sold 2,561,713 registered shares of its common stock to Dutchess under an equity line of credit and received cash of $102,000 which was used for working capital purposes.

Issuance of Anti-dilution shares to George J. Coates

Subsequent to year end, the Company issued 20,708 shares of Series A Preferred Stock to Mr. Coates representing anti-dilution shares related to newly issued shares of common stock. The estimated fair value of these shares was $52,000.

Partial Repayment of 17% Promissory Notes Issued to Related Parties

Subsequent to year-end, Company partially repaid 17% promissory notes due to George J. Coates and Bernadette Coates amounting $35,000 and $15,000, respectively.

F-59

Coates International, Ltd.

Notes to Financial Statements - (Continued)

Deferred Compensation

As of March 26, 2014, George J. Coates, Barry C. Kaye and Bernadette Coates agreed to additional deferral of their compensation amounting to $58,000, $10,000 and $16,000, respectively, bringing their total deferred compensation to $288,000, $130,000 and $72,000, respectively.

Designation of Series B Convertible Preferred Stock

In February 2014, the board of directors designated 1,000,000 shares of authorized shares of preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share. The Series B Convertible Preferred Stock does not earn any dividends and may be converted at the option of the holder at any time beginning on the second annual anniversary date after the date of issuance into One Thousand restricted shares of the Corporation’s common stock. Holders of the Series B Preferred Stock are entitled to one thousand votes per share of Series B Preferred Stock held on all matters brought before the shareholders for a vote.

In the event that either (i) the Company enters into an underwriting agreement for a secondary public offering of securities, or (ii) a change in control of the Company is consummated representing 50% more of the then outstanding shares of Company’s common stock, plus the number of shares of common stock into which any convertible preferred stock is convertible, regardless of whether or not such shares are otherwise eligible for conversion, then the Series B Preferred Stock may be immediately converted at the option of the holder into one thousand restricted shares of the Company’s common stock.

As of March 26, 2014, there were no shares of Series B Preferred Stock issued or outstanding.

F-60

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$154.56
Transfer Agent Fees	-
Accounting fees	5,000.00
Legal fees and expenses	5,000.00
Blue Sky fees and expenses	-
Total	$10,154.56

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholder, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

The following unregistered securities were sold during each of the three years ended December 31, 2013. All of the proceeds from the sales were used for general working capital purposes. All of the unregistered securities were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933.

For the year ended December 31, 2013:

During the quarter ended December 31, 2013, we issued a total of $80,000 principal amount, 8% convertible promissory notes and received net proceeds of $75,000, net of financing costs of $5,000. These notes are convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

During the quarter ended December 31, 2013, we issued two $27,500 principal amount, 10% convertible promissory notes and received net proceeds of $50,000, net of original issue discount of $2,500. These notes are convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 58% of three lowest trading price of the stock during the eighteen trading days prior to the date of conversion.

During the quarter ended December 31, 2013, we issued a $27,917 principal amount, 12% convertible promissory note and received net proceeds of $25,000, net of original issue discount of $2,917. The note is convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 58% of the lowest trading price of the stock during the twenty-five trading days prior to the date of conversion.

During the quarter ended December 31, 2013, an aggregate of $78,000 principal amount of 8% convertible promissory notes, including accrued interest was converted by the holder into 2,638,360 unregistered shares of our common stock.

During the quarter ended December 31, 2013, an aggregate of $58,368 principal amount of a 12% convertible promissory, including accrued interest was converted by the holder into 2,350,000 unregistered shares of our common stock.

In December 2013, we sold 500,000 restricted shares of our common stock and 500,000 common stock warrants to purchase one share of our common stock at an exercise price of $0.04 per share in consideration for $20,000 received from the son of Richard W. Evans, a director.

In December 2013, we issued 666,667 restricted shares of common stock upon exercise of a stock purchase warrant and received net proceeds of $10,000 from the son of Richard W. Evans, a director.

During the quarter ended September 30, 2013, in a series of transactions, we made private sales, pursuant to stock purchase agreements of 333,333 unregistered shares of our common stock and 333,333 five-year, common stock warrants to purchase one unregistered share of our common stock at an exercise price of $0.03 per share in consideration for $10,000 received from the son of Dr. Richard W. Evans, a director.

During the quarter ended September 30, 2013, in a series of transactions, we issued 1,928,763 unregistered shares of our common stock to George J. Coates for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares, based on the closing trading price of the stock on the dates of issuance was $98,139. In August 2013, these shares were voluntarily returned by Mr. Coates for cancellation.

On September 20, 2013, the holder of a 12% convertible promissory note converted an $8,700 portion of the convertible promissory note into, 400,000 unregistered shares of common stock.

On August 8, 2013, we issued a $53,000 principal amount, 8% convertible promissory note to an accredited investor and received cash proceeds of $50,000, net of closing costs. The lender may convert the promissory notes into unregistered shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

On August 14, 2013, we issued a $28,000 principal amount, 12% convertible promissory note to another accredited investor and received cash proceeds of $25,000. The lender may convert the promissory notes into unregistered shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.035 per share or 60% of the lowest trading price of the common stock in the 25 trading days prior to the date of conversion.

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During the quarter ended June 30, 2013, in a series of transactions, we made private sales, pursuant to stock purchase agreements of 2,833,334 unregistered shares of our common stock and 2,833,334 five-year common stock warrants to purchase one unregistered share of our common stock at exercise prices ranging from $0.015 to $0.025 per share in consideration for $60,000 received from the son of Dr. Richard W. Evans, a director.

During the quarter ended June 30, 2013, in a series of transactions, we issued 5,507,876 unregistered shares of our common stock to George J. Coates for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares, based on the closing trading price of the stock on the dates of issuance was $119,000.

During the quarter ended June 30, 2013, we issued a total of $75,000 principal amount, 8% convertible promissory notes, respectively, to an accredited investor and received cash proceeds of $70,000, net of closing costs. The lender may convert the promissory notes into unregistered shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

On June 2, 2013, we issued a $28,000 principal amount, 12% convertible promissory note to an accredited investor and received cash proceeds of $25,000. The lender may convert the promissory notes into unregistered shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.035 per share or 60% of the lowest trading price of the common stock in the 25 trading days prior to the date of conversion.

During the quarter ended March 31, 2013, in a series of transactions, we made private sales, pursuant to stock purchase agreements of 999,999 shares of our common stock and 2,000,001 common stock warrants to purchase one share of our common stock at an exercise price of $0.035 per share in consideration for $35,000 received from the son of Dr. Richard W. Evans, a director.

During the quarter ended March 31, 2013, in a series of transactions, we issued 6,705,446 shares of our common stock to George J. Coates for anti-dilution protection related to new shares of common stock issued in 2013. The estimated value of these shares, based on the closing trading price of the stock on the dates of issuance was $203,000.

In March 2013, we issued a $67,000 principle amount convertible promissory note and received cash proceeds of $60,000. The lender may convert the promissory note into shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.035 per share or 60% of the lowest trading price of the common stock in the 25 trading days prior to the date of conversion.

In January 2013, we issued 20,895,046 shares of our common stock to George J. Coates in satisfaction of a deferred compensation liability consisting of 20,275,046 shares for anti-dilution protection for the year ended December 31, 2012 and a 620,000 share stock award originally granted in 2011. The value of these shares, based on the closing trading price on the dates of the anti-dilution or the date of the stock award was $1,761,000.

For the year ended December 31, 2012:

In November 2012, we issued a $32,500 principal amount, 8% convertible promissory note and received net proceeds of $30,500, net of financing costs of $2,000. The note is convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

During the quarter ended December 31, 2012, an aggregate of $74,200 principal amount of convertible promissory notes held by one noteholder, plus accrued interest of $1,700, was converted by the holder into 2,784,587 unregistered shares of our common stock.

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During the quarter ended December 31, 2012, in a series of transactions, we sold 1,528,788 restricted shares of our common stock and 2,324,242 common stock warrants to purchase one share of our common stock at exercise prices ranging from $0.045 to $0.06 per share in consideration for $80,000 received from the son of Dr. Richard W. Evans, a director.

In October 2012, we sold 384,615 restricted shares of our common stock in consideration for $25,000 to one of our directors. This transaction was a private sale of unregistered, restricted securities pursuant to a stock purchase agreement.

During the quarter ended September 30, 2012, an aggregate of $52,000 principal amount of a convertible promissory notes, plus interest thereon amounting $2,040, were converted by the holder into 1,459,003 unregistered shares of our common stock.

During the quarter ended September 30, 2012, in a series of transactions, we sold 1,295,454 restricted shares of our common stock, 1,500,000 common stock warrants to purchase one share of our common stock at an exercise price of $0.06 per share and 1,090.910 common stock warrants to purchase one share of our common stock at an exercise price of $0.055 per share in consideration for $75,000 received from the son of Dr. Richard W. Evans, a director.

During the quarter ended September 30, 2012, we issued a total of $75,000 principal amount, 8% convertible promissory notes and received net proceeds of $71,000, net of financing costs of $4,000. These note are convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

During the quarter ended September 30, 2012, in a series of transactions, we issued 2,784,457 restricted shares of common stock to George J. Coates pursuant to an anti-dilution agreement.

In the second quarter of 2012, an aggregate of $104,000 principal amount of a convertible promissory notes, plus interest thereon amounting $4,160, were converted by the holder into 2,445,221 unregistered shares of our common stock.

In the second quarter of 2012, in a series of transactions, we sold 2,733,133 restricted shares of our common stock, 416,667 common stock warrants to purchase one share of our common stock at an exercise price of $0.12 per share, 666,666 common stock warrants to purchase one share of our common stock at an exercise price of $0.09 per share, 544,583 common stock warrants to purchase one share of our common stock at an exercise price of $0.07 per share and 4,269,838 common stock warrants to purchase one share of our common stock at an exercise price of $0.0625 per share in consideration for $200,000 received from the son of Dr. Richard W. Evans, a director.

In the June 2012, we sold 166,666 restricted shares of our common stock in consideration for $10,000 to one of our directors.

In the second quarter of 2012, we issued a total of $85,000 principal amount, 8% convertible promissory notes and received net proceeds of $81,000, net of financing costs of $4,000. These note are convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In April 2012, we issued 620,000 restricted shares of our common stock to George J. Coates and 1,340,000 restricted shares of our common stock to two of our directors representing deferred compensation that was previously charged to stock-based compensation expense in 2011.

In the second quarter of 2012, in a series of transactions, we issued 9,226,216 restricted shares of common stock to George J. Coates pursuant to an anti-dilution agreement.

During the three months ended March 31, 2012, in a series of transactions, we issued 3,638,566 unregistered shares of common stock to George J. Coates pursuant to an anti-dilution agreement.

In March 2012, an aggregate of $52,000 principal amount of a convertible promissory note, plus interest thereon amounting $2,080, was converted by the holder into 647,382 unregistered shares of our common stock.

In March 2012, 190,185 unregistered shares of our common stock were sold to the son of Dr. Richard W. Evans, a director in consideration of 185,185 tradable shares of common stock which were used to make a non-cash payment for services rendered to us.

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In January 2012, we issued a $52,000 principal amount, 8% convertible promissory note and received net proceeds of $50,000, net of financing costs of $2,000. The note is convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In January 2012, an aggregate of $78,500 principal amount of a convertible promissory note, plus interest thereon amounting $3,640, was converted by the holder into 1,079,322 unregistered shares of our common stock.

For the year ended December 31, 2011:

In November 2011, we issued a $52,000 principal amount, 8% convertible promissory note and received net proceeds of $50,000, net of financing costs of $2,000. The note is convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In November 2011, an aggregate of $100,000 principal amount of a convertible promissory note, plus interest thereon amounting $4,000, was converted by the holder into 1,146,532 unregistered shares of our common stock.

In October 2011, we issued a $52,000 principal amount, 8% convertible promissory note and received net proceeds of $50,000, net of financing costs of $2,000. The note is convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In September 2011, we issued a $52,000 principal amount, 8% convertible promissory note and received net proceeds of $50,000, net of financing costs of $2,000. The note is convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In a series of transactions during 2011, we issued to George J. Coates, our President and Chief Executive Officer, a total of 8,882 shares of Series A Preferred Stock, par value $0.001 per share pursuant to anti-dilution provisions in effect.

In a series of transactions during 2011, we sold 1,930,036 shares of our common stock, 800,000 common stock warrants to purchase one share of our common stock at an exercise price of $0.25 per share, 833,333 common stock warrants to purchase one share of our common stock at an exercise price of $0.27 per share, 153,846 common stock warrants to purchase one share of our common stock at an exercise price of $0.325 per share and 142,857 common stock warrants to purchase one share of our common stock at an exercise price of $0.35 per share in consideration for $525,000 received from the son of Dr. Richard W. Evans, a director.

In September 2011, we issued a $52,000 principal amount, 8% convertible promissory note and received net proceeds of $50,000, net of financing costs of $2,000. The note is convertible into unregistered shares of our common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In August 2011, an aggregate of $32,500 principal amount of a convertible promissory note, plus interest thereon amounting $1,000, was converted by the holder into 224,987 unregistered shares of our common stock.

In August 2011, we granted stock options to purchase 1,800,000 shares of our common stock at an exercise price of $0.25 per share to Gregory Coates, President of the Technology Division.

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In July 2011, 50,000 shares of Series A Preferred Stock, par value $0.001 per share were issued to George J. Coates, our President and Chief Executive Officer. These shares were issued in lieu of compensation.

In July 2011, we granted stock options to purchase 1,800,000 shares of our common stock at an exercise price of $0.25 per share to George J. Coates, our President and Chief Executive Officer.

In July 2011, we issued $78,500 principal amount of 8% convertible promissory notes and received net proceeds of $75,000, net of financing costs of $3,500. The notes are convertible into shares of unregistered common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In June 2011, an aggregate of $58,000 principal amount of a convertible promissory note, plus interest thereon amounting $3,000, was converted by the holder into 236,986 unregistered shares of our common stock.

In May 2011, we issued $100,000 principal amount of 8% convertible promissory notes and received net proceeds of $96,500, net of financing costs of $3,500. The notes are convertible into shares of unregistered common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In April 2011, an aggregate of $52,000 principal amount of the convertible promissory notes, plus interest thereon amounting $3,000, was converted by the holder into 554,511 unregistered shares of our common stock.

In April 2011, by mutual agreement between us and two of our directors, promissory notes held by these directors amounting to $250,000, plus accrued interest thereon of $70,000 were converted into 1,869,570 shares of our common stock at a conversion rate of $0.171 per share.

In March 2011, by mutual agreement between us and The Coates Trust, a trust owned and controlled by George J. Coates, promissory notes issued to The Coates Trust amounting to $180,000, plus accrued interest thereon of $18,000 were converted into 1,165,507 shares of our common stock at a conversion rate of $0.170 per share.

In February and March 2011, an aggregate of $94,000 principal amount of convertible promissory notes, plus interest thereon amounting $3,000, was converted by the holder into 883,434 unregistered shares of our common stock.

In January 2011, we issued $32,500 principal amount of convertible notes. The notes are convertible into shares of unregistered common stock at any time beginning six months after issuance. The conversion rate is equal to 61% of the average of the three lowest closing bid prices of the stock during the ten trading days prior to the date of conversion.

In February 2011, we sold 200,000 shares of our common stock in consideration for $50,000 to Dr. Richard W. Evans, a director. This transaction was a private sale of unregistered, restricted securities pursuant to a stock purchase agreement.

All of the above shares were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933.

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ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibits
3.1	Restated Certificate of Incorporation of Coates International, Ltd. [Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155].
3.1(i)	Certificate of Amendment to Certificate of Incorporation of Coates International, Ltd. filed with the Secretary of State of Delaware on May 22, 2000 [Incorporated by reference to Exhibit 3.1(i) to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155].
3.1(ii)	Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on August 31, 2001 [Incorporated by reference to Exhibit 3.1(ii) to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155].
3.2	Bylaws of Coates International, Ltd. [Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155].
3.3	Certificate of Designation of Series A Preferred Stock [Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012].
3.4	Amendment to Certificate of Designation of Series A Preferred Stock [Incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012].
3.5	Code of Business Conduct and Ethics [Incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012].
5.1	Opinion of Counsel
10.1	License Agreement, dated September 29, 1999, with Well to Wire Energy, Inc. [Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement and amendments thereto filed on Form 10-SB with the Securities and Exchange Commission, File No. 000-33155].
10.2	Amendment No. 1 to License Agreement with Well to Wire Energy Inc. dated April 6, 2000 [Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement and amendments thereto filed on Form 10-SB with the Securities and Exchange Commission, File No. 000-33155].
10.3	Amendment No. 2 to License Agreement with Well to Wire Energy Inc. dated July 21, 2000 [Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement and amendments thereto filed on Form 10-SB with the Securities and Exchange Commission, File No. 000-33155].
10.4	Confirmation Letter between the Coates and Well to Wire Energy Inc. dated July 7, 2006 [Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006].
10.5	2006 Employee Stock Option and Incentive Plan adopted on October 25, 2006 [Incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005].
10.6	Amended and Restated License Agreement between the Coates and George J. Coates and Gregory Coates dated April 6, 2007 [Incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006].
10.7	Placement Agency Agreement between the Company and Stonegate Securities, Inc. dated December 21, 2007 [Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2008].
10.8	License Agreement between the Company and Well to Wire Energy, Inc. dated January 29, 2008 and executed on April 7, 2008 [Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2008].
10.9	Escrow Agreement between the Company and Well to Wire Energy, Inc. dated April 11, 2008 [Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2008].

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Exhibit Number		Description of Exhibits
10.10		Memorandum of Understanding dated February 8, 2010 among the Company, Well to Wire Energy, Inc. and Almont Energy, Inc. covering the consent of the Company to the assignment of the Canadian License, Research and Development Agreement, Rights to the US Licensing Agreement and the Right of First Refusal [Incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.]
10.11		Letter from Cummins confirming supply arrangement with Coates International, Ltd. [Incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 filed on June 24, 2011].
10.12		Convertible Promissory Note, dated March 20, 2013 between the Company and JMJ Financial and Amendment thereto, dated March 20, 2013 [Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.]
10.13		Sale/leaseback agreement with paradigm commercial capital group, dated August 15, 2013 [Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.]
10.14		Certificate of designation, preferences and rights of Series B Convertible Preferred Stock [Incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.]
10.15		10% convertible redeemable note, dated December 9, 2013 issued to LG Capital Funding, LLC [Incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.]
10.16		10% convertible redeemable note, dated December 9, 2013 issued to GEL Properties, LLC [Incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.]
10.17		Convertible note, dated January 16, 2014 issued to Black Mountain Equities, Inc. [Incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.]
10.18	t	Secured Convertible Promissory Note dated April 2, 2014 issued to Typenex Co-Investment, LLC
10.19	t	Securities Purchase Agreement dated April 2, 2014, between the Company and Typenex Co-Investment, LLC
10.20	t	Convertible Promissory Note dated April 14, 2014 issued to Auctus Private Equity Fund, LLC
10.21	t	Securities Purchase Agreement dated April 14, 2014 between the Company and Auctus Private Equity Fund, LLC
10.22	t	Convertible Debenture dated June 12, 2014 issued to Group 10 Holdings LLC
10.23	t	2014 Employee Stock Option and Incentive Plan adopted on May 30, 2014
10.24		Equity Purchase Agreement dated July 2, 2014, by and between the Company and Southridge Partners II, Ltd. [Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 3, 2014.
10.25		Registration Rights Agreement dated July 2, 2014, by and between the Company and Southridge Partners II, Ltd. [Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 3, 2014.
10.26	t	5% Convertible Redeemable Note, dated July 7, 2014 issued to Adar Abays, LLC
10.27	t	Securities Purchase Agreement dated July 7, 2014 between the Company and Adar Abays, LLC
23.1	t	Consent of Cowan, Gunteski & Co., P.A.
23.2	t	Consent of Counsel [filed as Exhibit 5.1 hereto].

t      Filed herewith.

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ITEM 17.     UNDERTAKINGS

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

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(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Coates International, Ltd., the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wall Township, New Jersey, on August 19, 2014.

COATES INTERNATIONAL, LTD.

By:	/s/ George J. Coates
George J. Coates,
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George J. Coates	President and Chief Executive Officer	August 19, 2014
George J. Coates

/s/ Barry C. Kaye	Principal Financial Officer and Principal	August 19, 2014
Barry C. Kaye	Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by a majority of the board of directors and on the dates indicated.

Signature	Date

/s/ George J. Coates	August 19, 2014
George J. Coates

/s/ Barry C. Kaye	August 19, 2014
Barry C. Kaye

/s/ Gregory G. Coates	August 19, 2014
Gregory G. Coates

/s/ Dr. Richard W. Evans	August 19, 2014
Dr. Richard W. Evans

/s/ Dr. Frank Adipietro	August 19, 2014
Dr. Frank J. Adipietro

/s/ Michael J. Suchar	August 19, 2014
Dr. Michael J. Suchar

/s/ Richard H. Whitworth	August 19, 2014
Richard H. Whitworth

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